As filed with the Securities and Exchange Commission on June 6, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SECURITY BANK CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	6022	58-2107916
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4219 Forsyth Road

Macon, Georgia 31210

(478) 722-6200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

H. AVERETT WALKER

Chief Executive Officer

Security Bank Corporation

4219 Forsyth Road

Macon, Georgia 31210

(478) 722-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas O. Powell Troutman Sanders LLP 600 Peachtree Street, N.E., Suite 5200 Atlanta, Georgia 30308 (404) 885-3294	Michael P. Marshall, Jr. Miller & Martin PLLC 1170 Peachtree Street, N.E., Suite 800 Atlanta, Georgia 30309 (404) 962-6442

Approximate Date of Commencement of Proposed Sale of the Securities to the Public:  Upon the merger of Homestead Bank with and into a wholly owned subsidiary of the Registrant.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $1.00 par value	1,638,500 shares	$12,079,415	$1,292.50

(1)	Reflects the maximum number of shares to be issued to shareholders of Homestead Bank.
(2)	This amount is estimated solely for purposes of calculating the registration fee. It is calculated pursuant to paragraphs (f)(2) and (f)(3) of Rule 457 under the Securities Act of 1933, as amended, and is equal to (1) the product of (a) $11.43 the per share book value of Homestead Bank common stock as of March 31, 2006 and (b) the 1,990,681 shares of Homestead Bank common stock and equivalent warrant and option shares which may be exchanged in the merger for Security Bank Corporation common stock; less (2) the cash portion of the merger consideration to be paid by the registrant in the transaction, which, based on the 20 trading-day average closing price of Security Bank Corporation’s common stock as of June 2, 2006, would be $10,674,069.05.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[Homestead Bank Logo] PROXY STATEMENT OF HOMESTEAD BANK	[Security Bank Logo] PROSPECTUS OF SECURITY BANK CORPORATION

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

The boards of directors of Homestead Bank and Security Bank Corporation have each agreed to the acquisition of Homestead by Security. In the merger, each share of Homestead common stock, other than shares held by the estate of J.B. Fuqua, a former Homestead director, and affiliates of the late J.B. Fuqua, will receive shares of Security common stock, with the exact number of shares to be determined by a complicated formula. All shares of Homestead common stock held by the estate of J.B. Fuqua and its affiliates will receive cash in lieu of shares of Security common stock, with the amount of such cash payment equal to their pro rata share of the total merger consideration, less a 2.5% discount. In addition, the equity value of Homestead stock options and warrants at closing will be converted into shares of Security common stock. In connection with the merger, Homestead also intends to pay a special cash dividend of $0.50 per share to the Homestead shareholders prior to the closing of the merger.

Security’s common stock is quoted on The Nasdaq National Market under the symbol “SBKC.” On June 2, 2006, the closing price of Security’s common stock was $22.29. If the merger had closed on that date, for each share of Homestead common stock held by shareholders other than the estate of J.B. Fuqua and its affiliates, you would have received 1.0404 shares of Security common stock with a value of approximately $23.19 per Homestead share and the estate of J.B. Fuqua, would have received cash in the amount of $24.49 per Homestead share. Shares of Homestead common stock are not traded on any securities exchange and have no established trading market. The last known sales price for a share of Homestead common stock was $23.00 on May 18, 2006. The minimum number of shares of Security common stock that will be issued in the merger is 1,597,500 shares and the maximum number that will be issued is 1,638,500 shares. However, if the average closing price of Security common stock during the 20 trading-day period ending five trading days prior to the expected closing is less than or equal to $19.45 per share and certain other market conditions exist, then Homestead may renegotiate the merger consideration with Security. If a new price is not agreed upon within 15 days, the merger agreement will terminate.

A special meeting of Homestead’s shareholders will be held on July [    ], 2006. Approval of the merger agreement requires the affirmative vote of at least two-thirds of the shares of Homestead common stock outstanding on the Record Date. The directors and executive officers of Homestead and the estate of J.B. Fuqua and its affiliates, who collectively hold the power to vote approximately 49.3% of the outstanding shares of Homestead, have signed agreements with Security to vote in favor of the merger.

Homestead’s board of directors recommends that you vote FOR approval of the merger agreement.

You should read this entire proxy statement-prospectus and the documents incorporated herein by reference carefully because they contain important information about the merger. In particular, you should read carefully the information under the section entitled “ Risk Factors,” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the securities to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Security common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated [                    ], 2006 and is first being mailed to Homestead’s shareholders on or about [                    ], 2006.

HOMESTEAD BANK

1380 Peachtree Industrial Boulevard

Suwanee, Georgia 30024

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY [    ], 2006

To the Shareholders of Homestead Bank:

Homestead Bank will hold a special meeting of shareholders at [                    ] located at [                    ], Georgia on July [    ], 2006 at [            ], local time, for the following purposes:

1.	Merger. To approve and adopt an agreement and plan of reorganization, dated April 19, 2006, between Security Bank Corporation and Homestead Bank, and to be joined by SBKC Interim Bank, pursuant to which Security will acquire Homestead through the merger of Homestead with and into SBKC Interim Bank. A copy of the merger agreement is attached to the accompanying proxy statement-prospectus as Appendix A.

2.	Other business. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only shareholders of record at the close of business on [                    ], 2006, the Record Date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the merger agreement requires the affirmative vote of two-thirds of the shares of Homestead common stock outstanding on the Record Date.

After careful consideration, your board of directors supports the merger and recommends that you vote FOR approval of the merger agreement.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the accompanying postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice of revocation to Homestead’s secretary, or by filing a properly executed proxy of a later date with Homestead’s secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting.

Homestead’s shareholders have dissenters’ rights with respect to the merger under Georgia law. Shareholders who wish to assert their dissenters’ rights and who comply with the procedural requirements of Article 13 of the Georgia Business Corporation Code will be entitled to receive payment of the fair value of their shares in cash in accordance with Georgia law. A copy of Article 13 of the Georgia Business Corporation Code is attached as Appendix C to the proxy statement-prospectus.

We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Board of Directors

Heyward Horton, Jr.

President and Chief Executive Officer

Suwanee, Georgia

[                    ], 2006

IMPORTANT NOTICE FOR HOMESTEAD’ SHAREHOLDERS

We have not authorized anyone to provide you with any information other than the information included in this proxy statement-prospectus and the documents we refer you to herein. If someone provides you with other information, please do not rely on it. This proxy statement–prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of Security or Homestead since that date that are not reflected in this document.

As used in this proxy statement-prospectus, the terms “Security” and “Homestead” refer to Security Bank Corporation and Homestead Bank, respectively, and, where the context requires, “Security” may refer to Security Bank Corporation and its subsidiaries, Security Bank of Bibb County, Security Bank of Houston County, Security Bank of Jones County, Security Bank of North Metro and Security Bank of North Fulton.

QUESTIONS AND ANSWERS

Q:	What am I being asked to vote on?

A:	You are being asked to approve the merger agreement, which provides for the acquisition of Homestead by Security through the merger of Homestead with and into SBKC Interim Bank, a wholly owned subsidiary of Security.

Q:	How does my board of directors recommend I vote on the merger?

A:	The board of directors of Homestead recommends that you vote “FOR” approval of the merger agreement.

Q:	Why is my board of directors recommending that I vote for approval of the merger agreement?

A:	Your board of directors believes the merger is a unique strategic opportunity to combine with Security, which is expected to create greater short- and long-term growth and shareholder value.

Q:	What will I receive in the merger?

A:	Total consideration with a value of approximately $50,000,000 will be issued in the merger (the “total merger consideration”). Shareholders (other than the estate of J.B. Fuqua and affiliates of the late J.B. Fuqua) and holders of options and warrants to acquire shares of Homestead common stock will be entitled to receive their pro rata portion of not less than 1,597,500 shares and not more than 1,638,500 shares of Security common stock, with the exact exchange ratio to be determined based on the market price of Security’s common stock prior to the closing of the merger. The estate of J.B. Fuqua and affiliates of the late J.B. Fuqua will be entitled to receive cash in an amount equal to their pro rata share of the total merger consideration, less a 2.5% discount. This discount amount will be distributed to the other holders of Homestead common stock, subject to the minimum and maximum shares of Security stock to be issued in the merger. However, if the average closing price of the Security common stock during the 20 trading-day period ending five trading days before the proposed effective time of the merger is less than $19.45 per share and certain other market conditions are met, then Homestead may renegotiate the merger consideration with Security. If they cannot agree on a new price within 15 business days after the proposed effective date, then the merger agreement will terminate.

The table below provides examples of what each Homestead shareholder would be entitled to receive based on the 20-day average trading price of Security’s common stock as of the dates shown below.

		Consideration Payable to Homestead Shareholders other than the Fuqua Estate
20 Trading-Day Period Ending:	Homestead Shares Held by Fuqua Estate	Shares of Security Stock per Homestead Share	Value of Shares of Security Common Stock		Cash per Homestead Shares Held by Fuqua Estate
April 18, 2006 (one day prior to date of the merger agreement)	435,870	1.0404		$25.29	$24.49
, 2006 (last practicable day prior to date of this proxy statement-prospectus)	435,870		$		$24.49

Because the exchange ratio for the number of shares of Security common stock to be received by Homestead shareholders, other than the estate of J.B. Fuqua and its affiliates, is not fixed, the number of shares you will receive for each Homestead share will fluctuate and will likely vary from the amounts shown above. Examples of the possible fluctuations in the number of shares of Security common stock that you receive are set forth under the heading “The Merger Agreement—What Homestead Shareholders Will Receive in the Merger.”

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Q:	Will Homestead still pay the proposed special dividend if the merger agreement is terminated?

A:	Homestead intends to pay a special dividend of $0.50 per share of Homestead common stock prior to the closing of the merger. In the event the merger is not consummated, Homestead does not currently anticipate that it will pay the special dividend.

Q:	Why are Homestead shares held by the estate of J.B. Fuqua and affiliates of the late J.B. Fuqua receiving different consideration in the merger?

A:	The estate of J.B. Fuqua along with its affiliates own approximately 22% of the outstanding stock of Homestead on a fully diluted basis. The boards of directors for both Security and Homestead were concerned that, for purposes of distributing the estate of J.B. Fuqua, any shares of Security common stock received in the merger by the estate would need to be liquidated. Security and Homestead were concerned that the sale of such a large number of shares over a short period of time could cause the market value of the Security common stock to decrease. As a result, after consultation with representatives of the estate, Security and Homestead agreed to cash out the shares of Homestead common stock held by these shareholders at a discount of approximately 2.5% to the value of the consideration to be received by all other Homestead shareholders, with the value of such discount being distributed to the other Homestead shareholders. As a result, although the estate of J.B. Fuqua and its affiliates own approximately 22% of the outstanding stock of Homestead on a fully diluted basis, after reducing the merger consideration otherwise payable, the estate will receive only approximately 21% of the total merger consideration value of approximately $50,000,000.

Q:	When do you expect the merger to be completed?

A:	We currently expect to complete the merger soon after the special shareholders’ meeting, assuming the Homestead shareholders approve the merger.

Q:	What should I do now?

A:	After carefully reading and considering the information in this proxy statement-prospectus, indicate on your proxy card how you want to vote, sign the card and mail it in the enclosed postage-paid envelope as soon as possible, so that your shares will be represented at the special meeting.

NOTE: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement.

Q:	What if I do not vote?

A:	If you do not vote, by either signing and sending in your proxy card or attending and voting at the special meeting, it will have the same effect as voting your shares against the merger.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will vote your shares of stock on the merger agreement only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting broker nonvote will not be counted toward a quorum and your shares will not be voted at the special meeting, which will have the same effect as voting your shares against the merger.

Q:	Can I change my vote after I deliver my proxy?

A:

Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways. First, you can revoke your proxy by giving written notice of revocation to Homestead’s secretary. Second, you can submit a new properly executed proxy with a later date with Homestead’s

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secretary, at or before the meeting. The latest proxy actually received before the meeting will be counted, and any earlier proxies will be revoked. Third, you can attend the special meeting and vote your shares in person. Any earlier proxy will be thereby revoked. However, simply attending the meeting without voting will not revoke your proxy.

Q:	Should I send in my Homestead stock certificates now?

A:	No. If the merger is completed, Registrar and Transfer Company, the exchange agent, will send all of Homestead’s shareholders written instructions for exchanging Homestead common stock certificates for the merger consideration.

Q:	Am I entitled to dissenters’ rights in connection with the merger?

A:	Yes. If you wish, you may exercise dissenters’ rights arising out of the transactions contemplated by the merger agreement and obtain a cash payment for the “fair value” of your shares under Georgia law. To exercise dissenters’ rights, you must not vote in favor of the adoption and approval of the merger agreement, and you must strictly comply with all of the applicable requirements of Georgia law summarized under the heading “Dissenters’ Rights” in this proxy statement-prospectus. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. We have included a copy of the applicable provisions of Georgia law as Appendix C to this proxy statement-prospectus.

Q:	Who can help answer my questions?

A:	If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact: Dale E. Johnson at Homestead Bank, 1380 Peachtree Industrial Boulevard, Suwanee, Georgia 30024, telephone: (770) 932-7780.

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SUMMARY

We have prepared this summary to assist you in your review of this proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement-prospectus. To understand the merger and the issuance of cash and shares of Security common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices and the documents incorporated by reference into this proxy statement-prospectus. You may obtain the information about Security that is incorporated by reference in this document, without charge, by following the instructions in the section entitled “Where You Can Find Additional Information.” We urge you to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting of Homestead’s shareholders.

Each item in this summary refers to the page of this proxy statement-prospectus document on which that subject is discussed in more detail.

The Companies (See page 52 for Security and page 54 for Homestead)

Security Bank Corporation

4219 Forsyth Road

Macon, Georgia 31210

(478) 722-6200

Security is a Georgia corporation and a bank holding company headquartered in Macon, Georgia. Security’s current banking subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, Security Bank of Jones County, Security Bank of North Metro and Security Bank of North Fulton. Security currently provides a full range of traditional banking services throughout central Georgia, in limited parts of the metropolitan Atlanta area, and in Glynn County, Georgia. Security also conducts a mortgage lending business through its wholly owned subsidiary, Fairfield Financial Services, Inc.

At March 31, 2006, Security had consolidated total assets of approximately $1.9 billion, consolidated total loans of approximately $1.5 billion, consolidated total deposits of approximately $1.5 billion and consolidated shareholders’ equity of approximately $218 million.

Homestead Bank

1380 Peachtree Industrial Boulevard

Suwanee, Georgia 30024

(770) 932-7780

Homestead is a state-chartered bank organized under Georgia law. Homestead’s office is located in the City of Suwanee, in Gwinnett County, Georgia and is a full-service commercial bank dedicated to providing superior customer service to individuals and businesses in and around Gwinnett County. As of March 31, 2006, Homestead had total assets of approximately $258.9 million, total loans of approximately $215.9 million, total deposits of approximately $214.8 million and shareholders’ equity of approximately $20.7 million.

The Merger (See page 32)

Under the terms of the merger agreement, Security will acquire Homestead through the merger of Homestead with and into SBKC Interim Bank, a subsidiary of Security to be formed for purposes of the merger. SBKC Interim Bank will be the surviving corporation and will continue its corporate existence under Georgia law and Homestead will cease to exist. In addition, SBKC Interim Bank’s name will change automatically to “Security Bank of Gwinnett County” as a result of the merger. The merger agreement is attached to this document as Appendix A and is incorporated into this proxy statement-prospectus by reference. We encourage you to read the entire merger agreement carefully, as it is the document that governs the merger.

What You Will Receive in the Merger (See page 32)

Total consideration with a value of approximately $50,000,000 will be issued in the merger (the “total merger consideration”). Shareholders, other than the estate of J.B. Fuqua and the affiliates of the late J.B. Fuqua (collectively, the “Fuqua Estate”), and holders of options and warrants to acquire shares of Homestead common stock, will be entitled to receive their pro rata portion of not less than 1,597,500 shares and not more than 1,638,500 shares of Security common stock. The Fuqua Estate will be entitled to receive cash in an amount equal to its pro rata share of the total merger consideration, less a 2.5% discount. This discount amount will be distributed to the other holders of Homestead common stock, subject to the minimum and maximum shares of Security stock to be issued in the merger. As a result of the discount, the amount of cash paid to the Fuqua Estate will equal approximately 97.5% of the estate’s pro rata share of the $50,000,000 deemed merger consideration value. The precise number of shares of Security common stock issued to shareholders of Homestead, other than the Fuqua Estate, which we refer to herein as the “stock consideration,” will be determined by dividing (A) $50,000,000 less the cash consideration paid to the Fuqua Estate for its Homestead shares, by (B) the average daily closing price of Security’s common stock for the 20 trading-day period ending on the date that is ten trading days prior to the closing of the merger. This floating exchange ratio is limited, however, by the minimum of 1,597,500 shares and the maximum of 1,638,500 shares that Security will be required to issue in the merger. However, if the average closing price of the Security common stock during the 20 trading-day period ending five trading days before the proposed effective time of the merger is less than $19.45 per share and certain other market conditions are met, then Homestead may renegotiate the merger consideration with Security. If they cannot agree on a new price within 15 business days after the proposed effective date, then the merger agreement will terminate.

The table below provides examples of what each Homestead shareholder would be entitled to receive based on the 20-day average trading price of Security’s common stock as of the dates show below, assuming 1,990,681 shares of Homestead common stock are outstanding (which includes the net equity value of outstanding options and warrants).

		Consideration Payable to Homestead Shareholders other than the Fuqua Estate
20 Trading-Day Period Ending:	Homestead Shares Held by Fuqua Estate	Shares of Security Stock per Homestead Share	Value of Shares of Security Common Stock	Cash per Homestead Shares Held by Fuqua Estate
April 18, 2006 (one day prior to date of the merger agreement)	435,870	1.0404	$25.29	$24.49
, 2006 (last practicable day prior to date of this proxy statement-prospectus)

Because the exchange ratio for the number of shares of Security common stock to be received by Homestead shareholders, other than the Fuqua Estate, is not fixed, the number of shares you will receive for each Homestead share will fluctuate and will likely vary from the amounts shown above, but the aggregate value of the shares received will remain approximately the same. The table below sets forth examples of the possible fluctuations in the number of shares of Security common stock that you will receive, assuming the average closing price for Security’s common stock is as specified below. The table also assumes no dissenters’ rights are exercised and ignores cash issued in lieu of fractional shares.

Assumed Average Closing Price of Security Common Stock(1)	Number of Shares of Security Common Stock per Homestead Share(2)	Value of Shares of Security Common Stock per Homestead Share
$24.61 or higher	1.0278	$25.29	or higher
$24.50	1.0324	$25.29
$24.40	1.0366	$25.29
$24.30	1.0409	$25.29
$24.20	1.0452	$25.29
$24.10	1.0495	$25.29
$24.01 or lower	1.0534	$25.29	or lower

(1)	The 20-day average closing price of Security common stock on June 2, 2006 was $22.35. As a result of the limitations on the minimum and maximum number of shares of Security common stock to be issued, an average trading price outside of this range will have no effect on the exchange ratio. It would, however, have an effect on the value of shares of Security common stock per Homestead share.
(2)	Excludes the 435,870 shares of Homestead common stock held by the Fuqua Estate, which will be cashed out in the merger and will not receive any shares of Security common stock.

In connection with the merger, Homestead also intends to pay a special dividend of $0.50 per share to the Homestead shareholders prior to the closing of the merger.

Each share of Homestead common stock held in the treasury of Homestead immediately prior to the effective time of the merger will be canceled and extinguished. No payment will be made with respect to such shares.

You will not receive any fractional shares of Security common stock. Instead, you will be paid cash in an amount equal to the fraction of a share of Security common stock otherwise issuable upon conversion, multiplied by the average closing price per share of Security common stock for the 20 trading-day period ending ten trading days prior to the closing date.

Effect of the Merger on Homestead Options and Warrants (See page 35)

Prior to the execution of the merger agreement, there were outstanding options to purchase 121,071 shares of Homestead common stock with a weighted average exercise price of $11.79, and warrants to purchase 185,000 shares of Homestead common stock, with a weighted average exercise price of $10.00 per share. All unexercised options and warrants held at closing will be cancelled at the merger, and the holders of those options will be entitled to receive a pro rata share of the stock consideration based on the number of equivalent warrant and option shares underlying the option or warrant. The number of equivalent warrant and option shares underlying each such award is equal to the net equivalent value of such option or warrant divided by $25.12, the deemed value of the merger consideration per share. “Net equivalent value” of an option or warrant is equal to the product of (A) $25.12 less the exercise price per share of such option or warrant and (B) the number of shares of Homestead common stock underlying such option or warrant. The Fuqua Estate does not hold any outstanding options or warrants to purchase shares of Homestead common stock.

Your Expected United States Federal Income Tax Treatment as a Result of the Merger (See page 44)

In general, Homestead shareholders that exchange Homestead common stock for Security common stock pursuant to the merger will not recognize gain or loss as a result of the exchange (other than in respect of cash received in lieu of fractional shares of Security common stock). The completion of the merger is conditioned on the receipt of a tax opinion from Troutman Sanders LLP to the effect that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that Homestead shareholders will not recognize gain or loss in connection with the exchange of their shares (except with respect to any cash received).

The Fuqua Estate will recognize gain to the extent the cash received exceeds the shareholder’s tax basis in its shares of Homestead common stock exchanged in the merger. See “Material United States Federal Income Tax Consequences of the Merger” for a more detailed discussion of the United States federal income tax consequences of the merger.

Tax laws are complex, and the tax consequences of the merger may vary depending upon your particular circumstances or treatment under United States federal income tax law. For these reasons, we recommend that you consult your tax advisor concerning the United States federal, state, local and foreign income and other tax consequences of the merger to you.

You Will Have Dissenters’ Rights as a Result of the Merger (See page 49)

If the merger is completed, those shareholders of Homestead who do not vote for the merger and who follow certain procedures as required by Georgia law and described in this proxy statement-prospectus will be entitled to exercise dissenters’ rights and receive the “fair value” of their shares in cash under Georgia law. If you assert and perfect your dissenters’ rights, you will not receive the merger consideration but will be entitled to receive the “fair value” of your Homestead shares in cash as determined in accordance with Georgia law. Appendix C includes the relevant provisions of Georgia law regarding these rights.

Reasons for the Merger (See page 21)

Homestead’s directors considered a number of factors in approving the terms of the merger, including:

•	the value of the consideration to be received by Homestead’s shareholders relative to the book value and earnings per share of Homestead common stock;

•	information concerning Security’s financial condition, results of operations and business prospects;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Security;

•	the opinion of Burke Capital Group, L.L.C. (“Burke Capital”) that the consideration to be received by Homestead’s shareholders in the merger is fair from a financial point of view;

•	the fact that the merger will enable Homestead’s shareholders to exchange their relatively illiquid shares of Homestead common stock for shares that are more widely held and actively traded, and that the exchange for Security common stock will generally be tax-free to Homestead’s shareholders (except for the amount of any cash received);

•	the alternatives to the merger, including remaining an independent institution;

•	the expanded range of banking services that the merger will allow Homestead to provide its customers; and

•	the competitive and regulatory environment for financial institutions generally.

Opinion of Homestead’s Financial Advisor (See page 22)

In deciding to approve the merger, the board of directors of Homestead considered the opinion of its financial advisor, Burke Capital. Burke Capital, an investment banking and financial advisory firm with a national reputation, has given a fairness opinion to the Homestead board of directors that the terms of the merger are fair, from a financial point of view, to the shareholders of Homestead. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Burke Capital considered relevant. The fairness opinion is attached to this proxy statement-prospectus as Appendix B. We urge all shareholders of Homestead to read the entire opinion, which describes the procedures followed, matters considered and limitations on the review undertaken by Burke Capital in providing its opinion.

Your Board of Directors Recommends Shareholder Approval of the Merger (See page 19)

The board of directors of Homestead has unanimously approved the merger agreement and believes that the merger is in the best interests of Homestead’s shareholders. The board recommends that you vote FOR approval of the merger agreement.

Information About the Shareholders’ Meeting (See page 18)

A special meeting of the shareholders of Homestead will be held on [            ], 2006, at             , local time. The meeting will be held at [            ] located at [                            ], Georgia. At the meeting, the shareholders of Homestead will vote on the merger agreement described above and in the notice for the meeting. If you approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger soon after the special shareholders’ meeting.

Quorum and Vote Required at the Meeting (See page 18)

Shareholders who own Homestead common stock at the close of business on [            ], 2006 (the “Record Date”) will be entitled to vote at the meeting. A majority of the issued and outstanding shares of Homestead common stock as of the Record Date for the meeting must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present. Approval of the merger agreement requires the affirmative vote of at least two-thirds of the shares of Homestead common stock outstanding on the Record Date.

Share Ownership of Management (See page 57)

As of the Record Date for the special meeting, directors and executive officers of Homestead and the Fuqua Estate had or shared voting or dispositive power over approximately 49.3% of the issued and outstanding shares of Homestead common stock. These individuals and the Fuqua Estate have agreed with Security that they will vote the stock over which they have voting power in favor of the merger agreement.

As of the Record Date of the meeting, neither Security nor any of its directors or executive officers owned any shares of Homestead common stock nor did they possess shared or other voting or dispositive power over any of the issued and outstanding Homestead common stock.

Management and Operations after the Merger

•	Homestead will cease to exist after the merger;

•	The current business of Homestead Bank will be conducted through SBKC Interim Bank, which will change its name to “Security Bank of Gwinnett County” as a result of the merger; and

•	The board of directors of Security Bank of Gwinnett County will be entirely comprised of the current directors of Homestead.

We Must Obtain Regulatory Approval to Complete the Merger (See page 42)

We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and other applicable governmental authorities. The merger may not be consummated until at least 15 days after approval of the merger by the Federal Reserve Board. The merger also requires approval from the Georgia Department of Banking and Finance (the “GDBF”) and the Federal Deposit Insurance Corporation (the “FDIC”). As of the date hereof, we have filed all regulatory applications and notices required to be filed with the Federal Reserve Board, the GDBF and the FDIC with respect to the merger. Although we do not know of any reason why we could not obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

We Must Meet Several Conditions to Complete the Merger (See page 36)

In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met:

•	approval of the merger agreement by the Homestead shareholders;

•	receipt of an opinion from Troutman Sanders LLP that the merger qualifies as a tax-free reorganization;

•	receipt by Security of an agreement not to compete from each of Homestead’s directors and executive officers;

•	execution of employment agreements between Security and certain of Homestead’s executive officers;

•	the representations and warranties of the parties to the merger agreement must be true and correct, except as to such inaccuracies as would not reasonably be expected to have a material adverse effect in the aggregate, and the parties must have performed in all material respects all of their obligations under the merger agreement; and

•	additional conditions customary in transactions of this type.

If all regulatory approvals are received and the other conditions to completion are satisfied, Security and Homestead contemplate that they will complete the merger soon after the special shareholders’ meeting.

Termination and Termination Fee (See page 38)

The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail later in this proxy statement-prospectus. If Security terminates the merger agreement because Homestead’s board withdraws or changes its recommendation of the merger agreement or recommends or approves an acquisition transaction other than the Security merger, or if Homestead terminates the merger agreement because it has received an offer for such an acquisition transaction, Homestead (or its successor) must pay to Security a termination fee of $2,000,000.

Homestead’s Directors and Executive Officers Have Interests in the Merger that Differ from Your Interests (See page 38)

The executive officers and directors of Homestead have interests in the merger in addition to their interests as shareholders of Homestead generally. The members of our board of directors know about these additional interests and considered them when they adopted the merger agreement. These interests include, among others:

•	the payment of cash consideration for the Homestead shares held by the Fuqua Estate;

•	a payment that will be owed to Dale Johnson, Chief Financial Officer of Homestead, as a result of the merger;

•	continued employment of some of Homestead’s executive officers by Security after the merger and the execution of new employment agreements in connection therewith;

•	the payments to directors of Homestead by Security in exchange for their continued service as directors of Security Bank of Gwinnett County after the merger;

•	the continuation of employee benefits;

•	provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of Homestead for certain liabilities; and

•	the conversion of stock options and warrants, whether or not vested, into the right to receive a pro rata portion of the stock consideration.

These interests are more fully described in this proxy statement-prospectus under the heading “The Merger Agreement—Interests of Certain Persons in the Merger.”

Differences in Rights of Homestead’s Shareholders after the Merger (See page 47)

Homestead shareholders who receive Security common stock in the merger will become Security shareholders as a result of the merger. Their rights as shareholders after the merger will be governed by Georgia law and by Security’s articles of incorporation and bylaws. The rights of Security shareholders are different in certain respects from the rights of Homestead’s shareholders. Some of the principal differences are described in this proxy statement-prospectus.

Accounting Treatment (See page 43)

Security is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under accounting principles generally accepted in the United States of America (“GAAP”).

Selected Financial Information of Security

The following table sets forth certain consolidated financial information of Security. The information for the years ended December 31 is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Security contained in its annual report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this proxy statement-prospectus. The information for the three months ended March 31 is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Security contained in its quarterly report on Form 10-Q, as amended, for the quarter ended March 31, 2006, which report is also incorporated by reference in this proxy statement-prospectus. All share data has been adjusted to reflect the declaration of a two-for-one split of Security’s common stock in the form of a 100% stock dividend paid on May 27, 2005.

	Three Months Ended March 31, (unaudited)		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
INCOME STATEMENT: (in thousands)
Interest income	$28,783	$15,865	$78,192	$53,926	$42,894	$32,920	$33,608
Interest expense	12,070	4,837	27,839	14,373	12,912	12,110	16,586

Net interest income	16,713	11,028	50,353	39,533	29,982	20,810	17,022
Provision for loan losses	630	775	2,833	2,819	2,859	2,603	1,912
Other income	4,917	3,508	16,603	14,814	17,302	13,146	11,147
Other expense	12,881	8,457	38,628	32,289	30,840	23,022	19,397

Income before tax	8,119	5,304	25,495	19,259	13,585	8,331	6,860
Income taxes	2,979	1,897	9,310	6,940	4,938	3,065	2,518

Net income	$5,140	$3,407	$16,185	$12,319	$8,647	$5,266	$4,342

PER SHARE:
Earnings per common share:
basic	$0.36	$0.29	$1.31	$1.10	$0.99	$0.77	$0.65
diluted	0.35	0.29	1.27	1.07	0.96	0.76	0.64
Cash dividends paid	0.08	0.07	0.26	0.22	0.20	0.17	0.15
Basic weighted average shares	14,414,994	11,671,370	12,393,980	11,156,372	8,725,276	6,779,220	6,745,938

RATIOS:
Return on average assets	1.25%	1.28%	1.31%	1.27%	1.16%	1.03%	1.00%
Return on average equity	11.44	12.82	12.80	13.04	14.27	14.11	13.05
Dividend payout ratio	20.83	22.41	19.85	20.00	20.20	22.08	23.08
Average equity to average assets	10.89	9.96	10.21	9.72	8.11	7.27	7.63
Net interest margin	4.54	4.50	4.46	4.45	4.40	4.38	4.24

BALANCE SHEET: (in thousands, except shares)
(At end of period)
Assets	$1,912,841	$1,116,123	$1,662,413	$1,063,485	$911,269	$581,319	$504,762
Investment securities	146,932	112,703	150,986	111,412	102,855	53,905	51,041
Loans held for sale	7,776	6,384	5,562	7,507	11,448	35,955	40,764
Loans, net of unearned income	1,477,468	896,875	1,277,681	853,272	709,130	474,401	419,306
Reserve for loan losses	17,812	11,357	16,148	10,903	9,407	5,480	4,099
Deposits	1,530,384	907,074	1,291,253	842,558	743,301	440,595	375,065
Borrowings and securities sold under agreements to repurchase	102,698	71,619	130,903	88,947	67,429	77,753	90,418
Shareholders’ equity	217,641	110,968	179,305	106,671	75,809	39,548	34,777
Shares outstanding, net of treasury shares	15,782,125	11,755,982	14,386,960	11,639,810	10,048,600	6,796,634	6,745,938

COMPARATIVE SHARE DATA REGARDING HOMESTEAD AND SECURITY

The following table sets forth certain unaudited comparative per share data relating to consolidated shareholders’ equity (book value) per common share, cash dividends declared per common share and income from continuing operations per common share. This information is presented: (i) on a historical basis for Homestead and Security, (ii) on a pro forma combined basis per share of Security stock to reflect completion of the acquisition, and (iii) on an equivalent pro forma basis per share of Homestead stock to reflect completion of the acquisition, assuming it was effective for the periods presented. The pro forma information has been prepared giving effect to the acquisition using the purchase accounting method. This information should be read in conjunction with the historical financial statements and related notes of both entities included or incorporated by reference herein. The pro forma information should not be relied upon as being indicative of the historical results that would have resulted if Security and Homestead had actually been combined.

	As of and for the three months ended March 31, 2006	As of and for the year ended December 31, 2005
Book value per share:
Security	$13.79	$12.46
Homestead	11.43	11.02
Pro forma combined	14.77	13.66
Per equivalent Homestead share(1)	15.36	14.21

Cash dividends per share:
Security	$0.075	$0.26
Homestead	—	—
Pro forma combined	0.075	0.26
Per equivalent Homestead share(1)	0.078	0.27

Net income (loss) per share (basic):
Security	$0.36	$1.31
Homestead	0.43	1.22
Pro forma combined	0.37	1.28
Per equivalent Homestead share(1)	0.38	1.33

Net income (loss) per share (diluted):
Security	$0.35	$1.27
Homestead	0.40	1.15
Pro forma combined	0.36	1.25
Per equivalent Homestead share(1)	0.37	1.30

(1)	Calculated by multiplying the Pro Forma Combined information by the exchange ratio of 1.0404, which represented the exchange ratio as of the date of the merger agreement.

RISK FACTORS

In addition to the other information included in this proxy statement-prospectus, you should carefully consider the matters described below in determining whether to adopt and approve the merger agreement.

Risks Associated with the Merger and Security’s Common Stock

Because the market price of Security common stock will fluctuate, you cannot be sure of the market value of the Security common stock that you will receive in the merger.

Upon completion of the merger, the issued and outstanding shares of Homestead common stock held by shareholders other than the Fuqua Estate will be converted into the right to receive shares of Security common stock. While the exchange ratio will not be set until ten trading days prior to closing in an effort to keep the aggregate value of the shares of Security common stock you receive the same, under the terms of the merger agreement, Security will not issue more than 1,638,500 shares in the merger. As a result, if the average trading price for the 20-trading day period ending ten trading days before the closing is less than $24.01 per share, the aggregate value of the shares of Security common stock you will receive could be lower than your pro rata portion of $50,000,000, the deemed value of the total merger consideration paid to all Homestead shareholders. Unless the market value of Security’s common stock drops to $19.45 per share or below, and certain other market conditions are met, there will be no adjustment made to the merger consideration you are entitled to receive. As a result, it is likely that the value of the Security common stock you receive in the merger will be different than the value of such shares on the date that you vote to approve the merger. In addition, given that the Fuqua Estate will receive only cash in connection with the merger, the Fuqua Estate will not be subject to the risk associated with fluctuations in the market value of Security’s common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Security’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Security’s control. Accordingly, at the time of the special meeting, you will not necessarily know or be able to calculate the exact value of the shares of Security common stock you will receive upon completion of the merger.

Certain directors and executive officers of Homestead, along with the estate of former Homestead director, the late J.B. Fuqua, have interests in the merger other than their interests as shareholders.

Certain directors and executive officers of Homestead and the Fuqua Estate have interests in the merger other than their interests as shareholders. Most notably, the Fuqua Estate will receive cash for their Homestead shares in the merger and therefore will not be subject to future fluctuations in the market value of Security’s common stock. The board of directors of Homestead was aware of these interests at the time it approved the merger. These interests may cause Homestead’s directors and executive officers to view the merger proposal differently than you may view it. See “The Merger Agreement—Interests of Certain Persons in the Merger.”

Combining the two companies may be more difficult, costly, or time-consuming than we expect.

Security and Homestead have operated, and, until completion of the merger, will continue to operate, independently. In addition, in May 2005, Security acquired SouthBank in Woodstock, Georgia, which now operates as Security Bank of North Metro; in December 2005, Security completed the acquisition of Rivoli BanCorp, Inc. and its subsidiary, Rivoli Bank & Trust, which operates as Security Bank of Bibb County and in April 2006, Security completed the acquisition of Neighbors Bancshares, Inc. and its subsidiary, Neighbors Bank, which now operates as Security Bank of North Fulton. It is possible that the integration process for these acquisitions could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, procedures and policies that would adversely affect Security’s ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. If we have difficulties with the integration process, Security might not achieve the economic benefits expected to result from these acquisitions or any future acquisitions. As with any merger of banking institutions, there also may be business disruptions that cause Security to lose customers or cause customers to remove their deposits or loans from Security’s banks and move their business to competing financial institutions.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The merger must be approved by the Federal Reserve Board, the FDIC and the GDBF. These regulatory agencies will consider, among other factors, the competitive impact of the merger, Security’s financial and managerial resources and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve Board, the FDIC and the GDBF will review capital position, safety and soundness, legal and regulatory compliance matters and Community Reinvestment Act matters. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The merger agreement limits Homestead’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Homestead’s ability to discuss competing third-party proposals to acquire all or a significant part of Homestead. In addition, Homestead has agreed to pay Security a fee of $2,000,000 if the transaction is terminated because Homestead decides to pursue another acquisition transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Homestead from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Homestead than it might otherwise have proposed to pay.

Security’s ability to pay dividends is limited and Security may be unable to pay future dividends.

Security’s ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of Security’s five bank subsidiaries to pay dividends to Security is limited by their obligations to maintain sufficient capital and by other general restrictions on their dividends that are applicable to Georgia banks. If Security does not satisfy these regulatory requirements, Security will be unable to continue to pay dividends on its common stock.

Security may issue additional shares of its common stock in the future, which would dilute your ownership if you did not, or were not permitted to, invest in the additional issuances.

Security’s articles of incorporation authorize its board of directors, without shareholder approval, to, among other things, issue additional common stock or issue preferred stock in connection with equity offerings and acquisitions of securities or assets of other companies. From time to time, Security expects to issue additional equity securities to raise additional equity to support its portfolio. For example, in May 2006, Security completed a public offering of 1,500,000 shares of its common stock at a price per share of $22.125. In addition, historically the majority of the consideration Security has paid in its acquisitions has been paid in shares of Security common stock. The issuance of any additional shares of common stock could be substantially dilutive to Security’s common shareholders if they elect not to invest in future offerings. Moreover, to the extent that Security issues restricted stock units, stock appreciation rights, options or warrants to purchase its common stock in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, Security’s shareholders may experience further dilution. Holders of shares of Security common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, Security’s shareholders may not be permitted to invest in future issuances of Security common stock.

Security may issue debt and equity securities, which are senior to its common stock as to distributions and in liquidation, which could negatively affect the value of Security’s common stock.

In the future, Security may attempt to increase its capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of Security’s assets, or issuing debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, preferred stock or common stock. In the event of Security’s liquidation, its lenders and holders of its debt securities would receive a distribution of Security’s available assets before distributions to the holders of its common stock. Because Security’s decision to incur debt and issue securities in future offerings will depend on market conditions and other factors beyond Security’s control, Security cannot predict or estimate the amount, timing or nature of its future offerings and debt financings. Further, market conditions could require Security to accept less favorable terms for the issuance of its securities in the future. Thus, you will bear the risk of Security’s future offerings reducing the value of your shares of common stock and diluting your interest in Security

Risks Related to Security’s Business

Security’s business is subject to the success of the local economies where they operate.

Security’s success significantly depends upon the growth in population, income levels, deposits and housing starts in its primary and secondary markets. If the communities in which Security operates do not grow or if prevailing economic conditions locally or nationally are unfavorable, Security’s business may not succeed. Adverse economic conditions in Security’s specific market area, including the loss of certain significant employers, such as Brown & Williamson Tobacco Corporation, which will cease operations later this year, could reduce Security’s growth rate, affect the ability of its customers to repay their loans to Security and generally affect Security’s financial condition and results of operations. Security is less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, Security cannot give any assurance that it will benefit from any market growth or favorable economic conditions in its primary market areas if they do occur.

Any adverse market or economic conditions in Georgia may disproportionately increase the risk that Security’s borrowers are unable to make their loan payments. In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions. As of December 31, 2005, approximately 87.8% of Security’s loans held for investment were secured by real estate. Of the commercial real estate loans in Security’s portfolio, approximately 26% represents properties owned and occupied by businesses to which Security has extended loans. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in the State of Georgia could adversely affect the value of Security’s assets, revenues, results of operations and financial condition.

Commercial banks and other financial institutions are affected by economic and political conditions, both domestic and international, and by governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond Security’s control may adversely affect profitability. In addition, a significant portion of Security’s primary business area is located near Robins Air Force Base, one of the largest employers in Georgia, and many of Security’s customers are financially dependent, directly and indirectly, on the continued operation of Robins Air Force Base. Military installations, such as Robins Air Force Base, are subject to annual review and potential closing by the United States Congress. The closing of Robins Air Force Base, or a significant reduction in the operations conducted there may result in, among other things, deterioration in Security’s credit quality or a reduced demand for credit and may harm the financial stability of its customers. Due to Security’s limited market area, these negative conditions may have a more noticeable effect on Security than would be experienced by an institution with a larger, more diverse market area.

Security may face risks with respect to future expansion and acquisitions or mergers.

Security continuously seeks to acquire other financial institutions or parts of those institutions and may engage in de novo branch expansion in the future. Security may also consider and enter into new lines of business or offer new products or services. Acquisitions and mergers involve a number of risks, including:

•	the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•	the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution may not be accurate;

•	the time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	Security’s ability to finance an acquisition and possible dilution to its existing shareholders;

•	the diversion of Security’s management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	entry into new markets where Security lacks experience;

•	the introduction of new products and services into Security’s business;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on Security’s results of operations; and

•	the risk of loss of key employees and customers.

Security may incur substantial costs to expand, and can give no assurance that such expansion will result in the levels of profits we seek. There can be no assurance that integration efforts for any future mergers or acquisitions will be successful. Also, Security may issue equity securities, including common stock and securities convertible into shares of its common stock in connection with future acquisitions, which could cause ownership and economic dilution to its current shareholders. There is no assurance that, following any future mergers or acquisitions, Security’s integration efforts will be successful or that, after giving effect to any merger or acquisition, will achieve profits comparable to or better than Security’s historical experience.

Security’s recent operating results may not be indicative of its future operating results.

Security may not be able to sustain its historical rate of growth or may not even be able to grow its business at all. In addition, Security’s recent and rapid growth, including its growth through acquisitions, may distort some of its historical financial ratios and statistics. For example, Security’s earnings grew by more than 365% from 2000 to 2005. Security’s strong performance during this time period was, in part, the result of a favorable residential mortgage refinancing market, Security’s successful acquisitions of Security Bank of Jones County and Security Bank of North Metro and Security’s de novo entry into Glynn County, which is in southeastern coastal Georgia. In the future, Security may not have the benefit of a favorable interest rate environment, a strong residential mortgage market, or the ability to find suitable candidates for acquisition. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede or prohibit Security’s ability to expand its market presence. If Security experiences a significant decrease in its historical rate of growth, Security’s results of operations and financial condition may be adversely affected due to a high percentage of its operating costs being fixed expenses.

Security’s continued pace of growth may require it to raise additional capital in the future, but that capital may not be available when it is needed.

Security is required by federal and state regulatory authorities to maintain adequate levels of capital to support its operations. Security may at some point need to raise additional capital to support its continued growth.

Security’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside Security’s control, and on its financial performance. Accordingly, if needed, Security cannot assure you of its ability to raise additional capital on terms acceptable to Security. If Security cannot raise additional capital when needed, its ability to further expand its operations through internal growth and acquisitions could be materially impaired.

Changes in interest rates may negatively affect Security’s earnings and the value of its assets.

Changes in interest rates may affect Security’s level of interest income, the primary component of its gross revenue, as well as the level of its interest expense, Security’s largest recurring expenditure. Market rates have been at historically low levels. Since June 30, 2004, however, the Federal Reserve Board has increased its target federal funds rate 16 times, from 1.00% to 5.00%. While the federal funds rate and other short-term market interest rates, which Security uses to guide its deposit pricing, have increased, intermediate- and long-term market interest rates, which Security uses to guide its loan pricing, have not increased proportionately. This has led to a “flattening” of the market yield curve, which has even “inverted” recently as short-term rates have exceeded long-term rates over an intermediate maturity horizon. The flat yield curve may hurt Security’s interest rate spread and net interest margin because the interest rates Security pays on its deposits have repriced upwards faster than the interest rates that Security earns on its loans and investments. If short-term interest rates continue to rise so that the yield curve remains relatively flat or inverts further, Security would expect that its net interest spread and net interest margin would continue to compress, which would hurt its net interest income.

Residential mortgage originations generated $4.5 million, or 4.8%, of Security’s gross revenue in 2005. Security expects to originate fewer residential real estate loans. Accordingly, a period of rising interest rates would negatively affect Security’s residential mortgage origination business.

Changes in the level of interest rates also may negatively affect Security’s ability to originate real estate loans, the value of Security’s assets and its ability to realize gains from the sale of its assets, all of which ultimately affect Security’s earnings. A decline in the market value of Security’s assets may limit its ability to borrow additional funds or result in its lenders requiring additional collateral from Security under its loan agreements. As a result, Security could be required to sell some of its loans and investments under adverse market conditions or upon terms that are not favorable to Security, in order to maintain its liquidity. If those sales are made at prices lower than the amortized costs of the investments, Security will incur losses.

Security’s loan portfolio includes a substantial amount of commercial and industrial loans, which include risks that may be greater than the risks related to residential loans.

Security’s commercial and industrial loan portfolio was $106.3 million at December 31, 2005, comprising 8.3% of total loans. Commercial and industrial loans generally carry larger loan balances and involve a greater degree of financial and credit risks than home equity loans or residential mortgage loans. Any significant failure to pay on time by Security’s customers would hurt Security’s earnings. The increased financial and credit risk associated with these types of loans is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the size of loan balances, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. In addition, when underwriting a commercial or industrial loan, Security may take a security interest in commercial real estate and, in some instances upon a default by the borrower, Security may foreclose on and take title to the property, which may lead to potential financial risk for Security under applicable environmental laws. If hazardous substances were discovered on any of these properties, Security may be liable to governmental entities or third parties for the costs of remediation of the hazard, as well as for personal injury and property damage. Many environmental laws can impose liability regardless of whether Security knew of, or was responsible for, the contamination. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate or commercial project. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired. This cash flow shortage may result in the failure to make loan payments. In such cases, Security may be compelled to modify the terms of the loan. In addition, the nature of these loans is such that they are generally less predictable and more difficult to evaluate and monitor. As a result, repayment of these loans may, to a greater extent than residential loans, be subject to adverse conditions in the real estate market or economy.

Security faces regulatory risks related to our commercial real estate loan concentrations.

Commercial real estate or “CRE” is cyclical and poses risks of possible loss due to concentration levels and similar risks of the asset, especially since 71.4% of Security’s loan portfolio consisted of CRE loans at December 31, 2005. The banking regulators have begun giving CRE lending greater scrutiny, and may require banks with higher levels of CRE loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly requiring higher levels of allowances for possible loan losses and capital levels as a result of CRE lending growth and exposures.

If Security’s allowance for loan losses is not sufficient to cover actual loan losses, Security’s earnings could decrease.

Security’s loan customers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. Security may experience significant loan losses, which could have a material adverse effect on its operating results. Management of Security makes various assumptions and judgments about the collectibility of Security’s loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of Security’s loans. Security maintains an allowance for loan losses in an attempt to cover any loan losses, which may occur. In determining the size of the allowance, Security relies on an analysis of its loan portfolio based on historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information. As Security expands into new markets, its determination of the size of the allowance could be understated due to Security’s lack of familiarity with market-specific factors.

If Security’s assumptions are wrong, its current allowance may not be sufficient to cover future loan losses, and adjustments may be necessary to allow for different economic conditions or adverse developments in Security’s loan portfolio. Material additions to Security’s allowance would materially decrease its net income. Security’s allowance for loan losses was $16.1 million, $10.9 million and $9.4 million as of December 31, 2005, 2004 and 2003, respectively.

In addition, federal and state regulators periodically review Security’s allowance for loan losses and may require Security to increase its provision for loan losses or recognize further loan charge-offs, based on judgments different than those of Security’s management. Any increase in Security’s allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a negative effect on Security’s operating results.

If Security is unable to increase its share of deposits in its markets, Security may accept out of market and brokered deposits, the costs of which may be higher than expected.

Security can offer no assurance that it can maintain or increase its market share of deposits in Security’s highly competitive market areas. If Security is unable to do so, it may be forced to accept increased amounts of out of market or brokered deposits. As of December 31, 2005, Security had approximately $330.8 million in out-of-market deposits, including brokered deposits, which represented approximately 25.6% of Security’s total deposits. Typically, the cost of out-of-market and brokered deposits exceeds the cost of deposits in Security’s local market. In addition, the cost of out-of-market and brokered deposits can be volatile, and if Security is unable to access these markets or if Security’s costs related to out-of-market and brokered deposits increases, Security’s liquidity and ability to support demand for loans could be adversely affected.

Competition from competing financial institutions and other financial service providers may adversely affect Security’s profitability.

The banking business is highly competitive and Security experiences competition in each of its markets from many other financial institutions. Security competes with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national and international financial institutions that operate offices in Security’s primary market areas and elsewhere.

Security competes with these institutions both in attracting deposits and in making loans. Price competition for loans might result in Security originating fewer loans, or earning less on its loans, and price competition for deposits might result in a decrease in Security’s total deposits or higher rates on its deposits. In addition, Security has to attract its customer base from other existing financial institutions and from new residents. Many of Security’s competitors are well-established, larger financial institutions. While Security believes it can and does successfully compete with these other financial institutions in its primary markets, Security may face a competitive disadvantage as a result of its smaller size, lack of geographic diversification and inability to spread its marketing costs across a broader market. Although Security competes by concentrating its marketing efforts in its primary markets with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local customers, Security can give no assurance that this strategy will be successful.

Security is subject to extensive regulation that could limit or restrict its activities.

Security operates in a highly regulated industry and is subject to examination, supervision, and comprehensive regulation by various federal and state agencies. Security’s compliance with these regulations is costly and restricts certain of its activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. Security is also subject to capitalization guidelines established by its regulators, which require Security to maintain adequate capital to support its growth.

The laws and regulations applicable to the banking industry could change at any time, and Security cannot predict the effects of these changes on its business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, Security’s cost of compliance could adversely affect its ability to operate profitably.

The Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the Securities and Exchange Commission and Nasdaq that are now applicable to Security, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. In order to comply with the Sarbanes-Oxley Act, Security no longer uses its independent auditors for internal audit and internal controls functions. As a result, Security has experienced greater compliance costs and it can give no assurances that the effectiveness of its internal audit and internal controls functions will remain the same as when those functions were performed by Security’s independent auditors.

Security’s directors and executive officers own a significant portion of its common stock.

Security’s directors and executive officers, as a group, beneficially owned approximately 15.6% of its outstanding common stock as of March 31, 2006. As a result of their ownership, the directors and executive officers will have the ability, by voting their shares in concert, to significantly influence the outcome of all matters submitted to the Security shareholders for approval, including the election of directors.

Additionally, the directors of Security Bank of Jones County have agreed that as long as they serve as directors on Security’s board or one of the boards of its subsidiaries that they will vote all of the shares of Security’s common stock owned by them in accordance with the recommendation of Security’s board of directors through Security’s annual meeting in 2007. As of December 31, 2005, the total number of shares of Security common stock that were subject to these voting agreements was 1,167,011 shares or 8.11% of Security’s outstanding stock at that time.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.

The ability of Security and Homestead to predict results or the actual effect of future plans or strategies is inherently uncertain. Although Security and Homestead believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements include, but are not limited to:

•	the costs of integrating Security’s and Homestead’s operations, which may be greater than Security expects;

•	potential customer loss and deposit attrition as a result of the merger and the failure to achieve expected gains, revenue growth and/or expense savings from such transactions;

•	Security’s ability to effectively manage interest rate risk and other market risk, credit risk and operational risk;

•	Security’s ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support its business;

•	Security’s ability to keep pace with technological changes;

•	Security’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by its customers and potential customers;

•	Security’s ability to expand into new markets;

•	the cost and other effects of material contingencies;

•	further easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies, credit unions and finance companies, may increase competitive pressures and affect Security’s ability to preserve its customer relationships and margins;

•	possible changes in general economic and business conditions in the United States in general and in the larger region and communities we serve in particular may lead to a deterioration in credit quality, thereby requiring increases in our provision for credit losses, or a reduced demand for credit, thereby reducing earning assets;

•	the threat or occurrence of war or acts of terrorism and the existence or exacerbation of general geopolitical instability and uncertainty; and

•	possible changes in trade, monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards.

The cautionary statements in the “Risk Factors” section and elsewhere in this proxy statement-prospectus also identify important factors and possible events that involve risk and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Security and Homestead do not intend, and undertake no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

THE HOMESTEAD

SPECIAL SHAREHOLDERS’ MEETING

Purpose

You have received this proxy statement-prospectus because the board of directors of Homestead is soliciting your proxy for the special meeting of shareholders to be held on July [    ], 2006 at [                            ] located at [                            ], Georgia, at [        ]. Each copy of this proxy statement-prospectus mailed to holders of Homestead common stock is accompanied by a proxy card for use at the meeting and at any adjournments of the meeting.

At the meeting, shareholders will consider and vote upon:

•	the merger agreement; and

•	any other matters that are properly brought before the meeting, or any adjournments of the meetings.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope. If you do not return your properly executed card or do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement.

Record Date; Quorum and Vote Required

The Record Date for the special meeting is [                    ], 2006. Homestead’s shareholders of record as of the close of business on that day will receive notice of the meeting and will be entitled to vote at the special meeting. As of the Record Date, there were [            ] shares of Homestead common stock issued and outstanding and entitled to vote at the meeting, held by approximately [        ] holders of record.

The presence, in person or by proxy, of a majority of the shares of Homestead common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of Homestead common stock outstanding on the Record Date entitles its holder to one vote on the merger agreement and any other proposal that may properly come before the meeting.

To determine the presence of a quorum at the meeting, Homestead will count as present at the meeting the shares of Homestead common stock present in person but not voting and the shares of common stock for which Homestead has received proxies but with respect to which the holders of such shares have abstained.

Approval of the merger agreement requires the affirmative vote of at least two-thirds of the issued and outstanding shares of Homestead common stock as of the Record Date for the special meeting.

As of the Record Date for the meeting, Homestead’s directors and executive officers and the Fuqua Estate hold the power to vote a total of 895,990 shares, or approximately 49.3%, of the outstanding shares of Homestead common stock. These individuals and the Fuqua Estate have agreed with Security that they will vote their stock in favor of the merger agreement.

Solicitation and Revocation of Proxies

If you have delivered a proxy for the meeting, you may revoke it at any time before it is voted by:

•	attending the meeting and voting in person;

•	giving written notice to Homestead’s secretary prior to the date of the meeting revoking your proxy; or

•	submitting to Homestead’s secretary a signed proxy card dated later than your initial proxy.

The proxy holders will vote as directed on all proxy cards that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger agreement. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. Homestead’s board of directors is not aware of any matter to be presented at the meeting other than the proposal to approve the merger agreement.

If you hold shares of Homestead in a broker’s name (sometimes called “street name” or “nominee name”), then you must provide voting instructions to the broker. If you do not provide instructions to the broker, the shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the vote on the merger. A vote that is not cast for this reason is called a “broker nonvote.” Broker nonvotes will not be treated as shares present for the purpose of determining whether a quorum is present at the meeting. For purposes of the vote on the merger agreement, however, a broker nonvote is the same as a vote against the merger agreement. For purposes of the vote on other matters properly brought at the special meeting, broker nonvotes will not be counted.

Homestead will bear the cost of soliciting proxies from its shareholders. Homestead will solicit shareholder votes by mail, and perhaps by telephone or other means of telecommunication. Directors, officers and employees of Homestead may also solicit shareholder votes in person. If these individuals solicit your vote in person, they will receive no additional compensation for doing so. Homestead will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

You should not send any stock certificates with your proxy card. If the merger agreement is approved, you will receive instructions for exchanging your stock certificates after the merger has been completed.

Rights of Dissenting Shareholders

Homestead’s shareholders have dissenters’ rights with respect to the merger under Georgia law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Article 13 of the Georgia Business Corporation Code (“GBCC”) will be entitled to receive payment of the fair value of their shares in cash in accordance with the GBCC. For more information regarding the exercise of these rights, see “Dissenters’ Rights.”

Recommendation of the Board of Directors of Homestead

Homestead’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of Homestead and its shareholders and recommends that you vote “FOR” approval of the merger agreement.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, Homestead’s board of directors, among other things, consulted with its legal advisor, Miller & Martin PLLC, regarding the legal terms of the merger agreement, and with Burke Capital, its financial advisor, which rendered a fairness opinion to the board. For a discussion of the factors considered by the board of directors in reaching its conclusion, see “Background of and Reasons for the Merger—Background of the Merger” and “—Reasons for the Merger.”

Shareholders should note that Homestead’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Homestead. See “The Merger Agreement—Interest of Certain Persons in the Merger.”

BACKGROUND OF AND REASONS FOR THE MERGER

Background of the Merger

In the Fall of 2005 Homestead hired an outside consultant to assist it in connection with the preparation of a five-year strategic plan. The purpose of the plan was to explore various alternatives to maximize shareholder value over the long term. The proposed strategic plan, which focused on internal growth instead of growth through acquisitions, was completed in December 2005 and presented to a group of directors for review. The group discussed the contents of the proposed plan and asked the executive committee to review the plan in more detail and report back to the full board.

During January 2006 the executive committee reviewed the strategic plan more carefully and determined that the proposed plan should be compared against other strategic alternatives to maximize shareholder value. In furtherance of that objective, the committee recommended to the full board that it hire Burke Capital to assist Homestead in evaluating various ways to maximize shareholder value. A representative from Burke Capital made a presentation to the board at its regular monthly meeting in January 2006. After reviewing Burke Capital’s qualifications the board agreed to engage Burke Capital to assist it in analyzing various strategic alternatives.

In late January and early February 2006, Burke Capital performed an evaluation of Homestead’s proposed strategic plan and its financial condition. As directed by the Homestead board, Burke Capital focused on several strategic alternatives, including: (1) the sale of Homestead to a larger community bank; (2) the pursuit of another community bank for a merger of equals transaction; and (3) changing Homestead’s operational model to begin a new focus on growth through the addition of new branches.

As part of its engagement, representatives from Burke Capital began to contact various financial institutions in February 2006 to gauge their interest in acquiring Homestead. The strongest expression of interest came from Security, which had recently acquired SouthBank, located in Woodstock, Georgia, and had entered into a definitive agreement to purchase Neighbors Bank, located in Alpharetta, Georgia. Security’s executive officers expressed a desire to further extend Security’s franchise in the Northern Atlanta Metropolitan market. On February 17, 2006 executive officers of both Homestead and Security met at the offices of Burke Capital to discuss the parameters of a possible acquisition. The Homestead officers who attended the meeting were Heyward Horton, Chief Executive Officer, Dale Johnson, Chief Financial Officer, and Scott Hudgins, Chief Credit Officer. The Security officers who attended the meeting were H. Averett Walker, Chief Executive Officer and Tony E. Collins, Senior Vice President.

At its February 20, 2006 meeting the Homestead board again reviewed the various strategic alternatives with representatives of Burke Capital. After discussing each of these alternatives at length, the Homestead board concluded that, given what they considered to be favorable market conditions, selling Homestead to a larger institution would likely be the most appropriate course to maximize shareholder value in both the short- and long-term. Accordingly, the board unanimously agreed to pursue an outright sale of Homestead and directed Burke Capital to evaluate the potential value of Homestead in a sale transaction, based on Homestead’s then current financial condition and its future growth prospects.

On March 15, 2006 Homestead received a draft letter of intent from Security that outlined the terms under which Security would be willing to pursue a transaction. The letter of intent proposed an aggregate consideration of $50 million, consisting of approximately 79% in Security common stock and approximately 21% in cash. The cash portion was proposed to be paid to J.B. Fuqua and his affiliates, who together held approximately 24% of Homestead’s outstanding stock on an undiluted basis. The per share cash consideration was to be calculated on the same basis as the stock consideration less a 2.5% discount. This discount was to be re-distributed to the other Homestead shareholders on a pro rata basis. The transaction described in the letter of intent was subject to due diligence reviews by the parties, a definitive merger agreement and approval by the parties’ respective boards of directors and regulators.

The Homestead board met on March 16, 2006 to consider the terms of the draft letter of intent. Following this meeting, Homestead asked Security whether it would increase the purchase price. On March 20, 2006, Homestead received a revised letter of intent from Security. The revised letter of intent contained substantially the same terms as the original letter of intent except that it permitted Homestead to pay a special dividend of $0.50 per share prior to the consummation of the proposed merger. The Homestead board met again on March 21, 2006 to discuss the terms of the revised letter of intent. After a thorough discussion of the terms, the Homestead board decided to accept the revised letter of intent.

Between March 21, 2006 and April 18, 2006 representatives of Security and Homestead conducted due diligence on their respective operations. On April 4, 2006, Troutman Sanders LLP, counsel to Security, delivered a draft definitive merger agreement to Miller & Martin PLLC, counsel to Homestead. Between April 4, 2006 and April 18, 2006 the parties negotiated the terms of the definitive agreement.

On March 21, 2006, the Security board met to review the proposed acquisition of Homestead. At that meeting, the draft of the definitive merger agreement, which set forth the material terms of the transaction, was reviewed and discussed by the Security board. After discussion of the proposed terms of the merger agreement, the Security board unanimously approved the merger agreement presented to the Security board at the meeting, subject to any non-material changes that Mr. Walker, upon the advice of counsel, deemed necessary and appropriate. The Security board’s reasons for approving the merger are listed under “Background and Reasons for the Merger—Reasons for the Merger—Security.”

On April 18, 2006, the Homestead board met with representatives of Miller & Martin PLLC to review the terms of the merger agreement. At this meeting, representatives of Burke Capital provided the board with Burke Capital’s analysis of the merger consideration to be paid to the Homestead shareholders. Following a discussion of the terms of the merger agreement, the fairness, from a financial point of view, of the merger consideration to Homestead’s shareholders and the other factors listed under “Background and Reasons for the Merger—Reasons for the Merger—Homestead,” the Homestead board unanimously concluded that the merger was fair to the Homestead shareholders and approved the merger agreement.

On April 19, Security and Homestead executed the merger agreement and Security issued a press release announcing the proposed acquisition.

Reasons for the Merger

General

The financial and other terms of the merger agreement resulted from arm’s-length negotiations between Security’s and Homestead’s representatives. Security’s and Homestead’s boards of directors also considered many factors in determining the consideration Homestead’s shareholders would receive in the merger. Those factors included:

•	the comparative financial condition, results of operations, current business and future prospects of Security and Homestead;

•	the market price, liquidity and historical earnings per share of Security common stock and Homestead common stock; and

•	the willingness of Security to accommodate the Fuqua Estate and convert their Homestead shares entirely for cash consideration.

The following discussion of the information and factors considered by the Security board of directors and the Homestead board of directors is not intended to be exhaustive but includes all of the material factors the respective boards considered. In reaching their determinations to approve the merger, and, with respect to the Homestead board of directors, to recommend the merger, neither the Security board of directors nor the Homestead board of directors assigned any relative or specific weights to the following factors, and individual directors may have given different weights to different factors.

Security

In deciding to pursue an acquisition of Homestead, Security’s management and board of directors noted, among other things, the following:

•	the information presented by Homestead’s management concerning Homestead’s business, operations, earnings, asset quality and financial condition, including the composition of its earning assets portfolio;

•	the ability of the operations of Homestead after the merger to contribute to Security’s earnings;

•	the financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value, and earnings per share of Homestead’s common stock;

•	the compatibility of Homestead’s management team, strategic objectives and geographic footprint with those of Security;

•	the opportunity to leverage Security’s infrastructure;

•	the advice of Sandler O’Neill & Partners, L.P., Security’s independent financial advisor, as to the financial terms of the merger; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

Homestead

In deciding to be acquired, Homestead’s management and board of directors noted, among other things, the following:

•	the value of the consideration to be received by Homestead’s shareholders relative to the book value and earnings per share of Homestead common stock;

•	information concerning Security’s financial condition, results of operations and business prospects;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Security;

•	the fact that the merger will enable Homestead’s shareholders to exchange their relatively illiquid shares of Homestead common stock for shares that are more widely held and actively traded, and that the acquisition of Security common stock will generally be tax-free to Homestead’s shareholders (except to the extent of any cash received);

•	the opinion of Burke Capital that the consideration to be received by Homestead’s shareholders in the merger is fair from a financial point of view; and

•	the alternatives to the merger, including remaining an independent institution in the competitive and regulatory environment for financial institutions generally.

Homestead’s board of directors recommends that Homestead’s shareholders vote FOR the proposal to approve the merger agreement.

Opinion of Burke Capital

Homestead retained Burke Capital to act as a financial advisor in connection with a possible business combination. Burke Capital is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Burke Capital is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Burke Capital acted as financial advisor to Homestead in connection with the proposed merger with Security. In connection with Burke Capital’s engagement, Homestead asked Burke Capital to evaluate the fairness of the merger consideration to Homestead’s stockholders from a financial point of view. At the April 18, 2006 meeting of the Homestead board, Burke Capital delivered to the board its oral and written opinions that, based upon and subject to various matters set forth in its opinion, the merger consideration was fair to Homestead stockholders from a financial point of view. At this meeting, the Homestead’s board voted to approve the merger and authorized the execution of the merger agreement.

The full text of Burke Capital’s written opinion is attached as Appendix B to this proxy statement-prospectus. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Burke Capital in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the merger.

Burke Capital’s opinion speaks only as of the date of the opinion. The opinion was directed to the Homestead’s board of directors and is directed only to the fairness of the merger consideration to the Homestead shareholders from a financial point of view. It does not address the underlying business decision of Homestead to engage in the merger or any other aspect of the merger and is not a recommendation to any Homestead shareholder as to how such shareholder should vote at the shareholder meeting with respect to the merger, or any other matter.

In connection with rendering its April 18, 2006 opinion, Burke Capital reviewed and considered, among other things:

•	the merger agreement and certain of the schedules thereto;

•	certain publicly available financial statements and other historical financial information of Homestead that it deemed relevant;

•	projected earnings estimates for Homestead for the years ending December 31, 2006 through 2008 prepared by and reviewed with senior management of Homestead and the views of senior management regarding Homestead’s business, financial condition, results of operations and future prospects;

•	internal financial and operating information with respect to the business, operations and prospects of Homestead furnished to Burke Capital by Homestead that is not publicly available;

•	certain publicly available financial statements, future earnings projections, and other historical financial information of Security that it deemed relevant;

•	the reported prices and trading activity of Security’s common stock and compared those prices and activity with other publicly-traded companies that Burke Capital deemed relevant;

•	the pro forma financial impact of the merger on Security’s ability to complete a transaction from a regulatory standpoint, based on assumptions determined by senior management of Homestead and Burke Capital;

•	the financial terms of other recent business combinations in the commercial banking industry, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

Homestead’s board of directors did not limit the investigations made or the procedures followed by Burke Capital in giving its opinion.

In performing its reviews and analyses and in rendering its opinion, Burke Capital assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Homestead and Security that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Burke Capital was not asked to and did not independently verify the accuracy or completeness of such information and it did not assume responsibility or liability for the accuracy or completeness of any of such information. Burke Capital did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Homestead or Security or any of their respective subsidiaries, or the ability to collect any such assets, nor was it furnished with any such evaluations or appraisals. Burke Capital is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Homestead or Security, nor did it review any individual credit files relating to Homestead or Security. With Homestead’s consent, Burke Capital assumed that the respective allowances for loan losses for both Homestead and Security were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Burke Capital did not conduct any physical inspection of the properties or facilities of Homestead or Security. Burke Capital is not an accounting firm and it relied on the reports of the independent accountants of Homestead and Security for the accuracy and completeness of the financial statements furnished to it.

Burke Capital’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Burke Capital assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Burke Capital also assumed that there has been no material change in Homestead’s and Security’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Homestead and Security will remain as going concerns for all periods relevant to its analyses.

In rendering its April 18, 2006 opinion, Burke Capital performed a variety of financial analyses. The following is a summary of the material analyses performed by Burke Capital, but is not a complete description of all the analyses underlying Burke Capital’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Burke Capital believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Burke Capital’s comparative analyses described below is identical to Homestead or Security and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Homestead or Security and the companies to which they are being compared.

The earnings projections used and relied upon by Burke Capital in its analyses were based upon internal projections of Homestead. Burke Capital assumed for purposes of its analyses that such performance would be achieved. Burke Capital expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Burke Capital by Homestead were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Burke Capital in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Burke Capital also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Homestead, Security and Burke Capital. The analyses performed by Burke Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Burke Capital prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Homestead board at the April 18, 2006 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Burke Capital’s analyses do not necessarily reflect the value of Homestead’s common stock or Security’s common stock or the prices at which Homestead’s or Security’s common stock may be sold at any time.

Summary Of Proposed Merger

The total merger consideration for all issued and outstanding shares of Homestead common stock and all Homestead stock options and warrants to purchase Homestead common stock (“Homestead Stock Equivalents”) totals $50 million ($25.12 per share fully diluted). Shares controlled by the Fuqua Estate totaling 435,870 shares of Homestead common stock (the “Fuqua Shares”) will be converted into the right to receive cash. Assuming the transaction closed on April 18, 2006, cash consideration would total $10.674 million or $24.49 per share, a 2.5% discount to the aggregate per share price. Each share of Homestead common stock and Homestead Stock Equivalents other than the Fuqua Shares will be converted into the right to receive common stock of Security equal to a pro rata share of the stock consideration defined to equal $50 million less the cash consideration divided by the average trading price of Security’s common stock. At closing, however, the stock consideration will include no less than 1,597,500 shares or more than 1,638,500 shares of Security’s common stock. Assuming the transaction closed on April 18, 2006, the stock consideration would total 1,617,685 shares of Security’s common stock based on their current average trading price of $24.31 per share, and would total $39.326 million or $25.29 per share. Burke Capital also noted that Homestead common shareholders will receive a $0.50 dividend paid at closing. Utilizing Homestead’s audited financial information as of December 31, 2005, Burke Capital calculated the following ratios:

Deal Value Considerations:		Deal Multiples:
Aggregate Price / Fully Diluted Share(1)	$25.12	Transaction Value / LTM Net Income	26.27	x
Aggregate Value For Common Shares	$45,589,935	Transaction Value / Book Value	2.53	x
Aggregate Value for Outstanding Options	$4,410,065	Transaction Value / Tangible Book Value	2.53	x

Total Transaction Value	$50,000,000	Core Deposit Premium	26.03%

*	Deal multiples based on March 31, 2006 unaudited financial results.
(1)	Burke Capital notes that Homestead shareholders receiving stock will receive $25.29 per share of common stock due to Fuqua Shares receiving cash consideration of $24.49, a 2.5% discount from the aggregate per share value of $25.12.

The fully diluted share count is based upon Homestead 1,815,100 outstanding common shares and 306,071 outstanding warrants and options to purchase common shares at a weighted average strike price of $10.71. Fully diluted share count is 1,990,681, which assumes a cashless exercise of Homestead’s in-the-money options at the time of the transaction announcement.

Analysis Of Selected Merger Transactions

Southeastern Transactions

In order to address the specific valuation considerations within the Southeastern market that Homestead serves, Burke Capital selected a group of comparable Southeastern merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger consideration. Specifically, Burke Capital selected bank merger and acquisition transactions according to the following criteria:

•	Merger and acquisition transactions announced after January 1, 2002

•	Seller located within the Southeastern United States—AL, GA, NC, SC, TN, VA, & DC.

•	Seller assets between $150 million and $500 million.

•	Seller with ROAA greater than 50 bps in the latest quarter prior to announcement.

•	Seller had three or less branches

•	Seller located in metro markets

Burke Capital selected seven transactions fitting the criteria listed above as being comparable to the proposed merger. The seven comparable transactions selected included the following:

Buyer	State	Seller	State
Security Bank Corporation	GA	Rivoli Bancorp Inc.	GA
Citizens South Banking Corp.	NC	Trinity Bank	NC
United Community Banks Inc.	GA	Liberty National Bancshares	GA
First Community Corp.	SC	DutchFork Bancshares Inc.	SC
Peoples Holding Co.	MS	Renasant Bancshares Inc.	TN
Bank of Granite Corp.	NC	First Commerce Corp.	NC
Main Street Banks Inc.	GA	First Colony Bancshares Inc.	GA

Burke Capital reviewed the multiples of transaction value at announcement to last twelve months’ earnings, transaction value to book value, transaction value to assets, and book premium to core deposits and computed high, low, mean, median, and quartile multiples and premiums for the transactions. These multiples and premiums were applied to Homestead’s financial information as of and for the period ended December 31, 2005 and were used to impute a transaction price. As illustrated in the following table, Burke Capital derived an imputed range of values per share of Homestead’s common stock of $21.37 to $27.30 based upon the median and mean multiples of the selected Southeastern transactions.

	Median Multiple		Implied Value/Share	Mean Multiple		Implied Value/Share	Homestead Merger Consideration
Transaction Value/LTM E.P.S.	22.10	x	$21.37	24.65	x	$23.66	26.27	x
Transaction Value/Book Value	2.69	x	$26.63	2.76	x	$27.30	2.53	x
Transaction Value/Assets	22.52%		$25.30	22.07%		$24.82	22.35%
Book Premium/Core Deposits	21.25%		$22.50	22.71%		$23.30	26.03%

	Median Value		$23.90			$24.24	$25.12
	Mean Value		$23.95			$24.77

	Implied Range		$21.37	<=>		$27.30

The analysis showed that the merger consideration of $25.12 is within the range of values imputed by the mean and median multiples of the comparable Southeastern transactions.

U.S. Transactions

Burke Capital, in addition to analyzing Southeastern transactions, selected a group of comparable U.S. merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger consideration. Specifically, Burke Capital selected bank merger and acquisition transactions according to the following criteria:

•	Merger and acquisition transactions announced after January 1, 2004

•	Seller located within the continental United States.

•	Seller assets between $150 million and $500 million.

•	Seller with ROAA greater than 50 bps in the latest quarter prior to announcement.

•	Seller had two or less branches

Burke Capital selected 17 transactions fitting the criteria listed above as being comparable to the proposed merger. The 17 comparable transactions selected included the following:

Buyer	State	Seller	State
Sterling Financial Corp.	WA	Lynnwood Financial Group	WA
Flushing Financial Corp.	NY	Atlantic Liberty Financial	NY
Bank of Choice Holding Company Investor group	CO	First National Bank of Arvada	CO
		LDF Incorporated	IL
Frontier Financial Corp.	WA	Northstar Financial Corp.	WA
Frandsen Financial Corporation	MN	QCF Bancorp Inc.	MN
BMO Financial Group	Montreal, CA	Edville Bankcorp Incorporated	IL
UCBH Holdings Inc.	CA	Pacifica Bancorp Inc.	WA
Home Bancshares Inc.	AR	Mountain View Bancshares Inc.	AR
Pacific Capital Bancorp	CA	First Bancshares Inc.	CA
BOK Financial Corp.	OK	Valley Commerce Bancorp	AZ
Wintrust Financial Corp.	IL	First Northwest Bancorp Inc.	IL
BancorpSouth Inc.	MS	Business Holding Corporation	LA
Sky Financial Group Inc.	OH	Prospect Bancshares Inc.	OH
First Fed Banc of the SW Inc.	NM	GFSB Bancorp Inc.	NM
Wintrust Financial Corp.	IL	Town Bankshares Ltd	WI
Peoples Holding Co.	MS	Renasant Bancshares Inc.	TN

Burke Capital reviewed the multiples of transaction value at announcement to last twelve months’ earnings, transaction value to book value, transaction value to assets, and book premium to core deposits and computed high, low, mean, median, and quartile multiples and premiums for the transactions. These multiples and premiums were applied to Homestead’s financial information as of and for the period ended December 31, 2005 and were used to impute a transaction price. As illustrated in the following table, Burke Capital derived an imputed range of values per share of Homestead’s common stock of $20.87 to $26.22 based upon the median and mean multiples of the selected U.S. transactions.

	Median Multiple		Implied Value/Share	Mean Multiple		Implied Value/Share	Homestad Merger Consideration
Transaction Value / LTM E.P.S.	22.65	x	$21.87	21.54	x	$20.87	26.27	x
Transaction Value / Book Value	2.64	x	$26.22	2.47	x	$24.59	2.53	x
Transaction Value / Assets	21.51%		$24.24	20.30%		$22.95	22.35%
Book Premium / Core Deposits	19.13%		$21.34	18.48%		$20.99	26.03%

	Median Value		$23.05			$21.97	$25.12
	Mean Value		$23.42			$22.35

	Implied Range		$20.87	<=>		$26.22

The analysis showed that the merger consideration per share of $25.12 is within the range of values imputed by the mean and median multiples of the comparable U.S. transactions.

Discounted Cash Flow Analysis

Using a discounted cash flow analysis, Burke Capital estimated the present value of the future stream of earnings and dividends that Homestead could produce over the next five years based upon an internal earnings and balance sheet forecast for 2006 – 2008. Burke Capital performed discounted cash flow analyses based upon terminal values to trailing earnings.

In order to derive the terminal value of Homestead’s earnings stream beyond 2009, Burke Capital assumed terminal value multiples ranging from 12.0x to 18.0x of fiscal year 2009 net income. The dividend streams and terminal values were then discounted to present values using different estimated discount rates (ranging from 18.0% to 22% chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Homestead common stock. This discounted cash flow analysis indicated a value range between $21.31 and $33.99 per share of Homestead common stock. The value of the consideration offered by Security to Homestead in the merger is $25.12 per share of Homestead common stock, which is within the range of values imputed from the discounted cash flow analysis.

	Discount Rates
LTM Earnings Multiple	18.0%	20.0%		22.0%
12.0x	$23.17	$22.21		$21.31
14.0x	$26.78	$25.66		$24.60
16.0x	$30.38	$29.10		$27.89
18.0x	$33.99	$32.54		$31.19
	Implied Value / Share	$21.31	«	$33.99
	Security Offer		$25.12

Contribution Analysis

Burke Capital computed the contribution of Security and Homestead to various elements of the pro forma entity’s income statement, excluding estimated cost savings and operating synergies and balance sheet. The following table compares the pro forma ownership in the combined company assuming a 100% stock transaction, based upon the exchange ratio, to each party’s respective contribution to each element of the analysis.

	Financials		Contribution
	Security	Homestead	Security	Homestead
Pro Forma Common Ownership (100% Stock)	17,016	2,057	89.22%	10.78%

Earnings (000’s):
2005 Earnings	$16,186	$1,903	89.48%	10.52%

Balance Sheet (12/31/2005) (000’s):
Loans	$1,367,119	$179,365	88.40%	11.60%
Assets	1,797,475	223,756	88.93%	11.07%
Deposits	1,396,377	182,926	88.42%	11.58%
Equity	208,106	19,790	91.32%	8.68%
Tangible Equity	104,163	19,790	84.03%	15.97%

*	SBKC financials are pro forma projected financials with Neighbors, recently closed in April 2006.

The contribution analysis indicated that the pro forma ownership of Security’ common stock issuable to Homestead shareholders in the merger was primarily in line the earnings, loans, assets, deposits and equity contributed to Security by Homestead.

Analysis of Homestead

Selected Peer Group Analysis

Burke Capital used publicly available information to compare selected financial information for Homestead and a group of selected financial institutions. The group consisted of 30 bank financial institutions, which we refer to as the “Homestead Peer Group”. The Homestead Peer Group consisted of selected Georgia community banks with assets between $150 million and $500 million with three or less branches and ROAA greater than 0.50% over the last twelve months. The Homestead Peer Group was comprised of the following institutions:

Bank Holding Company	City	Bank Holding Company	City
Amvescap National Trust Company	Atlanta	JBC Bancshares, Inc.	Jasper

Atlanta Business Bank	Atlanta	Jones Bancshares, L.P.	Waycross

Cherokee Banking Company	Canton	Lafayette Bankshares, Inc.	Lafayette

Citizens Bank of Effingham	Springfield	Liberty Bancorp of Georgia, Inc.	Clayton

Citizens Bank of Forsyth County	Cumming	MCB Financial Group, Inc.	Carrollton

Community Banks of Georgia, Inc.	Jasper	NBG Bancorp, Inc.	Athens

Community Financial Holding Company, Inc.	Duluth	Newnan Coweta Bancshares, Inc.	Newnan

First Commerce Community Bank	Douglasville	Peoples Bank & Trust	Buford

First Georgia Community Corp.	Jackson	Peoples Banking Corporation	Blackshear

First National Bank	Savannah	Piedmont Bancshares, Inc.	Atlanta

FirstBank Financial Services, Inc.	McDonough	Quantum Capital Corporation	Suwanee

Gateway Bancshares, Incorporated	Ringgold	Thomasville Bancshares, Inc.	Thomasville

GBC Bancorp, Inc.	Lawrenceville	Triangle Financial Group, Inc.	Loganville

Georgia Commerce Bank	Atlanta	United Americas Bank, National Association	Atlanta

Greater Rome Bancshares, Inc.	Rome	WB&T Bankshares, Inc.	Waycross

The analysis calculated the median performance of the Homestead Peer Group, based upon the latest publicly available financial data, to Homestead’s December 31, 2005 audited financial results. The table below sets forth the comparative data.

	Revenues		Earnings				Capital Implications		Asset Quality	Employee Productivity	Asset Growth
	Net Interest Margin	Noninterest Income/ Average Assets	Efficiency	ROAA	ROAE	Pre- Provision, Pre-Tax Margin	Equity / Assets	Asset Utilization	NPA’s/ Total Assets	Assets / Employee	1-yr
Peer Group Median	4.20%	0.55%	57.70%	1.11%	14.25%	2.21%	7.89%	95.16%	0.13%	5,121	20.33%
Homestead	3.90%	0.01%	36.89%	1.11%	11.84%	2.47%	8.84%	95.90%	0.00%	10,655	85.68%

Homestead’s performance is within the range in most financial metrics with the selected peer group over the last twelve months.

Analysis of Security

Selected Peer Group Analysis

Burke Capital used publicly available information to compare selected financial information for Security and a group of selected financial institutions. The group consisted of Security and 29 bank holding companies, which we refer to as the “Security Peer Group”. The Security Peer Group consisted of selected Southeastern publicly traded banks (AL, GA, TN, NC, SC, VA & DC) with assets between $1 billion and $5 billion. The Security Peer Group was comprised of the following institutions:

Bank Holding Company	City	State	Bank Holding Company	City	State
Ameris Bancorp	Moultrie	GA	GB&T Bancshares, Inc.	Gainesville	GA

BancTrust Financial Group, Inc.	Mobile	AL	Greene County Bancshares, Inc.	Greeneville	TN

Bank of Granite Corporation	Granite Falls	NC	Main Street Banks, Inc.	Atlanta	GA

Burke & Herbert Bank & Trust Company	Alexandria	VA	PAB Bankshares, Inc.	Valdosta	GA

Cardinal Financial Corporation	McLean	VA	Pinnacle Financial Partners, Inc.	Nashville	TN

Colony Bankcorp, Inc.	Fitzgerald	GA	SCBT Financial Corporation	Columbia	SC

Fidelity Southern Corporation	Atlanta	GA	Southern Bancshares (North Carolina), Inc.	Mount Olive	NC

First Bancorp	Troy	NC	Southern Community Financial Corp.	Winston-Salem	NC

First Charter Corporation	Charlotte	NC	TowneBank	Portsmouth	VA

First Community Bancshares, Inc.	Bluefield	VA	Union Bankshares Corporation	Bowling Green	VA

First Security Group, Inc.	Chattanooga	TN	Virginia Commerce Bancorp, Inc.	Arlington	VA

FLAG Financial Corporation	Atlanta	GA	Virginia Financial Group, Inc.	Culpeper	VA

FNB Corp.	Asheboro	NC	Wilson Bank Holding Company	Lebanon	TN

FNB Corporation	Christiansburg	VA	Yadkin Valley Bank and Trust Company	Elkin	NC

FNB Financial Services Corporation	Greensboro	NC

The analysis calculated the median performance of the Security Peer Group, based upon the latest publicly available financial data, to Security’s December 31, 2005 audited financial results. The table below sets forth the comparative data.

	Revenue		Earnings				Capital Implications		Asset Quality	Employee Productivity	5-yr Growth Rates
	Net Interest Margin	Noninterest Income/ Average Assets	Efficiency	ROAA	ROAE	Pre- Provision, Pre-Tax Margin	Equity / Assets	Asset Utilization	NPA's/ Total Assets	Assets / Employee	Assets	Core EPS
Security Peer Group Median	4.26%	1.04%	59.34%	1.06%	11.12%	2.04%	9.83%	92.66%	0.39%	3,329	15.64%	9.32%

Security	4.46%	1.34%	56.90%	1.31%	12.80%	2.51%	10.79%	91.86%	0.56%	3,811	32.27%	17.91%

Security’s performance is generally at the high end of its range compared with the Security Peer Group.

Burke Capital also compared Security’s trading characteristics with the Security Peer Group as illustrated below. Security’s common stock trading characteristics, as well as liquidity metrics ranked within range among the Peer Group.

	Security	Security Peer Group Median	Quartile
Trading Metrics
Price/ LTM Earnings	18.72x	16.70x	2
Price/ 2006E Earnings	16.40x	14.80x	2
Price/ Book Value	1.91x	1.90x	2
Price/ Tangible Book Value	3.41x	2.45x	1

Public Market Data
3-mo Avg Daily Trading Volume	17,733	14,000	2
Dividend Yield	1.27%	2.05%	4

Relative Stock Price Performance

Burke Capital analyzed the price performance of Security’s common stock from April 16, 2004 to April 17, 2006 and compared that performance to the performance of the S&P Mid Cap Index and the S&P 500 Index. This analysis indicated the following cumulative changes in price over the period:

Security:	64.00%

S&P 500 Index:	13.28%

S&P Mid. Cap Index:	9.52%

Other Factors And Analyses

Burke Capital took into consideration various other factors and analyses, including: historical market prices and trading volumes for Security’s common stock; movements in the common stock of selected publicly-traded companies and movements in the S&P Bank Index.

Based upon the forgoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Burke Capital determined that the transaction consideration was fair from a financial point of view to the Homestead shareholders.

For its financial advisory services provided to Homestead, Burke Capital will be paid a customary fee. In addition, Homestead has agreed to indemnify Burke Capital against various liabilities, including any that may arise under the federal securities laws, subject to adjustment based on the actual deal value as of the closing date.

THE MERGER AGREEMENT

This section of the proxy statement-prospectus describes certain terms of the merger agreement. It is not intended to include every term of the merger, but rather addresses only the significant aspects of the merger. This discussion is qualified in its entirety by reference to the merger agreement and the opinion of Burke Capital which are attached as Appendices A and B to this proxy statement-prospectus and are incorporated herein by reference. We urge you to read these documents as well as the discussion in this document carefully.

General

If the shareholders of Homestead approve the merger agreement and the other conditions to the consummation of the merger are satisfied, Security will acquire Homestead pursuant to the merger of Homestead with and into SBKC Interim Bank. Security will exchange shares of Security common stock for each outstanding share of Homestead common stock as to which dissenters’ rights have not been exercised and perfected (other than shares held by Homestead, which will be cancelled in the merger) held by holders other than the Fuqua Estate. Security will exchange cash for each share of Homestead common stock held by the Fuqua Estate. Each share of Security common stock and SBKC Interim Bank common stock issued and outstanding immediately prior to the effective date of the merger will remain issued and outstanding and unchanged as a result of the merger.

What Homestead’s Shareholders Will Receive in the Merger

Total consideration with a value of approximately $50,000,000 will be issued in the merger. Shareholders, other than the Fuqua Estate, and holders of options and warrants to acquire shares of Homestead common stock will be entitled to receive their pro rata portion of not less than 1,597,500 shares and not more than 1,638,500 shares of Security common stock The Fuqua Estate will be entitled to receive cash in an amount equal to its pro rata share of the total merger consideration, less a 2.5% discount. This discount amount will distributed to the other holders of Homestead common stock, subject to the minimum and maximum shares of Security stock to be issued in the merger. As a result of the discount, the amount of cash paid to the Fuqua Estate will equal 97.5% of the estate’s pro rata share of the $50,000,000 deemed merger consideration value. The precise number of shares of Security common stock issued to shareholders of Homestead, other than the Fuqua Estate, will be determined by dividing (A) $50,000,000 less the cash consideration paid to the Fuqua Estate for its Homestead shares, by (B) the average daily closing price of Security’s common stock for the 20 trading-day period ending on the date that is ten trading days prior to the closing of the merger. This floating exchange ratio is limited, however, by the minimum of 1,597,500 shares and the maximum of 1,638,500 shares that Security will be required to issue in the merger. In addition, if the average closing price of the Security common stock during the 20 trading-day period ending five trading days before the proposed effective time of the merger is less than $19.45 per share and certain other market conditions are met, then Homestead may renegotiate the merger consideration with Security. If they cannot agree on a new price within 15 business days after the proposed effective date, then the merger agreement will terminate.

Assuming 1,990,681 shares of Homestead common stock (including equivalent warrant and option shares) are outstanding on each date, each outstanding share of Homestead common stock would represent the right to receive the amount of cash, in the case of shares held by the Fuqua Estate, or stock shown below. These amounts are based on the 20-day average closing prices for Security’s common stock on April 19, 2006 of $24.31 and [                    ], 2006 of $[            ].

		Consideration Payable to Homestead Shareholders other than the Fuqua Estate
20 Trading-Day Period Ending:	Homestead Shares Held by Fuqua Estate	Shares of Security Stock per Homestead Share	Value of Shares of Security Common Stock	Cash per Homestead Shares Held by Fuqua Estate
April 18, 2006 (one day prior to date of the merger agreement)	435,870	1.0404	$25.29	$24.49
, 2006 (last practicable day prior to date of this proxy statement-prospectus)	435,870			$24.49

Examples of the possible fluctuation in the number of shares of Security common stock that will be issued in the merger are set forth in the table below.

The Fuqua Estate owns approximately 22% of the outstanding stock of Homestead on a fully diluted basis. The boards of directors for both Security and Homestead were concerned that, for purposes of distributing the Fuqua Estate, any shares of Security common stock received in the merger by the Fuqua Estate would need to be liquidated. Security and Homestead were concerned that the sale of such a large number of shares over a short period of time could cause the market value of the Security common stock to decrease. As a result, after consultation with representatives of the Fuqua Estate, Security and Homestead agreed to cash out the shares of Homestead common stock held by the Fuqua Estate at a discount of approximately 2.5% to the value of the consideration to be received by all other Homestead shareholders, with the value of such discount being distributed to the other Homestead shareholders. As a result, although the Fuqua Estate owns approximately 22% of the outstanding stock of Homestead on a fully diluted basis, after reducing the merger consideration otherwise payable, the estate will receive only approximately 21% of the total merger consideration value of approximately $50,000,000. The discount was designed to provide a premium to the other shareholders of Homestead for the risk associated with fluctuations in the value of the stock consideration after the merger as a result of potential decreases in the market price of Security’s common stock.

As is noted above, the merger consideration is subject to renegotiation by Security and Homestead under the following circumstances. If the “average closing price” of Security common stock is less than or equal to $19.45 per share and the ratio of the “average closing price” to the weighted average proposed closing price for the 20 trading-day period ending on the date that is five trading days prior to the proposed closing date of the merger of certain banks located in the Southeastern United States is less than or equal to 80% of the ratio of $24.31 to the weighted average closing price of the same banks for the same 20-day period, then the parties have the right to renegotiate the merger consideration. “Average closing price” is defined as the average closing price of Security common stock for the 20 trading-day period ending on the date that is five trading days prior to the proposed closing date. The banks to be used in determining the ratio outlined above are listed in Appendix 1 of the merger agreement, which is attached as Appendix A to this proxy statement-prospectus. If Security and Homestead cannot agree on a new price within 15 business days after the proposed effective date, then the merger agreement terminates.

Because the exchange ratio for the number of shares of Security common stock to be received by Homestead shareholders other than the Fuqua Estate is not fixed, the number of share you will receive for each Homestead share will fluctuate and will likely vary from the amounts shown above, but the aggregate value of the shares received will remain approximately the same. The table below sets forth examples of the possible fluctuations in the number of shares of Security common stock that you will receive, assuming the average closing price for Security’s common stock is as specified below. The table also assumes no dissenters’ rights are exercised and ignores cash issued in lieu of fractional shares.

Assumed Average Closing Price of Security Common Stock(1)	Number of Shares of Security Common Stock per Homestead Share(2)	Value of Shares of Security Common Stock per Homestead Share
$24.61 or higher	1.0278	$25.29 or higher
$24.50	1.0324	$25.29
$24.40	1.0366	$25.29
$24.30	1.0409	$25.29
$24.20	1.0452	$25.29
$24.10	1.0495	$25.29
$24.01 or lower	1.0534	$25.29 or lower

(1)	The 20-day average closing price of Security common stock on June 2, 2006 was $22.35. As a result of the limitations on the minimum and maximum number of shares of Security common stock to be issued, an average trading price outside of this range will have no effect on the exchange ratio. It would, however, have an effect on the value of the shares of Security common stock per Homestead share.
(2)	Excludes the 435,870 shares of Homestead common stock held by the Fuqua Estate, which will be cashed out in the merger.

Although the floating exchange ratio was designed to ensure that, to the extent possible, the shareholders of Homestead received total merger consideration with a value of approximately $50,000,000, as a result of the limitations on the minimum and maximum number of shares of Security common stock to be issued in the merger, in the event that the average closing price of Security’s common stock is less than $24.01 or more than $24.61, the aggregate value of the consideration paid to the Homestead shareholders in the merger, other than the Fuqua Estate, may be less or more than the intended value of approximately $50,000,000.

Homestead Special Dividend

In connection with the merger, Homestead intends to pay a special dividend of $0.50 per share of Homestead common stock. In the event the merger agreement is terminated, Homestead does not intend to pay the special dividend. As of the date hereof, no Record Date or dividend payment date has been declared by the Homestead board of directors. In addition, consummation of the merger is not subject to Homestead’s payment of the special dividend.

No Fractional Shares

No fractional shares of Security common stock will be issued in connection with the merger. Instead, Security will make a cash payment without interest to each shareholder of Homestead who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of Security common stock otherwise issuable to such shareholder by the average closing price per share of Security common stock for the 20 trading-day period ending ten trading days prior to the closing date.

Dissenters’ Rights

Holders of shares of Homestead common stock who properly elect to exercise the dissenters’ rights provided for in Article 13 of the GBCC will not have their shares converted into the right to receive merger consideration. If a holder’s dissenters’ rights are lost or withdrawn, such holder will receive his or her pro rata portion of the merger consideration. For more information, see “Dissenters’ Rights.”

Effect of the Merger on Homestead Options and Warrants

Options and warrants to purchase shares of Homestead common stock outstanding as of the effective time of the merger will be cancelled in the merger and converted, regardless of whether or not they are vested, into the right to receive a pro rata portion of the stock to be issued in the merger based on the number of equivalent warrant or option shares, as the case may be, for such option or warrant. The number of equivalent shares an option or warrant is entitled to is equal to the “net equivalent value” of such option or warrant divided by $25.12, the deemed value of the merger consideration per share under the merger agreement. The “net equivalent value” of an option or warrant is equal to the product of (A) $25.12, the deemed value under the merger agreement of the merger consideration per share, less the exercise price of such option or warrant, and (B) the number of shares of Homestead common stock underlying such option or warrant. By way of example, if a Homestead optionee holds an option to purchase 200 shares of Homestead common stock at $10.00 per share, the optionee will be entitled to 120.38 equivalent option shares. The equivalent warrant and option shares will be converted in the merger into the right to receive a pro rata portion of the shares of Security common stock to be issued in the merger. The effect of this conversion is to treat each outstanding Homestead option and warrant as if it had been exercised in full by cashless exercise immediately prior to the effective time of the merger. The Fuqua Estate does not hold any options or warrants to purchase shares of Homestead common stock.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger agreement is approved by Homestead’s shareholders;

•	all required consents and approvals are obtained; and

•	all other conditions to the merger discussed in this proxy statement-prospectus and the merger agreement are either satisfied or waived.

If all of these conditions are met, the closing of the merger will occur as soon as practicable thereafter on a date mutually agreeable to Security and Homestead.

Representations and Warranties in the Merger Agreement

Homestead and Security have made representations and warranties to each other as part of the merger agreement. Homestead’s representations and warranties are contained in Article 5 of the merger agreement and relate to, among other things:

•	its organization and authority to enter into the merger agreement;

•	its capitalization, subsidiaries, properties and financial statements;

•	pending and threatened litigation;

•	its loans, investment portfolios, reserves and taxes;

•	insurance, employee benefits and legal and environmental matters;

•	privacy of customer information and the status of technology systems; and

•	its contractual obligations and contingent liabilities.

Security’s representations and warranties are contained in Article 6 of the merger agreement and relate to, among other things:

•	its organization and authority to enter into the merger agreement;

•	its capitalization and financial statements;

•	pending and threatened litigation against Security;

•	the shares of Security common stock to be issued in the merger; and

•	its public reports filed with the Securities and Exchange Commission (the “SEC”).

The representations and warranties of the parties will not survive the effective time of the merger.

Conditions to the Merger

The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:

•	approval of the merger agreement by Homestead’s shareholders;

•	approval of the merger by the Federal Reserve Board, the GDBF and the FDIC without imposing conditions unacceptable to either Security or Homestead (see “The Merger Agreement—Regulatory and Other Required Approvals”);

•	issuance of a tax opinion from Troutman Sanders LLP that the merger qualifies as a tax-free reorganization and that Homestead’s shareholders will not recognize gain on the exchange of their shares (except to the extent of any cash received);

•	the issuance of an opinion from Burke Capital that the consideration to be paid to Homestead’s shareholders is fair to such shareholders from a financial standpoint, which opinion has been delivered to Homestead and is attached hereto as Appendix B;

•	the absence of a stop order suspending the effectiveness of Security’s registration statement under the Securities Act with respect to the shares of Security common stock to be issued to the Homestead shareholders;

•	the absence of an order, decree or injunction enjoining or prohibiting completion of the merger;

•	continued accuracy as of the closing date of the representations and warranties set forth in the merger agreement and fulfillment in all material respects of the parties’ covenants set forth in the merger agreement;

•	the absence of any material adverse change in the financial condition, results of operations, business or prospects of each of the parties;

•	Security’s receipt of support agreements from Homestead’s affiliates, which support agreements have been delivered;

•	Security’s receipt from each of Homestead’s directors of an executed noncompetition agreement (see “The Merger Agreement—Interests of Certain Persons in the Merger”);

•	Security’s entry into employment agreements with Heyward Horton, Scott Hudgins, Jennie Parr and R. Lamar Harden, officers of Homestead;

•	the approval of shares of Security common stock to be issued pursuant to the merger agreement for Nasdaq listing; and

•	issuance of certain legal opinions by counsel for Homestead and Security.

The conditions to the merger are set forth in Article 9 of the merger agreement. The parties intend to complete the merger as soon as practicable after all conditions have been satisfied or waived; however, we cannot assure you that all conditions will be satisfied or waived.

Waiver and Amendment

Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the merger agreement at any time by written agreement. The parties’ boards of directors must approve any material amendments. Any material change in the terms of the merger agreement after the meeting may require a re-solicitation of votes from Homestead’s shareholders with respect to the amended merger agreement.

Business of Homestead Pending the Merger

The merger agreement requires Homestead to continue to operate its business as usual pending the merger. Among other things, it may not, without Security’s consent, take or agree to take any of the following actions:

•	amend its articles of incorporation or bylaws or other governing instruments;

•	incur any additional debt or other obligation outside the ordinary course of business in excess of $100,000 or allow any lien or encumbrance to be placed on any asset;

•	redeem, repurchase, or otherwise acquire any shares of its capital stock or any instruments convertible into capital stock or pay any distribution or dividend on its capital stock, except for the special one-time dividend payable to the Homestead shareholders prior to closing of not more than $0.50 per share, subject to adjustment in certain circumstances, the Homestead intends to pay in connection with the merger;

•	issue, sell, pledge, encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its common stock or otherwise dispose of any asset having a book value in excess of $100,000;

•	enter into or modify any employment agreement, except such agreements that are terminable at will;

•	except in certain circumstances, make any material investments other than investments in obligations or securities of government entities;

•	adopt any new employee benefit plan or make any material change to existing plans, except as required by law or to maintain the tax status of the plan;

•	make any change to tax or accounting methods or internal accounting controls, except as required by law, regulation, or GAAP;

•	commence any litigation inconsistent with past practices or settle any claim for over $100,000 in money damages or any restrictions on its operations; or

•	enter into, modify, amend, or terminate any contract or waive, release, or assign any claim in any amount exceeding $100,000.

The restrictions on Homestead’s business activities are set forth in Section 7.2 of the merger agreement.

No Solicitation of Alternative Transactions

Homestead was required to immediately cease any negotiations with any person regarding any acquisition transaction existing at the time the merger agreement was executed. In addition, Homestead may not solicit, directly or indirectly, inquiries or proposals with respect to, or, except to the extent determined by Homestead’s board of directors in good faith, after consultation with its financial advisors and legal counsel, to be required to discharge properly the directors’ fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions concerning, any sale of all or substantially all of its assets, any purchase of a substantial equity interest in it or any merger or other combination with it. Subject to the same fiduciary duties, Homestead’s board may not withdraw its recommendation to you of the merger or recommend to you any such other transaction.

Homestead was also required to instruct its officers, directors, agents, and affiliates to refrain from taking action prohibited of Homestead and is required to notify Security immediately if it receives any inquires from third parties. However, no director or officer of Homestead is prohibited from taking any action that the board of directors of Homestead determines in good faith, after consultation with counsel, is required by law or is required to discharge such director’s or officer’s fiduciary duties.

Termination of the Merger Agreement; Termination Fee

The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances are:

•	by mutual written consent of Homestead’s board of directors and Security’s board of directors;

•	by either party if the other party breaches any representation, warranty or covenant, such breach cannot be, or is not, cured within 30 days after written notice and the existence of such breach would result in a “material adverse effect,” as defined in the merger agreement, on the breaching party;

•	by either party if, by January 31, 2007, the conditions to completing the merger have not been met or waived, cannot be met or if the merger has not been consummated, or if the conditions to such party’s obligation to close are not satisfied by such date;

•	by either party if Homestead’s shareholders do not approve the merger agreement or if any required consent of any regulatory authority is denied and is not appealed;

•	by Security if Homestead’s board of directors withdraws, modifies or changes its recommendation of the merger agreement, recommends a merger, sale of assets or other business combination or substantial investment by a third party (other than the Security merger), or announces any agreement to do any of those things;

•	by Homestead if Homestead receives a bona fide written offer for an acquisition transaction that the Homestead board determines in good faith, after consultation with its financial advisors and counsel, to be more favorable than the Security merger;

•	by Security if the holders of more than 10% of Homestead common stock exercise dissenters’ rights; or

•	automatically if the parties have the right to renegotiate the merger consideration and no agreement can be reached within 15 business days of the date on which the right to renegotiate arises. For information regarding the circumstances under which the parties may renegotiate the merger consideration, please see “—What Homestead’s Shareholders Will Receive in the Merger.”

If Security terminates the merger agreement because Homestead’s board withdraws or changes its recommendation of the merger agreement or recommends an acquisition transaction other than the Security merger, or if Homestead terminates the agreement because it has received an offer for such an acquisition transaction, then Homestead (or its successor) must pay Security a termination fee of $2,000,000.

Provisions of the merger agreement regarding confidentiality, payment of the termination fee and indemnification of Homestead and its controlling persons will survive any termination of the merger agreement.

Payment of Expenses Relating to the Merger

The parties will pay all of their own expenses related to negotiating and completing the merger.

Interests of Certain Persons in the Merger

Some of Homestead’s directors and executive officers, including the estate of Homestead’s former director, the late J.B. Fuqua, have interests in the transaction in addition to their interests generally as shareholders of Homestead. These interests are described below. Homestead’s board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

Different Merger Consideration Payable to the Fuqua Estate

As described above under “—What Homestead’s Shareholders Will Receive in the Merger,” only the Fuqua Estate will receive cash consideration for its shares of Homestead common stock in the merger (excluding cash paid to any shareholders that have exercised their dissenters’ rights and cash paid for fractional shares). This disparate treatment of the Homestead shareholders is a result of Homestead’s and Security’s concerns that sales of large blocks of Security common stock by the Fuqua Estate within a short time of the closing of the merger could have a material adverse effect on the market price of Security’s common stock, which would be detrimental to all Homestead shareholders receiving Security common stock in the merger. Security and Homestead have agreed to cash out the shares of Homestead common stock held by the Fuqua Estate at a discount of approximately 2.5% to the value of the consideration to be received by all other Homestead shareholders, with the value of such discount being distributed to the other Homestead shareholders. As a result, although the Fuqua Estate owns approximately 22% of the outstanding stock of Homestead on a fully diluted basis, after reducing the merger consideration otherwise payable, the estate will receive only approximately 21% of the total merger consideration value of approximately $50,000,000. The discount was designed to provide a premium to the other shareholders of Homestead for the risk associated with fluctuations in the value of the stock consideration after the merger as a result of potential decreases in the market price of Security’s common stock.

Employment Agreements

It is a condition to the obligations of the parties under the merger agreement that Security will enter into employment agreements with each of Heyward Horton, President and Chief Executive Officer of Homestead, Scott Hudgins, Executive Vice President of Homestead, Jennie Parr, Vice President of Homestead and R. Lamar Harden, Vice President of Homestead. As of the date hereof, the terms of these employment agreements have not been completed. However, it is anticipated that each of these persons will continue to serve in similar capacities with Security Bank of Gwinnett County following the merger. In addition, the parties expect the employment agreements to include non-competition and non-solicitation provisions and, with respect to Messrs. Horton and Hudgins, will provide for severance payments in the event the executives are terminated following a change of control of Security.

Severance Payment

It is anticipated that Dale Johnson, the Chief Financial Officer of Homestead, will terminate his employment with Homestead upon the closing of the merger. In recognition of his agreement to remain with Homestead through the closing of the merger, Security has agreed to pay Mr. Johnson a lump sum severance payment in the amount of $231,750 and to reduce the geographic area covered by the non-competition Mr. Johnson was required to sign with Security under the terms of the merger agreement.

Director Noncompetition Agreements

It is a condition to the obligations of Security under the merger agreement that each director of Homestead shall enter into a noncompetition agreement not to compete with Security. The agreements will provide that, generally, with certain limited exceptions, each director of Homestead shall not serve on the board of any financial institution or any financial institution holding company located within 30 miles of Homestead in Suwanee, Georgia, for a period of two years following the date of the consummation of the merger. The Homestead directors will not receive additional consideration for the noncompetition agreements.

Homestead Stock Options and Warrants

Prior to the execution of the merger agreement, organizers, directors, executive officers and key employees of Homestead held options to purchase an aggregate of 121,071 shares of Homestead common stock with a weighted average exercise price of $11.79 per share and warrants to purchase an aggregate of 185,000 shares of Homestead common stock with a weighted average exercise price of $10.00 per share. All of these options and warrants will be cancelled in the merger, regardless of whether or not the options or warrants are vested at that time, and instead the holders of those options will be entitled to a number of equivalent warrant or option shares equal to the “net equivalent value” of such option or warrant divided by $25.12, the deemed value of the merger consideration per share under the merger agreement. The “net equivalent” value is equal to the product of (A) $25.12 less the exercise price of such option or warrant, and (B) the number of shares of Homestead common stock underlying such option or warrant. By way of example, if a Homestead optionee holds an option to purchase 200 shares of Homestead common stock at $10.00 per share, the optionee will be entitled to 120.38 equivalent option shares, which will be converted in the merger.

Director Payments

The directors of Homestead Bank will continue to serve as directors of Security Bank of Gwinnett County at the same level of compensation received by Security’s bank directors generally under Security’s director compensation policy.

Employee Benefits

Security will also give Homestead’s employees full vesting and eligibility credit for their years of service with Homestead, for purposes of benefit accrual under Security’s payroll practices and fringe benefit programs. Security will honor Homestead compensatory agreements in accordance with their terms (except that options will be cancelled in the merger) and will provide continuation coverage to Homestead employees under Homestead’s group health plan or any successor Security plan.

Indemnification and Insurance

Security has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under Homestead’s articles of incorporation and bylaws as in effect on April 19, 2006 with respect to matters occurring prior to or at the effective time of the merger will survive for a period concurrent with the applicable statute of limitations. In addition, Security has agreed to indemnify, under certain conditions, Homestead’s directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws. Homestead must cause the officers and directors of Homestead to be covered by Homestead’s directors and officers liability insurance policy (or a substitute policy) for three years following the effective time of the merger, subject to certain conditions.

No director or executive officer of Homestead, except for Messrs. Zellars and Been, owns any shares of Security common stock. As of the Record Date, Messrs. Zellars and Been owned 5,000 shares and 43,500 shares, respectively, of Security common stock, which represents less than 1% of Security’s outstanding common stock. No Security director or executive officer owns any shares of Homestead common stock and Security does not own any shares of Homestead common stock.

Public Trading Market

Security common stock is traded on The Nasdaq National Market under the trading symbol “SBKC.” The shares of Security common stock issuable pursuant to the merger will be traded on the same market under the same symbol. The shares of Security common stock to be issued in the merger will be freely transferable under applicable securities laws, except to the extent of any limitations or restrictions applicable to any shares received by any shareholder who may be deemed an affiliate of Homestead on the date of the special meeting of Homestead’s shareholders or an affiliate of Security following completion of the merger. See “—Resale of Security Common Stock.”

Security Dividends

The holders of Security common stock receive dividends if and when declared by the Security board of directors out of legally available funds. Security declared a dividend of $0.055 per share of common stock for each quarter of 2004, declared a dividend of $0.065 per share for each quarter of 2005, and declared a dividend of $0.075 per share for the first quarter of 2006. Following the completion of the merger, Security expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Security board of directors of other relevant factors.

Surrender and Exchange of Stock Certificates

At the effective time of the merger, Homestead’s shareholders will automatically become entitled to all of the rights and privileges afforded to Security shareholders at that time. However, the actual physical exchange of Homestead common stock certificates for cash and certificates representing shares of Security common stock will occur after the merger.

Registrar and Transfer Company will serve as exchange agent for the merger. Promptly after the merger, Security will send or cause to be sent to all Homestead shareholders (other than any shareholders who have exercised their dissenters’ rights) a letter of transmittal with instructions for exchanging Homestead common stock certificates for the merger consideration. Each Homestead stock certificate issued and outstanding immediately prior to the effective time of the merger will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when they are actually exchanged.

Security, at its option, may delay paying former shareholders of Homestead who become holders of Security common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Security common stock following the effective time of the merger until they have surrendered their certificates evidencing their Homestead common stock, at which time Security will pay any such dividends or other distributions without interest.

You should not send in your Homestead stock certificate(s) until you have received a letter of transmittal and further written instructions after the effective date of the merger. Please do NOT send in your stock certificates with your proxy.

After the exchange agent receives your certificates of Homestead common stock, together with a properly completed letter of transmittal, it will deliver to you the merger consideration to which you are entitled, consisting of Security common stock certificates (together with all withheld dividends or other distributions, but without interest thereon) and cash payments due (including any cash payment for a fractional share, without interest).

Shareholders who cannot locate their stock certificates are urged to contact promptly:

Homestead Bank

1380 Peachtree Industrial Boulevard

Suwanee, Georgia 30024

(770) 932-7780

Attn: Dale E. Johnson

Homestead will issue a new stock certificate to replace the lost certificate(s) only if the shareholder of Homestead signs an affidavit certifying that his or her certificate(s) cannot be located and containing an agreement to indemnify Homestead and Security against any claim that may be made against Homestead or Security by the holder of the certificate(s) alleged to have been lost or destroyed. Homestead or Security may also require the shareholder to post a bond in an amount sufficient to support the shareholder’s agreement to indemnify Homestead and Security.

Resale of Security Common Stock

The shares of Security common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”). Homestead’s shareholders who are not affiliates of Homestead or Security may freely trade their Security common stock upon completion of the merger. The term “affiliate” generally means each person who was an executive officer, director or 10% shareholder of Homestead prior to the merger or who is an executive officer, director or 10% shareholder of Security after the merger. Those shareholders who are deemed to be affiliates of Homestead may only sell their Security common stock as provided by Rule 145 of the Securities Act, or as otherwise permitted under the Securities Act.

If you are or may be an affiliate of Homestead, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of Security common stock after the merger. Persons assumed to be affiliates of Homestead have entered into agreements with Security not to sell shares of Security common stock they receive in the merger in violation of the Securities Act.

Regulatory and Other Required Approvals

Federal Reserve Board

The Federal Reserve Board must approve the merger before it can be completed. Security and Homestead must then wait at least 15 days after the date of Federal Reserve Board approval before they may complete the merger. During this waiting period, the U.S. Department of Justice may object to the merger on antitrust grounds. In reviewing that application, the Federal Reserve Board is required to consider the following:

•	competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

•	banking and community factors, which includes an evaluation of:

•	the financial and managerial resources of Security, including its subsidiaries, and of Homestead, and the effect of the proposed transaction on these resources;

•	management expertise;

•	internal control and risk management systems;

•	the capital of Security;

•	the convenience and needs of the communities to be served; and

•	the effectiveness of Security and Homestead in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The Federal Reserve Board may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended.

Security filed the application to acquire Homestead with the Federal Reserve Board on May 30, 2006.

Other Regulatory Approvals

The merger of Homestead with and into SBKC Interim Bank requires the approval of the FDIC and GDBF, and Security concurrently filed applications for approval of the bank merger with the FDIC and GDBF on May 30, 2006. In evaluating the bank merger, the FDIC and GDBF must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the FDIC from approving the bank merger if:

•	it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner.

However, if the FDIC or GDBF should find that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served, it may approve the bank merger. The bank merger may not be consummated until the 30th day (which the FDIC and GDBF may reduce to 15 days) following the later of the date of the FDIC and

GDBF approval, during which time the U.S. Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.

In order to consummate the merger, a charter for SBKC Interim Bank must be obtained from the GDBF. SBKC Interim Bank must also obtain deposit insurance from the FDIC. Security concurrently filed applications for a charter and deposit insurance for SBKC Interim Bank with the FDIC and GDBF on May 30, 2006. Because SBKC Interim Bank is being formed for the sole purpose of being merged with Homestead, the application materials incorporate information regarding Homestead. SBKC Interim Bank may be merged with Homestead only after approval from the GDBF and FDIC is obtained.

In connection with or as a result of the merger, Security or Homestead may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of Security may be subject. The Security common stock to be issued in exchange for Homestead common stock in the merger has been registered with the SEC and will be listed on The Nasdaq National Market. The transaction also will be registered with such state securities regulators as may be required.

Status and Effect of Approvals

All regulatory applications and notices required to be filed prior to the merger have been filed. Security and Homestead contemplate that they will complete the merger shortly after the special shareholders’ meeting, assuming all required approvals are received.

Security and Homestead believe that the proposed merger is compatible with the regulatory requirements described in the preceding paragraphs; however, we cannot assure you that we will be able to comply with any required conditions or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the merger.

While Security and Homestead believe that the requisite regulatory approvals for the merger will be obtained, we can give you no assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that any state attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.

We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained.

Accounting Treatment of the Merger

Security is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Homestead will be recorded, as of completion of the merger, at their respective fair values and added to those of Security. Any excess of purchase price over the net fair value of Homestead’s assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of Security issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Homestead. The results of operations of Homestead will be included in the results of operations of Security following the effective time of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material United States federal income tax consequences of the merger to the shareholders of Homestead that are U.S. persons (as defined below). This summary is based on provisions of the Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the Code, all as in effect as of this date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. This summary is limited to Homestead shareholders who hold their shares as capital assets. This summary does not address all aspects of United States federal income taxation that may be relevant to Homestead shareholders in light of their particular circumstances or to Homestead shareholders who are subject to special treatment under United States federal income tax law, such as:

•	entities treated as partnerships for United States federal income tax purposes or Homestead shareholders who hold their shares through entities treated as partnerships for United States federal income tax purposes;

•	certain U.S. expatriates;

•	Homestead shareholders that hold Homestead stock as part of a straddle, appreciated financial position, hedge, synthetic security, conversion transaction or other integrated investment;

•	Homestead shareholders that exercise dissenters’ rights;

•	Homestead shareholders whose functional currency is not the U.S. dollar;

•	Homestead shareholders who acquired Homestead common stock through the exercise of employee stock options or otherwise as compensation;

•	Homestead shareholders subject to the U.S. alternative minimum tax;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or foreign currencies; and

•	traders in securities that mark-to-market.

Furthermore, this summary does not address any aspect of state, local, or foreign laws, or any federal laws other than those pertaining to income taxation.

A U.S. person is a beneficial owner of Homestead common stock that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions. If a partnership is a beneficial owner of Homestead common stock, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership that owns Homestead common stock should consult its own tax advisor.

The obligation of both Security and Homestead to complete the merger is conditioned upon each party receiving a written opinion from Troutman Sanders LLP, to the effect that, in general:

•	the merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and

•	the exchange of Homestead common stock for Security common stock will not give rise to gain or loss to the shareholders of Homestead with respect to such exchange (except to the extent of any cash received).

Such opinion will be rendered on the basis of certain assumptions, including assumptions regarding the absence of changes in existing facts and that the merger will be completed in accordance with the Agreement and Plan of Reorganization and the statements contained in this proxy statement-prospectus. The opinion will be rendered on the basis of representations, including those contained in officers’ certificates of Security and Homestead, all of which must be true and accurate in all respects as of the effective time of the merger. If any of those assumptions or representations is inaccurate, incomplete, or untrue, the conclusions contained in the opinion or stated below could be affected. The opinion referred to in this paragraph and the discussion set forth below will be binding on the Internal Revenue Service (“IRS”) or the courts, and no rulings will be sought from the IRS regarding the tax treatment of the merger. Accordingly, there can be no certainty that the IRS will not challenge the conclusions set forth in the opinion or referred to herein or that a court would not sustain such a challenge.

Consequences to Security and Homestead. Neither Security nor Homestead will recognize gain or loss as a result of the merger.

Consequences to the Homestead Shareholders Other than the Fuqua Estate.

•	Receipt of Security Common Stock. Homestead shareholders that exchange Homestead common stock for Security common stock pursuant to the merger will generally not recognize gain or loss as a result of the merger (other than in respect of cash received in lieu of fractional shares of Security common stock).

•	Receipt of Cash in Lieu of Fractional Share. Homestead shareholders that receive cash instead of a fractional share of Security common stock will generally recognize capital gain or loss equal to the difference between the amount of such cash and the tax basis that such holder would have had in the fractional share. Such gain or loss will be long-term capital gain or loss if the holding period for the fractional share of Security common stock (as determined below) would have been more than one year at the time of the merger.

•	Tax Basis of Security Common Stock Received in the Merger. The aggregate tax basis in the Security common stock received in the merger (including the basis in any fractional share for which cash is received) will be equal to the aggregate tax basis in the Homestead common stock surrendered in the exchange.

•	Holding Period of Security Common Stock Received in the Merger. The holding period of the Security common stock received in the merger will include the period during which Homestead common stock surrendered in the exchange was held.

Consequences to the Fuqua Estate. Homestead shareholders that are part of the Fuqua Estate will generally recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder’s adjusted tax basis in the shares of Homestead common stock surrendered in the merger. Any such gain or loss will be long-term capital gain or loss if the shareholder’s holding period in the shares of Homestead common stock is more than one year at the time of the merger. Long-term capital gains of individuals are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Shareholder Reporting Requirements. Under Treasury Regulations, Homestead shareholders receiving shares of Security common stock in the merger must file a statement with their United States federal income tax returns setting forth certain information concerning the merger.

Backup Withholding. Homestead shareholders receiving cash in the merger may be subject to backup withholding, currently at a rate of 28%, on the cash received. Backup withholding will not apply, however, to shareholders that (1) provide a correct taxpayer identification number or (2) come within certain exempt categories and, in each case, comply with applicable certification requirements. If a Homestead shareholder receiving cash in the merger does not provide its correct taxpayer identification number, the shareholder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s United States federal income tax liability, provided that the shareholder furnishes certain required information to the IRS.

The summary set forth above of material United States federal income tax consequences of the merger is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, each Homestead shareholder is strongly urged to consult such shareholder’s own tax advisor to determine the particular federal, state, local or foreign income and other tax consequences of the merger to that shareholder.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

If the merger is completed, Homestead’s shareholders (other than the Fuqua Estate and those exercising dissenters’ rights) will become Security’s shareholders. Their rights as shareholders will then be governed by Security’s articles of incorporation and bylaws rather than by Homestead’s articles of incorporation and bylaws.

Security and Homestead are both corporations organized under the laws of the State of Georgia. The corporate affairs of Security are governed generally by the provisions of the GBCC. As a Georgia state bank, Homestead’s corporate affairs are governed generally by the provisions of the Financial Institutions Code of Georgia (the “FICG”), although many of the provisions of the GBCC are also applicable to it. The following is a summary of differences between the rights of Homestead’s shareholders and Security’s shareholders not described elsewhere in this proxy statement-prospectus. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders. It is qualified in its entirety by reference to the GBCC, as well as the articles of incorporation and bylaws of each corporation. Homestead shareholders should consult their own legal counsel with respect to specific differences and changes in their rights as shareholders which would result from the proposed merger.

Authorized Capital Stock

Security. Security’s articles of incorporation authorize it to issue 25,000,000 shares of common stock, with a $1.00 per share par value. As of [            ], 2006, there were [                    ] shares of Security common stock issued and outstanding.

Homestead. Homestead’s articles of incorporation authorize it to issue 5,000,000 shares of common stock, par value $5.00. As of [            ], 2006, there were [                    ] shares of Homestead common stock issued and outstanding.

Boards of Directors

Security. Security’s articles of incorporation provide for a board of directors consisting of not less than five nor more than 25 members divided into three classes. Each class of directors serves a three-year term, and directors of each class are elected by plurality vote at successive annual meetings of shareholders.

Homestead. Homestead’s bylaws provide that its board of directors shall consist of a single class of not less than five nor more than 25 directors. Each director serves a one-year term.

Reporting Requirements

Security. Security is a reporting company under the Exchange Act and files periodic reports with the SEC. Security and its subsidiary banks also file reports with the Federal Reserve Board, the FDIC and the GDBF.

Homestead. Homestead files reports with the FDIC and the GDBF.

Liquidation Rights

Security. Under the GBCC, a majority of the outstanding shares entitled to vote must approve any dissolution or liquidation of Security.

Homestead. Under the FICG, the voluntary dissolution of Homestead requires the affirmative vote of at least two-thirds of its outstanding shares, as well as the approval of the GDBF.

Mergers, Consolidations and Sales of Assets

Security. Under the GBCC, a merger (other than a merger of a subsidiary in which the parent owns at least 90% of each class of outstanding stock), a disposition of all or substantially all of a corporation’s property and a share exchange generally must be approved by a majority of the outstanding shares entitled to vote, unless the articles of incorporation or bylaws require otherwise. Security’s articles of incorporation require the affirmative vote of the holders of at least two-thirds of its outstanding shares of common stock to approve a share exchange, merger, consolidation or sale, lease, transfer, exchange or other disposition (in one transaction or in a series of related transactions) of all or substantially all of its assets of Security or any of its affiliates to another corporation, person or entity. A merger of Security into another corporation would also require the approval of the Federal Reserve Board.

Homestead. Under the FICG, the merger of Homestead requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Homestead’s common stock. Such a merger must also be approved by the GDBF and the FDIC.

Distributions

Security. The holders of Security common stock are entitled to receive dividends when, as and if declared by Security’s board of directors and paid by Security out of funds legally available therefor. Under Federal Reserve Board policy, a bank holding company such as Security generally should not maintain a rate of cash dividends unless the available net income of the bank holding company is sufficient to fully fund the dividends. Further, the prospective rate of earnings retention should appear to be consistent with its capital needs, asset quality, and overall financial condition. In addition, Security may not pay dividends that would render it insolvent.

Homestead. As a Georgia state bank, Homestead may pay dividends on its outstanding shares in cash, property or its own shares unless it would be rendered insolvent by doing so. Under the FICG, payment of dividends by Homestead is also subject to the following restrictions:

•	dividends may be declared and paid in cash or property only out of the retained earnings of Homestead;

•	dividends may not be declared or paid at any time that the bank does not have paid-in capital and appropriated retained earnings equal to at least 20% of its capital stock;

•	dividends may not be paid without prior approval of the GDBF in amounts exceeding the amount fixed by regulation to ensure an adequate capital structure;

•	no dividends payable in one class of stock may be paid to the holders of a second class of stock without the affirmative vote or written consent of the holders of two-thirds of the outstanding shares of the class in which the payment is to be made.

DISSENTERS’ RIGHTS

The following discussion is not a complete description of the law relating to dissenters’ rights available under Georgia law. This description is qualified in its entirety by the full text of the relevant provisions of the GBCC, which are reprinted in their entirety as Appendix C to this proxy statement-prospectus. If you desire to exercise dissenters’ rights, you should review carefully the GBCC and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Pursuant to the provisions of the GBCC and the FIGC, Homestead’s shareholders have the right to dissent from the merger and to receive the fair value of their shares in cash. Holders of Homestead common stock who fulfill the requirements of Article 13 of the GBCC, summarized below, will be entitled to assert dissenters’ rights. Shareholders considering initiation of a dissenters’ proceeding should review this section in its entirety and Article 13 of the GBCC attached as Appendix C. A dissenters’ proceeding may involve litigation.

Preliminary Procedural Steps. Pursuant to the provisions of Article 13 of the GBCC, if the merger is consummated, you must:

•	give to Homestead, prior to the vote at the special meeting with respect to the approval of the merger, written notice of your intent to demand payment for your shares of Homestead common stock (hereinafter referred to as “shares”);

•	not vote in favor of the merger; and

•	comply with the statutory requirements summarized below. If you perfect your dissenters’ rights, you will receive the fair value of your shares as of the effective date of the merger.

You may assert dissenters’ rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify Homestead in writing of the name and address of each person on whose behalf you are asserting dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders.

Written Dissent Demand. Voting against the merger will not satisfy the written demand requirement. In addition to not voting in favor of the merger, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the merger is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of the merger and will not be entitled to assert dissenters’ rights.

Any written objection to the merger satisfying the requirements discussed above should be addressed to Homestead Bank, 1380 Peachtree Industrial Boulevard, Suwanee, Georgia 30024, Attn: Corporate Secretary.

If the shareholders of Homestead approve the merger at the special meeting, Homestead must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all of its shareholders who satisfy the foregoing requirements. The Dissenters’ Notice must be sent within ten days after the effective date of the merger and must:

•	state where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

•	inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

•	set a date by which Homestead must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters’ Notice is delivered); and

•	be accompanied by a copy of Article 13 of the GBCC.

A record shareholder who receives the Dissenters’ Notice must demand payment and deposit his or her certificates with Homestead in accordance with the Dissenters’ Notice. Dissenting shareholders will retain all of the rights of a shareholder until those rights are cancelled or modified by the consummation of the merger. A record shareholder who does not demand payment or deposit his or her share certificates as required, each by the date set in the Dissenters’ Notice, is not entitled to payment for his or her shares under Article 13 of the GBCC.

Except as described below, Homestead (or Security, as Homestead’s successor), must, within ten days of the later of the effective date of the merger or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount Security estimates to be the fair value of the shares, plus accrued interest from the effective date of the merger. Security’s offer of payment must be accompanied by:

•	recent financial statements of Homestead;

•	Security’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s right to demand payment under Section 14-2-1327 of the GBCC; and

•	a copy of Article 13 of the GBCC.

If the dissenting shareholder accepts Security’s offer by written notice to Security within 30 days after Security’s offer, Security must pay for the shares within 60 days after the later of the making of the offer or the effective date of the merger.

If the merger is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, Homestead must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Security must send a new Dissenters’ Notice if the merger is consummated after the return of certificates and repeat the payment demand procedure described above.

Section 14-2-1327 of the GBCC provides that a dissenting shareholder may notify Security in writing of his or her own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate, if:

•	he or she believes that the amount offered by Security is less than the fair value of his or her shares or that Security has calculated incorrectly the interest due; or

•	Security, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenting shareholder waives his or her right to demand payment under Section 14-2-1327 unless he or she notifies Security of his or her demand in writing within 30 days after Security makes or offers payment for the dissenting shareholder’s shares. If Security does not offer payment within ten days of the later of the merger’s effective date or receipt of a payment demand, then the shareholder may demand the financial statements and other information required to accompany Security’s payment offer, and Security must provide such information within ten days after receipt of the written demand. The shareholder may notify Security of his or her own estimate of the fair value of the shares and the amount of interest due, and may demand payment of that estimate.

Litigation

If a demand for payment under Section 14-2-1327 remains unsettled, Security must commence a nonjury equity valuation proceeding in the Superior Court of Bibb County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If

Security does not commence the proceeding within those 60 days, the GBCC requires Security to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Security is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder’s shares plus interest to the date of judgment.

The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Security, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Security if the court finds Security did not substantially comply with the requirements of specified provisions of Article 13 of the GBCC, or against either Security or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the GBCC.

If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against Security, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters’ rights may be brought more than three years after the effective date of the merger, regardless of whether notice of the merger and of the right to dissent were given by Security in compliance with the Dissenters’ Notice and payment offer requirements.

This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Article 13 of the GBCC, included as Appendix C to this proxy statement-prospectus. If you intend to dissent from approval of the merger, you should review carefully the text of Appendix C and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.

We have not made any provision to grant you access to any of the corporate files of Security, except as may be required by the GBCC, or to obtain legal counsel or appraisal services at the expense of Security.

Any dissenting shareholder who perfects his or her right to be paid the “fair value” of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material Federal Income Tax Consequences of the Merger.”

You must do all of the things set forth in Article 13 of the GBCC in order to preserve your dissenters’ rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps required by Article 13 of the GBCC, you will have no right to receive cash for your shares as provided in the GBCC. In view of the complexity of these provisions of Georgia law, shareholders of Homestead who are considering exercising their dissenters’ rights should consult their legal advisors.

INFORMATION ABOUT SECURITY

General

Security is a Georgia corporation registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Security’s current banking subsidiaries are Security Bank of Bibb County, located in Macon, Georgia, Security Bank of Houston County, located in Perry, Georgia, Security Bank of Jones County, located in Gray, Georgia, Security Bank of North Fulton, located in Alpharetta, Georgia and Security Bank of North Metro, located in Woodstock, Georgia. All of Security’s banking subsidiaries are Georgia state banks. Security engages in community banking and serves the central and southeastern Georgia market areas, as well as north metropolitan Atlanta. Security also engages in real estate mortgage lending through its wholly owned subsidiary, Fairfield Financial Services, Inc.

Security’s banking subsidiaries provide a broad range of community banking services to commercial, small business and retail customers, offering a variety of transaction and savings deposit products, cash management services, secured and unsecured loan products, including revolving credit facilities, and letters of credit and similar financial guarantees. The strategy of Security’s banking subsidiaries includes a focus on personalized customer service while offering the sophisticated products and services found at much larger banks.

At March 31, 2006, Security had consolidated total assets of approximately $1.9 billion, consolidated total loans of approximately $1.5 billion, consolidated total deposits of approximately $1.5 billion and consolidated shareholders’ equity of approximately $218 million.

Security’s principal executive offices are located at 4219 Forsyth Road, Macon, Georgia 31210, and Security’s telephone number is (478) 722-6200.

Market Prices of and Dividends Declared on Security Common Stock

Security common stock is traded on The Nasdaq National Market under the symbol “SBKC.” The following table sets forth for the periods indicated the high and low sale intraday prices per share of Security common stock as reported on The Nasdaq National Market and the quarterly dividends declared for each such period. All figures shown in the following table have been adjusted to reflect a 2-for-1 split of Security’s common stock in the form of a 100% stock dividend paid on May 27, 2005.

	High	Low	Dividend
2006
First Quarter	$25.27	$21.30	$0.075
Second Quarter (through June 2, 2006)	$25.49	$21.94	$—

2005
First Quarter	$21.22	$19.85	$0.065
Second Quarter	$24.00	$17.71	$0.065
Third Quarter	$25.39	$21.78	$0.065
Fourth Quarter	$26.00	$21.25	$0.065

2004
First Quarter	$16.00	$14.53	$0.055
Second Quarter	$17.77	$14.34	$0.055
Third Quarter	$18.00	$15.62	$0.055
Fourth Quarter	$21.65	$16.97	$0.055

The holders of Security common stock receive dividends if and when declared by the Security board of directors out of legally available funds. Following the completion of the merger, Security expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by Security’s board of directors of other relevant factors.

Incorporation of Documents by Reference

The SEC allows Security to “incorporate by reference” the information it files with the SEC. This permits Security to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this proxy statement-prospectus. The following documents that Security has filed or will file with the SEC (File No. 0-23261) are incorporated by reference in this proxy statement-prospectus:

•	its Annual Report on Form 10-K for the year ended December 31, 2005;

•	its Quarterly Report on Form 10-Q, as amended, for the quarter ended March 31, 2006;

•	its Current Reports on Form 8-K filed on January 4, 2006, April 11, 2006, April 20, 2006 and May 12, 2006;

•	the description of Security common stock set forth in Security’s registration statement on Form SB-2 (Reg. No. 333-11371) under the Securities Act, dated September 4, 1996; and

•	all documents filed by Security with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to earlier of the date of the Homestead shareholders’ meeting and the date the merger agreement is terminated (specifically excluding any portions thereof that are furnished to, as opposed to filed with, the SEC) will be deemed to be incorporated by reference in this proxy statement-prospectus from the date they are filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.

If you are a beneficial owner of Homestead common stock and would like a copy of any of the information incorporated by reference by Security in this proxy statement-prospectus other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information), Security will provide it to you without charge.

If you would like to receive any of this information, please call or write Security at:

Security Bank Corporation

Attn: Chief Financial Officer

4219 Forsyth Road

Macon, Georgia 30210

Telephone: (478) 722-6200

You should make your request before [                    ], 2006 in order to receive the information prior to the meeting.

INFORMATION ABOUT HOMESTEAD

General

Homestead was organized as a Georgia state-chartered bank and commenced its general banking operations in 2003, providing services primarily to small- to mid-sized businesses and individuals in the Gwinnett County, Georgia area. As of December 31, 2005, Homestead had total assets of approximately $223.8 million, total deposits of approximately $182.9 million, and shareholders’ equity of approximately $19.8 million. Net income for the year ended December 31, 2005 was approximately $1.9 million.

Business and Properties

Homestead’s main office is located at 1380 Peachtree Industrial Boulevard, Suwanee, Georgia. Homestead is a full-service commercial bank. With an emphasis on responsive and customized service, Homestead offers a range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, commercial mortgages, home equity loans, consumer loans, investment loans, small business loans, commercial lines of credit and letters of credit. Homestead focuses on providing individual service and attention to its target customers, which include individuals and small- to medium-sized businesses. As Homestead is familiar with its customers, Homestead believes it responds to their credit requests more quickly and are more flexible in approving complex loans based on Homestead’s personal knowledge of the customer.

Homestead’s principal business is to accept deposits from the public and to make loans and other investments. The principal sources of funds for Homestead’s loans and investments are demand, time, savings and other deposits, repayment of loans and borrowings. The principal source of income for Homestead is interest collected on loans and other investments. The principal expenses of Homestead are interest paid on savings and other deposits, employee compensation, office expenses and other overhead expenses.

Homestead offers the banking products and services to its customers set forth below.

Lending Services

Lending Policy. Homestead seeks creditworthy borrowers within a limited geographic area. Its primary lending function is to make real estate loans, particularly construction loans for new residential and commercial properties. Homestead also makes consumer loans to individuals and to small- and medium-sized businesses. As of April 30, 2006, Homestead’s loan portfolio was as follows:

Loan Category	Ratio
Real estate lending	96%
Commercial lending	3%
Consumer lending	1%

Loan Approval and Review. Homestead’s loan approval policies provide for various levels of officer lending authority. When the total amount of loans to a single borrower exceeds an individual officer’s lending authority, an officer with a higher lending limit or the Loan Committee determines whether to approve the loan request.

Lending Limits. Homestead’s lending activities are subject to a variety of lending limits imposed by law and policies adopted by its board of directors. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower’s relationship to the bank. These limits increase or decrease as Homestead’s capital increases or decreases as a result of its earnings or losses, among other reasons.

Credit Risks. The principal economic risk associated with each category of the loans that Homestead makes is the creditworthiness of the borrower. General economic conditions and the strength of the services and retail market segments affect borrower creditworthiness. General factors affecting a commercial borrower’s ability to repay include interest, inflation and the demand for the commercial borrower’s products and services, as well as other factors affecting a borrower’s customers, suppliers and employees.

Risks associated with real estate loans also include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and, in the case of commercial borrowers, the quality of the borrower’s management. Consumer loan repayments depend upon the borrower’s financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships.

Other larger banks in Gwinnett County make proportionately more loans to medium- to large-sized businesses than Homestead does. Many of the commercial loans that Homestead makes are to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

Real Estate Loans. Homestead’s loan portfolio consists primarily of commercial real estate loans, construction and development loans and residential real estate loans primarily in and around Gwinnett County. These loans include certain commercial loans where Homestead takes a security interest in real estate as supplemental, but not principal, collateral. Home equity loans and lines of credit are classified as consumer loans.

Commercial real estate loan terms are generally limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically are not fixed for a period exceeding 60 months. Homestead generally charges an origination fee. Homestead attempts to reduce credit risk on its commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service is greater than or equal to 120% of the debt service requirement. In addition, Homestead generally requires personal guarantees from the principal owners of the property supported by a review by management of the principal owners’ personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. Homestead attempts to limit its risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.

Homestead makes construction, acquisition and development loans on either a pre-sold or speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. If Homestead makes these loans, they generally have a term of nine to 12 months and interest is paid monthly or quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically does not exceed 80%. Any speculative loans are based on the borrower’s financial strength and cash flow position. Loan proceeds are disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or independent appraiser. Risks associated with construction loans include fluctuations in the value of real estate, interest rates, construction costs and new job creation and household formation trends.

Commercial Loans. Loans for commercial purposes, made to a variety of businesses, are one of the components of Homestead’s loan portfolio. The terms of these loans will vary by their purpose and by their underlying collateral, if any.

Homestead typically makes equipment loans for a term of seven years or less at fixed or variable rates, with the loan fully amortized over the term. Generally, the financed equipment secures equipment loans, and the ratio of the loan principal to the value of the financed equipment or other collateral is generally 80% or less. Homestead believes that these loan-to-value ratios are sufficient to compensate for fluctuations in the market value of the equipment and will help minimize losses that could result from poor maintenance or the introduction of updated equipment models into the market.

Loans to support working capital typically have terms not exceeding one year and are usually secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal is typically repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal is typically due at maturity. The quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness.

Consumer Loans. Homestead makes a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit.

Deposit Services

Homestead also seeks to attract core deposits, including checking accounts, money market accounts, and a variety of certificates of deposit and IRA accounts. The primary sources of core deposits are residents of, and businesses and their employees located in, Homestead’s primary market area. Homestead also obtains deposits through personal solicitation by Homestead’s officers and directors, direct mail solicitations, and advertisements published in the local media. Homestead makes deposit services accessible to customers by offering direct deposit, wire transfer, internet banking, night depository, and banking by mail.

Other Banking Services

Given client demand for increased convenience and account access, Homestead offers a range of products and services, including 24-hour telephone and Internet banking, direct deposit, traveler’s checks, and automatic account transfers. Homestead also participates in a shared network of automated teller machines and a debit card system that Homestead’s customers may use throughout Georgia and in other states.

Competition

Homestead competes with national and state banks, financial institutions, brokerage firms and credit unions for loans and deposits. Homestead promotes the economic development of Gwinnett County, Georgia and the city of Suwanee. Homestead serves a market area consisting primarily of Gwinnett County and the northern metropolitan Atlanta area. Gwinnett County covers approximately 437 square miles in the Northeast part of the metropolitan Atlanta area.

Homestead encounters competition in its market area. As of May 2006, there were approximately 40 other commercial banks with approximately 200 branches in Gwinnett County alone. These competitors offer a full range of banking services and vigorously compete for all types of services, especially deposits. In addition, in certain aspects of its banking business, Homestead also competes with credit unions, small loan companies, consumer finance companies, brokerage firms, insurance companies, money market funds and other financial institutions which have recently been invading traditional banking markets. The competition has increased significantly within the past few years as a result of federal and state legislation deregulating financial institutions. Many of Homestead’s competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence, more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. Some of Homestead’s competitors have been in business for a long time and have an established customer base and name recognition. Homestead’s competitors include larger national, super-regional and regional banks such as Bank of America, SunTrust, Wachovia, Synovus, BB&T and Regions. In addition, Homestead’s competitors that are not depository institutions are generally not subject to the extensive regulations that apply to Homestead. However, Homestead believes that its competitive pricing, personalized service and community involvement enable it to effectively compete in the Gwinnett County area.

Employees

Homestead currently employs 24 persons on a full-time or part-time basis, including 10 officers.

Legal Proceedings

From time to time, Homestead is involved in litigation relating to claims arising out of operations in the normal course of business. As of the date hereof, Homestead is not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material effect on Homestead.

Share Ownership of Principal Shareholders, Management and Directors of Homestead

The following table sets forth information with respect to the beneficial ownership, as of May 30, 2006, of shares of Homestead common stock by (i) each person known by Homestead to be the beneficial owner of more than 5% of Homestead’s issued and outstanding common stock (ii) each of Homestead’s directors and executive officers and (iii) all directors and executive officers as a group. Except as noted below, Homestead believes that each person listed below has sole investment and voting power with respect to the shares included in the table.

Name	Number of Shares(1)	Number of Options or Warrants Exercisable within 60 Days(2)	Percent of Total Outstanding
John Aderhold	95,700	—	5.27
Henry G. Baker III	25,700	15,000	2.22
Jonathan W. Been	165,700	—	9.13
J. Rex Fuqua(3).	326,702	—	18.00
Heyward Horton Jr.	25,800	42,000	3.65
William Scott Hudgins	12,170	16,332	1.56
John J. Huntz(4).	109,168	—	6.01
Dale E. Johnson	25,000	50,000	4.02
Robert S. Jordan, Jr.	12,650	10,000	1.24
James R. Pope	14,700	10,000	1.35
Thomas W. Wheeler, Jr.	19,000	10,000	1.59
Roy H. Zellars	63,700	25,000	4.82
All Directors and Executive Officers as a Group (10 persons)	460,120	178,332	32.03
All Directors, Executive Officers and 5% Shareholders as a Group	895,990	178,332	53.90

(1)	The information set forth in this table with respect to Homestead common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Exchange Act defined, as amended. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options and warrants which are exercisable within 60 days of the date hereof. The percentages are based upon 1,815,100 shares outstanding. The percentages for each of those persons who hold presently exercisable options and warrants are based upon the sum of 1,815,100 shares plus the number of shares subject to presently exercisable options and or warrants held by each such party, as indicated in the following notes.
(2)	As a result of the merger, all outstanding options and warrants will vest prior to closing. As a result, this column reflects all outstanding options and warrants held by the persons listed below.
(3)	Consists of 29,902 shares held by the Fuqua Estate; 82,400 shares held by the J.B. Fuqua Foundation; 82,400 shares held by JBF Partners LLP; 82,400 shares held by Fuqua Capital Ventures LLC; and 49,600 shares held by Fuqua Family Fund LP.
(4)	Consists of 27,292 shares held by each of four separate trusts established for the benefit of the descendants of the late J.B. Fuqua. Mr. Huntz serves as trustee for each of the trusts and therefore has voting and investment power over the shares.

Market Prices of Dividends Declared on Homestead Common Stock

There is no established public trading market for shares of Homestead common stock. As a result, any market in Homestead common stock prior to the merger should be characterized as illiquid and irregular. The last known privately negotiated trade of Homestead common stock of which management is aware occurred on May 18, 2006 at a price of $23.00 per share, and additional information available to management regarding the quarterly trading prices for the Homestead common stock is provided below. A dash indicates periods during which management was unaware of any trades.

To date, Homestead has not paid any dividends on shares of its common stock, however, Homestead intends to pay a cash dividend of $0.50 per share prior to the closing of the merger. See “The Merger Agreement—Homestead Special Dividend.” As of May 30, 2006, Homestead common stock was held by approximately 220 shareholders of record.

	High	Low
2006
Second Quarter (through June 2, 2006)	$23.00	$20.00
First Quarter	21.00	18.50

2005
Fourth Quarter	15.50	15.50
Third Quarter	12.50	12.50
Second Quarter	—	—
First Quarter	12.00	12.00

2004
Fourth Quarter	—	—
Third Quarter	12.00	12.00
Second Quarter	—	—
First Quarter	—	—

SUPERVISION AND REGULATION

Security and its subsidiaries are subject to comprehensive supervision and regulation that affect virtually all aspects of their operations. The following summarizes certain of the more important aspects of the statutory and regulatory provisions affecting the institutions.

Supervisory Authorities

Security is a bank holding company, registered with and regulated by the Federal Reserve Board. Its subsidiary banks are Georgia state banks, and as such are subject to supervision, regulation and examination by the FDIC and GDBF. The regulatory authorities routinely examine Security and its subsidiary banks, to monitor their compliance with laws and regulations, financial condition, adequacy of capital and reserves, quality and documentation of loans, payment of dividends, adequacy of systems and controls, credit underwriting and asset liability management, and the establishment of branches. Security and its subsidiary banks are required to file regular reports with the Federal Reserve Board, the FDIC and the GDBF.

Capital

The Federal Reserve Board, the FDIC and the GDBF require Security and its subsidiary banks to meet certain ratios of capital to assets in order to conduct their activities. To be well-capitalized, the institutions must generally maintain a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6% or greater, and a leverage ratio of 5% or better. For the purposes of these tests, Tier 1 Capital consists of common equity, retained earnings and a limited amount of qualifying preferred stock, less goodwill and certain core deposit intangibles. Tier 2 Capital consists of non-qualifying preferred stock, certain types of debt and a limited amount of other items. Total Capital is the sum of Tier 1 and Tier 2 Capital.

In measuring the adequacy of capital, assets are generally weighted for risk. Certain assets, such as cash and U.S. government securities, have a zero risk weighting. Others, such as commercial and consumer loans, have a 100% risk weighting. Risk weightings are also assigned for off-balance sheet items such as loan commitments. The various items are multiplied by the appropriate risk-weighting to determine risk-adjusted assets for the capital calculations. For the leverage ratio mentioned above, assets are not risk-weighted.

If the institution fails to remain well-capitalized, it will be subject to a series of restrictions that increase as the capital condition worsens. For instance, federal law generally prohibits a depository institution from making any capital distribution, including the payment of a dividend or paying any management fee to its holding company if the depository institution would be undercapitalized as a result. Undercapitalized depository institutions may not accept brokered deposits absent a waiver from the FDIC, are subject to growth limitations and are required to submit a capital restoration plan for approval, which must be guaranteed by the institution’s parent holding company. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

Both Security and its subsidiary banks exceed the minimum Tier 1, Total Capital and leverage ratios and qualify as “well-capitalized” under current regulatory criteria.

Expansion and Activity Limitations

With prior regulatory approval, Security may acquire other banks or bank holding companies and Security Bank subsidiaries may merge with other banks. Acquisitions of banks located in other states may be subject to certain deposit-percentage, age or other restrictions. In addition, Security may also engage in or acquire an interest in a company that engages in activities that the Federal Reserve Board has determined by regulation or order to be so closely related to banking as to be a proper incident to these activities. The Federal Reserve Board normally requires some form of notice or application to engage in or acquire companies engaged in such activities. Under the BHCA, Security is generally prohibited from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in activities other than those referred to above.

Under the Gramm-Leach-Bliley Act (the “GLB Act”), adopted in 1999, bank holding companies that are well-capitalized and well-managed and meet other conditions can elect to become “financial holding companies.” As financial holding companies, they and their subsidiaries are permitted to acquire or engage in activities that were not previously permitted for bank holding companies such as insurance underwriting, securities underwriting and distribution, travel agency activities, broad insurance agency activities, merchant banking, and other activities that the Federal Reserve Board determines to be financial in nature or complementary to these activities. Security has not elected to become a financial holding company in order to exercise the broader activity powers provided by the GLB Act, but may elect to do so in the future. The GLB Act also permits well-capitalized and well-managed banks to establish “financial subsidiaries” that may engage in activities not previously permitted for banks. None of Security’s subsidiary banks have elected to establish a financial subsidiary.

Limitations on Acquisitions of Bank Holding Companies

As a general proposition, other companies seeking to acquire control of a bank holding company such as Security would require the approval of the Federal Reserve Board under the BHCA. In addition, individuals or groups of individuals seeking to acquire control of a bank holding company such as Security would need to file a prior notice with the Federal Reserve Board (which the Federal Reserve Board may disapprove under certain circumstances) under the Change in Bank Control Act. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control may exist under the Change in Bank Control Act if the individual or company acquires 10% or more of any class of voting securities of the bank holding company.

Deposit Insurance

All of Security’s subsidiary banks are members of the FDIC, and its deposits are insured by the FDIC’s Bank Insurance Fund up to the amount permitted by law. Security’s subsidiary banks are thus subject to FDIC deposit insurance assessments. The FDIC utilizes a risk-based deposit insurance premium scheme to determine the assessment rates for insured depository institutions based primarily on the capital position of the institution. The deposit insurance assessment rates currently range from zero basis points on deposits (for a financial institution in the highest category) to 27 basis points on deposits (for an institution in the lowest category), but may rate as high as 31 basis points. In addition, the FDIC collects The Financing Corporation (“FICO”) deposit assessments on assessable deposits. FICO assessments are set quarterly. Security’s subsidiary banks pay no deposit insurance assessment and pays the quarterly FICO assessment.

Other Statutes and Regulations

Security and its subsidiary banks are subject to a myriad of other statutes and regulations affecting their activities. Some of the more important are:

Anti Money Laundering. Financial institutions are required to establish anti-money laundering programs that must include the development of internal policies, procedures, and controls; the designation of a compliance officer; an ongoing employee training program; and an independent audit function to test the performance of the programs. Security and its subsidiary banks are also subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions. Recent laws provide the law enforcement authorities with increased access to financial information maintained by banks.

Sections 23A and 23B of the Federal Reserve Act. Security’s subsidiary banks are limited in their ability to lend funds or engage in transactions with Security or other non-bank affiliates of Security, and all transactions must be on an arms-length basis and on terms at least as favorable to the subsidiary bank as prevailing at the time for transactions with unaffiliated companies.

Dividends. Security’s principal source of cash flow, including cash flow to pay dividends to its shareholders, is the dividends that it receives from its subsidiary banks. Statutory and regulatory limitations apply to the subsidiary banks’ payments of dividends to Security as well as to Security’s payment of dividends to its shareholders. A depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal and state banking agencies may prevent the payment of a dividend if they determine that the payment would be an unsafe and unsound banking practice. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

Community Reinvestment Act. Security’s subsidiary banks are subject to the provisions of the Community Reinvestment Act of 1977, as amended (the “CRA”), and the federal banking agencies’ related regulations, stating that all banks have a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA requires a depository institution’s primary federal regulator, in connection with its examination of the institution or its evaluation of certain regulatory applications, to assess the institution’s record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the institution’s record is made available to the public. Security’s banking subsidiaries each received a “satisfactory” rating following their respective most recent CRA examination.

Consumer Regulation. Activities of Security and its subsidiary banks are subject to a variety of statutes and regulations designed to protect consumers. These laws and regulations:

•	limit the interest and other charges collected or contracted for by Security’s subsidiary banks;

•	govern disclosures of credit terms to consumer borrowers;

•	require financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	prohibit discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•	require all of Security’s subsidiary banks to safeguard the personal non-public information of its customers, provide annual notices to consumers regarding the usage and sharing of such information and limit disclosure of such information to third parties except under specific circumstances; and

•	govern the manner in which consumer debts may be collected by collection agencies.

The deposit operations of Security’s subsidiary banks are also subject to laws and regulations that:

•	require disclosure of the interest rate and other terms of consumer deposit accounts;

•	impose a duty to maintain the confidentiality of consumer financial records and prescribe procedures for complying with administrative subpoenas of financial records; and

•	govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

OTHER MATTERS

Homestead’s management is not aware of any other matters to be brought before the special shareholders’ meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed forms of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

EXPERTS

The consolidated financial statements and schedules as of December 31, 2005 and for each of the years in the three-year period ended December 31, 2005 incorporated in this prospectus and registration statement by reference from Security’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by McNair, McLemore, Middlebrooks & Co., LLP, independent registered public accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of shares of Security common stock being offered hereby is being passed upon for Security by Troutman Sanders LLP, counsel to Security. Troutman Sanders LLP will also opine as to certain United States federal income tax consequences of the merger. As of June 2, 2006, a partner of Troutman Sanders LLP owned 12,386 shares of Security common stock. Certain additional legal matters relating to the merger are being passed upon for Security by Troutman Sanders LLP and for Homestead by Miller & Martin PLLC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Security is a publicly traded company and is required to file certain reports, proxy statements and other information with the SEC. The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including Security. The address of that site is http://www.sec.gov. You may also read and copy any materials filed with the SEC by Security at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Security has filed a registration statement on Form S-4 with the SEC that registers the Security common stock to be issued in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Security and a proxy statement of Homestead for the special meeting.

This proxy statement-prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about Security and Homestead and the Security common stock to be issued in the merger. Statements contained in this proxy statement-prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

Security has supplied all of the information contained in this proxy statement-prospectus relating to Security and its subsidiary banks. Homestead has supplied all of the information relating to Homestead.

This proxy statement-prospectus incorporates by reference important business and financial information about Security that is not included in or delivered with the proxy statement-prospectus. That information is available without charge upon your request to:

Security Bank Corporation

Attn: Chief Financial Officer

4219 Forsyth Road

Macon, Georgia 31210

Telephone: (478) 722-6200

You should make your request before [            ], 2006 in order to receive the information prior to the meeting.

Appendix A

Agreement and Plan of Reorganization

Execution Copy

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

SECURITY BANK CORPORATION,

AND

HOMESTEAD BANK

AND TO BE JOINED BY

SBKC INTERIM BANK

Dated as of April 19, 2006

A-i

A-ii

Page
11.7 Assignment	A-34
11.8 Notices	A-34
11.9 Governing Law	A-34
11.10 Counterparts	A-35
11.11 Captions; Articles and Sections	A-35
11.12 Interpretations	A-35
11.13 Severability	A-35

A-iii

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of April 19, 2006, by and between SECURITY BANK CORPORATION (“SBKC”), a corporation organized under the laws of the State of Georgia, with its principal office located in Macon, Georgia, and HOMESTEAD BANK (“Homestead”), a bank organized under the laws of the State of Georgia, with its main office in Suwanee, Georgia, and is to be joined by SBKC INTERIM BANK (“Merger Sub”), an interim financial institution to be formed under the laws of the State of Georgia as a wholly owned subsidiary of SBKC.

Preamble

The respective Boards of Directors of Homestead, SBKC and, once it is formed, Merger Sub are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the merger of Homestead with and into Merger Sub, with Merger Sub being the surviving bank of the merger. As a result, except with respect to the Fuqua Shares and the Dissenting Shares, the shareholders of Homestead shall become shareholders of SBKC.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, Homestead shall be merged with and into Merger Sub in accordance with the provisions of Sections 7-1-530 through 7-1-537 of the FICG and with the effect provided in Section 7-1-536 of the FICG (the “Merger”). Merger Sub shall be the Surviving Bank resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia.

1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the office of Troutman Sanders LLP, 600 Peachtree Street, N.E., Atlanta, Georgia 30308, or at such location as may be mutually agreed upon by the Parties.

1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of Georgia (the “Effective Time”).

ARTICLE 2

TERMS OF MERGER

2.1 Articles of Incorporation. The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank. The Articles of Incorporation of the Surviving Bank shall be amended as of the Effective Time to change the name of Merger Sub to “Security Bank of Gwinnett County” by deleting Article I of the Articles of Incorporation of Surviving Bank in its entirety and inserting the following in lieu thereof:

“I.

The name of the bank shall be Security Bank of Gwinnett County (the “Bank”).”

2.2 Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until duly amended or repealed.

2.3 Directors and Officers.

(a) The officers and directors of SBKC in office immediately prior to the Effective Time shall serve as the officers and directors of SBKC from and after the Effective Time.

(b) The officers and directors of Homestead immediately prior to the Effective Time shall be the officers and directors of the Surviving Bank from and after the Effective Time.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of SBKC, Homestead, Merger Sub or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a) Each share of capital stock of SBKC issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Each outstanding share of Merger Sub Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding from and after the Effective Time.

(c) Subject to the conditions set forth herein, each share of Homestead Common Stock outstanding immediately prior to the Effective Time, other than (i) the Fuqua Shares and (ii) shares held by Homestead or SBKC or with respect to which the holders thereof have perfected dissenters’ rights under Article 13 of the GBCC, and each Homestead Stock Equivalent (collectively, the “Exchange Shares”), shall automatically be converted at the Effective Time into the right to receive a number of shares of SBKC Common Stock equal to a Pro Rata Share of the Stock Consideration. The Fuqua Shares outstanding immediately prior to the Effective Time shall automatically be converted at the Effective Time into the right to receive the Cash Consideration. The Exchange Shares and the Fuqua Shares are sometimes referred to herein as the “Outstanding Homestead Shares.” Assuming an Average Trading Price of $24.31, it is anticipated that as of the Effective Time, the Outstanding Homestead Shares would consist of 1,554,815 Exchange Shares and 435,870 Fuqua Shares for exchange in the Merger which would entitle the holders of the Exchange Shares to receive 1.0404 shares of SBKC Common Stock for each Exchange Share and the holder(s) of the Fuqua Shares to receive $24.49 in cash for each Fuqua Share.

(d) If, on any proposed Closing Date agreed to by the Parties,

(i) the Average Trading Price of SBKC Common Stock (adjusted proportionately for any stock split, stock dividend, recapitalization, reclassification, or similar transaction that is effected, or for which a record date occurs) as of the date that is five trading days before the proposed Closing Date is less than or equal to $19.45; and

(ii) the ratio (the “Index Ratio”) of the Average Trading Price to the weighted average closing price (based on market capitalization) for the banks listed in Exhibit E for the for the date that is five trading days before the proposed Closing Date is less than or equal to 80% of the Index Ratio calculated as of the date of the Agreement, then Homestead shall have the right to renegotiate the Merger Consideration with SBKC and Merger Sub. If the Parties are unable to agree upon the Merger Consideration within 15 business days after such proposed Closing Date, then the Agreement will terminate without penalty to any of the Parties hereto.

(e) Notwithstanding any other provision of this Agreement, each holder of Exchange Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBKC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBKC Common Stock multiplied by the Average Trading Price used in calculating the Stock Consideration. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(f) Each share of Homestead Common Stock that is not an Outstanding Homestead Share or a Dissenting Share as of the Effective Time shall be canceled without consideration therefor.

(g) No shares of Homestead Common Stock with respect to which the holders thereof have perfected dissenters’ rights under Article 13 of the GBCC (the “Dissenting Shares”) shall be converted in the Merger. All such shares shall be canceled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Article 13 of the GBCC or withdraws or loses such holder’s Dissenter’s Rights, such shares held by such shareholder shall be treated the same as all other holders of Homestead Common Stock who at the Effective Time held Exchange Shares.

ARTICLE 4

EXCHANGE OF SHARES

4.1 Exchange Procedures.

(a) Prior to the Effective Time, SBKC shall select a transfer agent, bank or trust company to act as exchange agent (the “Exchange Agent”) to effect the delivery of the Merger Consideration to holders of Homestead Common Stock. At the Effective Time, SBKC shall deliver the Merger Consideration to the Exchange Agent. Promptly following the Effective Time, the Exchange Agent shall send to each holder of Outstanding Homestead Shares immediately prior to the Effective Time a letter of transmittal (the “Letter of Transmittal”) for use in exchanging certificates previously evidencing shares of Homestead Common Stock (“Old Certificates”). The Letter of Transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of the Merger Consideration, which shall be deposited with the Exchange Agent by SBKC as of the Effective Time together with additional cash, if any, payable in lieu of the issuance of fractional shares. If any certificates for shares of SBKC Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. Subject to applicable law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the consideration to which he or she is entitled. All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one year from the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to SBKC, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, look as a general creditor only to SBKC for payment or delivery of such property. In no event will any holder of Homestead Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or SBKC of the Merger Consideration.

(b) Homestead shall provide a schedule to SBKC which sets forth the Homestead stock options and warrants that are to be converted in the Merger as Homestead Stock Equivalents pursuant to Section 3.1(c), which schedule, when verified by SBKC against copies of the agreements evidencing such stock options or warrants, shall be delivered by SBKC to the Exchange Agent. The Exchange Agent shall issue the consideration to which such holder is entitled under this Section 4.1(b) upon his or her compliance with the procedures set forth herein. Homestead shall be required to provide to SBKC prior to the Closing Date copies of all agreements evidencing all stock options and warrants listed on the schedule delivered to SBKC pursuant to this Section 4.1(b).

4.2 Rights of Former Homestead Shareholders. At the Effective Time, the stock transfer books of Homestead shall be closed as to holders of Homestead Common Stock immediately prior to the Effective Time and no transfer of Homestead Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Old Certificate theretofore representing Outstanding Homestead Shares shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor. To the extent permitted by Law, former record holders of Exchange Shares shall be entitled to vote after the Effective Time at any meeting of SBKC shareholders the number of whole shares of SBKC Common Stock into which their respective Exchange Shares are converted, regardless of whether such holders have exchanged their Old Certificates for certificates representing SBKC Common Stock in accordance with the provisions of this Agreement.

Whenever a dividend or other distribution is declared by SBKC on the SBKC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of SBKC Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of SBKC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Old Certificate representing Exchange Shares until such holder surrenders such Old Certificate for exchange as provided in Section 4.1. However, upon surrender of such Old Certificate, both the SBKC Common Stock certificate and any undelivered dividends and cash payments for fractional shares payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Old Certificate.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF HOMESTEAD

Homestead hereby represents and warrants to SBKC and to Merger Sub as follows:

5.1 Organization, Standing, and Power. Homestead is a bank duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Homestead is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute book and other organizational documents for Homestead have been made available to SBKC for its review and, except as disclosed in Section 5.1 of the Homestead Disclosure Memorandum, accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

5.2 Authority of Homestead; No Breach By Agreement.

(a) Homestead has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Homestead. Subject to the requisite approval by Homestead’s shareholders and any applicable Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of Homestead, enforceable against Homestead in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Homestead, nor the consummation by Homestead of the transactions contemplated hereby, nor compliance by Homestead with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Homestead’s Articles of

Incorporation or Bylaws or any resolution adopted by the board of directors or the shareholders of Homestead that is currently in effect, or (ii) except as disclosed in Section 5.2(b) of the Homestead Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Homestead under, any Contract or Permit of Homestead, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Homestead or any of its Assets (including any SBKC Entity or Homestead becoming subject to or liable for the payment of any Tax or any of the Assets owned by any SBKC Entity or Homestead being reassessed or revalued by any Taxing authority).

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state banking, corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Homestead of the Merger and the other transactions contemplated in this Agreement.

5.3 Capital Stock.

(a) The authorized capital stock of Homestead consists of 5,000,000 shares of $5.00 par value per share Homestead Common Stock, of which 1,815,100 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Homestead are duly and validly issued and outstanding and are fully paid and nonassessable under the FICG. None of the outstanding shares of capital stock of Homestead has been issued in violation of any preemptive rights of the current or past shareholders of Homestead.

(b) Except as set forth in Section 5.3(a) of this Agreement or in Section 5.3(b) of the Homestead Disclosure Memorandum, there are no shares of capital stock, preferred stock or other equity securities of Homestead outstanding and no outstanding Equity Rights relating to the capital stock of Homestead. All outstanding Equity Rights disclosed in Section 5.3(b) of the Homestead Disclosure Memorandum will be exercised prior to the Merger or converted in the Merger pursuant to Section 3.1(c).

5.4 Homestead Subsidiaries. Homestead has no Subsidiaries.

5.5 Financial Statements. Homestead has delivered to SBKC copies of all Homestead Financial Statements and will deliver to SBKC copies of all similar financial statements prepared subsequent to the date hereof. The Homestead Financial Statements and any supplemental financial statements (as of the date thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of Homestead, which are and will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, (b) present or will present, as the case may be and in all material respects, fairly the financial position of Homestead as of the dates indicated and the results of operation, changes in shareholders’ equity, and cash flows of Homestead for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereof or, in the case of interim financial statements, to the normal recurring year-end adjustments that are not material in any amount or effect), and (c) do not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

5.6 Absence of Undisclosed Liabilities. Homestead has no Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the balance sheet of Homestead as of December 31, 2005, included in the Homestead Financial Statements or reflected in the notes thereto. Homestead has not incurred or paid any Liability since December 31, 2005, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a Homestead Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7 Loan and Investment Portfolios. As of the date of this Agreement, all loans, discounts and financing leases reflected on the Homestead Financial Statements were, and with respect to the Homestead Financial Statements delivered as of the dates subsequent to the execution of this Agreement, will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business, (b) evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests that have been perfected. Except as specifically set forth in Section 5.7 of the Homestead Disclosure Memorandum, Homestead is not a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by Homestead to be otherwise in Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Homestead, FDIC or the Georgia Department of Banking and Finance, or (iv) an obligation of any director, executive officer or 10% shareholder of Homestead who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

5.8 Absence of Certain Changes or Events. Since December 31, 2005, except as disclosed in the Homestead Financial Statements delivered prior to the date of this Agreement or in Section 5.8 of the Homestead Disclosure Memorandum or as contemplated in this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Homestead Material Adverse Effect, (ii) Homestead has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Homestead Common Stock and (iii) Homestead has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Homestead provided in Article 7. Except as may result from the transactions contemplated by this Agreement, Homestead has not, since the date of the Homestead Financial Statements delivered prior to the date of this Agreement:

(a) except as set forth in Section 5.8(a) of the Homestead Disclosure Memorandum, borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its assets, sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate or (iv) incurred any other Liability or loss representing, individually or in the aggregate, over $100,000;

(b) suffered over $100,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(c) experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;

(d) except as set forth in Section 5.8(d) of the Homestead Disclosure Memorandum, had any customer with a loan or deposit balance of more than $100,000 terminate, or received notice of such customer’s intent to terminate, its relationship with Homestead;

(e) failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;

(f) except as set forth in Section 5.8(f) of the Homestead Disclosure Memorandum, forgiven any debt owed to it in excess of $100,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;

(g) except as set forth in Section 5.8(g) of the Homestead Disclosure Memorandum, made any capital expenditure or capital addition or betterment in excess of $100,000;

(h) except as set forth in Section 5.8(h) of the Homestead Disclosure Memorandum, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $100,000;

(i) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Homestead Financial Statements;

(j) entered into any agreement, contract or commitment to do any of the foregoing; or

(k) except as set forth in Section 5.8(k) of the Homestead Disclosure Memorandum, authorized or issued any additional shares of Homestead Common Stock, preferred stock, or Equity Rights.

5.9 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of Homestead have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Homestead Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.9 of the Homestead Disclosure Memorandum. Homestead’s federal income Tax Returns have not been audited by the IRS. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of Homestead.

(b) Homestead has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c) The provision for any Taxes due or to become due for Homestead for the period or periods through and including the date of the respective Homestead Financial Statements that has been made and is reflected on such Homestead Financial Statements is sufficient to cover all such Taxes.

(d) Deferred Taxes of Homestead have been provided for in accordance with GAAP.

(e) Homestead is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(f) Homestead has not experienced a change in ownership with respect to its stock, within the meaning of Section 382 of the Internal Revenue Code, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.

5.10 Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Allowance”) shown on the balance sheets of Homestead included in the Homestead Financial Statements and the Allowance shown on the balance sheets of Homestead as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Homestead and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Homestead as of the dates thereof.

5.11 Assets.

(a) Except as disclosed in Section 5.11 of the Homestead Disclosure Memorandum or as disclosed or reserved against in the Homestead Financial Statements delivered prior to the date of this Agreement, Homestead has good and marketable title, free and clear of all Liens, to its Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the Homestead Financial Statements or that secure deposits of public funds as required by law; (ii) Liens for taxes accrued but not yet payable; (iii) Liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or Assets or the potential sale of any of such owned properties or Assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. All tangible properties used in the business of Homestead are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Homestead’s past practices. All Assets which are material to Homestead’s business on a consolidated basis, held under leases or subleases by Homestead, are held under valid Contracts enforceable against Homestead in accordance with their respective terms (except as enforceability may be limited by applicable Bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b) Homestead has paid all amounts due and payable under any insurance policies and guarantees applicable to Homestead and its Assets and operations; all such insurance policies and guarantees are in full force and effect, and all Homestead’s material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts and with deductibles that are adequate and are consistent with past practice and experience. Homestead has not received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by Homestead under such policies.

(c) With respect to each lease of any real property or personal property to which Homestead is a party (whether as lessee or lessor), except for financing leases in which Homestead is lessor, (i) such lease is in full force and effect in accordance with its terms against Homestead; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by Homestead; (iii) there exists no Default under such lease by Homestead; and (iv) upon receipt of the Consents described in Section 5.11(c) of the Homestead Disclosure Memorandum, the Merger will not constitute a default or a cause for termination or modification of such lease.

(d) Homestead has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its Assets or to sell or dispose of any of its Assets except in the ordinary course of business consistent with past practices.

(e) Homestead’s Assets include all material Assets required to operate the business of Homestead as presently conducted.

5.12 Intellectual Property. Homestead owns or has a license to use all of the Intellectual Property used by Homestead in the course of its business. Homestead is the owner of or has a license to any Intellectual Property sold or licensed to a third party by Homestead in connection with Homestead’s business operations, and Homestead has the right to convey by sale or license any Intellectual Property so conveyed. Homestead has received no notice of Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of Homestead with respect to Intellectual Property used, sold or licensed by Homestead in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Homestead, the conduct of Homestead’s business does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.12 of the Homestead Disclosure Memorandum, Homestead is not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.12 of the Homestead Disclosure Memorandum, no officer, director or employee of Homestead is a party to any Contract that restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including Homestead.

5.13 Environmental Matters.

(a) Except as disclosed in Section 5.13(a) of the Homestead Disclosure Memorandum, Homestead, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws.

(b) Except as disclosed in Section 5.13(b) of the Homestead Disclosure Memorandum, there is no Litigation pending or overtly threatened before any court, governmental agency, or authority or other forum in which Homestead or any of its Operating Properties or Participation Facilities (or Homestead in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by Homestead or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

(c) During the period of (i) Homestead’s ownership or operation of any of its Assets, (ii) Homestead’s participation in the management of any Participation Facility, or (iii) Homestead’s holding of a security interest in a Operating Property, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) Homestead’s ownership or operation of any of its Assets, (ii) Homestead’s participation in the management of any Participation Facility, or (iii) Homestead’s holding of a security interest in a Operating Property, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property. No lead-based paint or asbestos in any form is present in, at, on, under, about, or affecting (or potentially affecting) any Asset.

(d) Homestead has delivered to SBKC true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Homestead pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Asset, or concerning compliance by Homestead or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(e) There are no aboveground or underground storage tanks, whether in use or closed, in, at, on, under any Asset. Section 5.13(e) of the Homestead Disclosure Memorandum contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of Homestead at or from any Asset. Any such tank removals were performed in accordance with Environmental Laws and no soil or groundwater contamination resulted from the operation or removal of such tanks.

5.14 Compliance with Laws. Homestead is a state bank whose deposits are and will at the Effective Time be insured by the FDIC and has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 5.14 of the Homestead Disclosure Memorandum, Homestead is not:

(a) in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

(b) in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(c) in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Homestead is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring Homestead to enter into or Consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies or its management.

Copies of all reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to SBKC.

5.15 Labor Relations. Homestead is not a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor is Homestead party to any collective bargaining agreement, nor is there any pending or threatened strike, slowdown, picketing, work stoppage or other labor dispute involving Homestead. To the Knowledge of Homestead, there is no activity involving any of Homestead’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.16 Employee Benefit Plans.

(a) Homestead has listed in Section 5.16 of the Homestead Disclosure Memorandum, and has delivered or made available to SBKC prior to the execution of this Agreement copies in each case of (i) all pension, retirement, profit-sharing, employee stock ownership, deferred compensation, stock option, employee stock ownership, severance pay, vacation, cash or stock bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Homestead or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate, and (ii) any plan program or arrangement required to comply with Section 409A of the Code (and if previously identified in paragraph (i) such plan, program, or arrangement should be expressly marked in Section 5.16 of the Homestead Disclosure Memorandum as a plan program or arrangement required to comply with Section 409A of the Code) and a copy of any statement, or written summary of any oral statement, providing for transition compliance provided under Proposed Treasury Regulation 1.409A-1 et seq. (and any successor regulations) and Internal Revenue Service Notice 2005-1 (collectively, the “Homestead Benefit Plans”). Any of the Homestead Benefit Plans that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Homestead ERISA Plan.” Homestead does not maintain, nor has it maintained within the six-year period preceding the Effective Time, a Homestead ERISA Plan which is a “defined benefit plan” (as defined in Section 414(j) to the Internal Revenue Code).

(b) All Homestead Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Except as set forth in Section 5.16(b) of the Homestead Disclosure Memorandum, each Homestead ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code (i) has received a favorable determination letter from the Internal Revenue Service issued in response to an application filed pursuant to Revenue Procedure 2000-27 or any subsequently issued Revenue Procedure or (ii) is entitled to rely upon an opinion letter issued in response to an application filed by the sponsor of a master, prototype or volume submitter plan pursuant to Revenue Procedure 2000-20 or any subsequently issued Revenue Procedure, and Homestead is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter or to disqualify Homestead from relying upon such opinion letter to the fullest extent permitted under Revenue Procedure 2004-6. Homestead has not engaged in a transaction with respect to any Homestead Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Homestead to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(c) Except as disclosed in Section 5.16 of the Homestead Disclosure Memorandum, Homestead has no Liability for retiree health and life benefits under any of the Homestead Benefit Plans and there are no restrictions on the rights of Homestead to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

(d) Except as disclosed in Section 5.16 of the Homestead Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of Homestead from Homestead under any Homestead Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Homestead Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(e) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Homestead and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Homestead Financial Statements to the extent required by and in accordance with GAAP.

(f) Each nonqualified deferred compensation plan, within the meaning of Section 409A of the Internal Revenue Code, maintained by Homestead on or after January 1, 2005, has been operated in compliance with the requirements of Section 409A (or an available exemption therefrom) such that amounts of compensation deferred thereunder will not be includible in gross income under Section 409A prior to the distribution of benefits in accordance with the terms of the plan and will not be subject to the additional tax under Section 409A(a)(1)(B)(ii). No Homestead Benefit Plan which is required to comply with Section 409A of the Code has had assets set aside to pay Plan obligations which set aside violates Section 409A of the Code.

5.17 Material Contracts. Except as disclosed in Section 5.17 of the Homestead Disclosure Memorandum or otherwise reflected in the Homestead Financial Statements, neither Homestead nor any of its Assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by Homestead or the guarantee by Homestead of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract that prohibits or restricts Homestead from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course of business with customers), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by Homestead, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000), and (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet that is a financial derivative Contract (the “Homestead Contracts”). With respect to each Homestead Contract and except as disclosed in Section 5.17 of the Homestead Disclosure Memorandum: (i) the Contract is in full force and effect against Homestead; (ii) Homestead is not in Default thereunder; (iii) Homestead has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is in Default in any respect, or has repudiated or waived any material provision thereunder. All of the indebtedness of Homestead for money borrowed is prepayable at any time by Homestead without penalty or premium.

5.18 Legal Proceedings. There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of a material unfavorable outcome) against Homestead, or against any employee benefit plan of Homestead, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Homestead. Section 5.18 of the Homestead Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which Homestead is a party and that names Homestead as a defendant or cross-defendant or for which Homestead has any potential Liability in excess of $50,000.

5.19 Reports. Since December 31, 2003, Homestead has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.20 Accounting, Tax and Regulatory Matters. Homestead has not taken or agreed to take any action and has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.21 Community Reinvestment Act. Homestead has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has not received a CRA rating of less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

5.22 Privacy of Customer Information.

(a) Homestead is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to the SBKC Entities pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 5.22, “IIPI” shall include any information relating to an identified or identifiable natural person.

(b) The collection and use of such IIPI by Homestead, the transfer of such IIPI to the SBKC Entities, and the use of such IIPI by the SBKC Entities as contemplated by this Agreement complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy law, and any contract or industry standard relating to privacy.

5.23 Technology Systems.

(a) Except to the extent indicated in Schedule 5.23 of the Homestead Disclosure Memorandum, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by Homestead (collectively, the

“Technology Systems”) to continue by the SBKC Entities to the same extent and in the same manner that it has been used by Homestead.

(b) The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Homestead Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens. Except in accordance with the terms of Homestead’s Contracts, access to business critical parts of the Technology Systems is not shared with any third party.

(c) Details of Homestead’s disaster recovery and business continuity arrangements have been provided to SBKC with the Homestead Disclosure Memorandum.

(d) Homestead has not received notice of or is aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of Homestead’s agreements or arrangements relating to the Technology Systems (including maintenance and support).

5.24 Bank Secrecy Act Compliance. Homestead is in compliance in all material respects with the provisions of the Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”), and all regulations promulgated thereunder including, but not limited to, those provisions of the Bank Secrecy Act that address suspicious activity reports and compliance programs. Homestead has implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. §21.21.

5.25 Homestead Disclosure Memorandum. Homestead has delivered to SBKC the Homestead Disclosure Memorandum. All information set forth in the Homestead Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Homestead under this Article 5. The information contained in the Homestead Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 5 and the covenants in Article 7 to the extent applicable.

5.26 Affiliates. Section 5.26 of the Homestead Disclosure Memorandum sets forth all Persons whom Homestead reasonably believes is an Affiliate of Homestead for purposes of Rule 145 under the 1933 Act.

5.27 Board Recommendation. The Board of Directors of Homestead, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Homestead Affiliate and Support Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of Homestead Common Stock approve this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SBKC

SBKC hereby represents and warrants to Homestead as follows:

6.1 Organization, Standing and Power. SBKC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. SBKC has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. SBKC is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

6.2 Authority; No Breach By Agreement.

(a) SBKC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution,

delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SBKC. Subject to receipt of the requisite Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of SBKC, enforceable against SBKC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by SBKC, nor the consummation by SBKC of the transactions contemplated hereby, nor compliance by SBKC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SBKC’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any SBKC Subsidiary or any resolution adopted by the board of directors or the shareholders of any SBKC Entity that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SBKC Entity under, any Contract or Permit of any SBKC Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any SBKC Entity or any of their respective material Assets (including any SBKC Entity or Homestead becoming subject to or liable for the payment of any Tax or any of the Assets owned by any SBKC Entity or Homestead being reassessed or revalued by any Taxing authority).

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq National Market, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by SBKC of the Merger and the other transactions contemplated in this Agreement.

6.3 Capital Stock.

(a) The authorized capital stock of SBKC consists of 25,000,000 shares of SBKC Common Stock, of which 15,782,125 shares are issued and outstanding. All of the issued and outstanding shares of SBKC Common Stock are, and all of the shares of SBKC Common Stock to be issued in exchange for shares of Homestead Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of SBKC Common Stock has been, and none of the shares of SBKC Common Stock to be issued in exchange for shares of Homestead Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of SBKC.

(b) Except as set forth in Section 6.3(a) of this Agreement or in Section 6.3(b) of the SBKC Disclosure Memorandum, there are no shares of capital stock, preferred stock or other equity securities of SBKC outstanding and no outstanding Equity Rights relating to the capital stock of SBKC.

6.4 SBKC Subsidiaries. Except as disclosed in Section 6.4 of the SBKC Disclosure Memorandum, SBKC or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each SBKC Subsidiary. No capital stock (or other equity interest) of any SBKC Subsidiary is or may become required to be issued (other than to another SBKC Entity) by reason of any Equity Rights, and there are no Contracts by which any SBKC Subsidiary is bound to issue (other than to another SBKC Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any SBKC Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any SBKC Subsidiary (other than to another SBKC Entity). There are no Contracts relating to the rights of any SBKC Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any SBKC Subsidiary. All of the shares of capital stock (or other equity interests) of each SBKC Subsidiary held by an SBKC Entity are fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of national Banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable and are owned by the SBKC Entity free and clear of any Lien, except as disclosed in Section 6.4 of the SBKC Disclosure Memorandum. Each SBKC Subsidiary is either a bank, a Connecticut or Delaware Statutory Trust, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each SBKC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. Each SBKC Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

6.5 SEC Filings; Financial Statements.

(a) SBKC has timely filed and made available to Homestead all SEC Documents required to be filed by SBKC since December 31, 2003 (the “SBKC SEC Reports”). The SBKC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SBKC SEC Reports or necessary in order to make the statements in such SBKC SEC Reports, in light of the circumstances under which they were made, not misleading. No SBKC Subsidiary is required to file any SEC Documents.

(b) Each of the SBKC Financial Statements (including, in each case, any related notes) contained in the SBKC SEC Reports, including any SBKC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of SBKC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not material in amount or effect.

6.6 Absence of Undisclosed Liabilities. No SBKC Entity has any Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheets of SBKC as of December 31, 2005, included in the SBKC Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No SBKC Entity has incurred or paid any Liability since December 31, 2005, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a SBKC Material Adverse Effect, or (ii) in connection with the transactions contemplated by this Agreement.

6.7 Absence of Certain Changes or Events. Since December 31, 2005, except as disclosed in the SBKC Financial Statements delivered prior to the date of this Agreement or in Section 6.7 of the SBKC Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an SBKC Material Adverse Effect, and (ii) none of the SBKC Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of SBKC provided in Article 7.

6.8 Legal Proceedings.

(a) There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any SBKC Entity, or against any director, employee or employee benefit plan of any SBKC Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any SBKC Entity, that in any case would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K that are not so disclosed.

(b) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any SBKC Entity as a result of examination by any bank or bank holding company regulatory authority.

(c) Except as set forth in Section 6.8(c) of the SBKC Disclosure Memorandum, no SBKC Entity is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority, nor has any SBKC Entity been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

6.9 Accounting, Tax and Regulatory Matters. SBKC has not taken or agreed to take any action and has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.10 Community Reinvestment Act. SBKC has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has not received a CRA rating of less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

6.11 SBKC Disclosure Memorandum. SBKC has delivered to Homestead the SBKC Disclosure Memorandum. All information set forth in the SBKC Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of SBKC under this Article 6. The information contained in the SBKC Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 6 and the covenants in Article 7 to the extent applicable.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Affirmative Covenants of Each Party. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and material Assets and maintain its rights and franchises, and (c) take no action that would (i) materially adversely affect the ability of either Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

7.2 Negative Covenants of Homestead. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of SBKC shall have been obtained, which Consent shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated herein, Homestead covenants and agrees that it will not do or agree or commit to do any of the following:

(a) amend its Articles of Incorporation, Bylaws or other governing instruments, or

(b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of business of Homestead consistent with past practices (which exception shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of Homestead of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Homestead Disclosure Memorandum); or

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in connection with the exercise of its existing options and warrants), directly or indirectly, any shares, or any securities convertible into any shares, of Homestead’s capital stock, or, except for a one-time, special cash dividend payable prior to the Effective Time in an amount not to exceed the sum of (i) $0.50 per share plus (ii) the amount, if any, that equals the aggregate amount of cash received by Homestead in connection with the exercise of options or warrants during the period beginning on the date of this Agreement and ending immediately prior to the payment of such special dividend, declare or pay any dividend or make any other distribution in respect of Homestead’s capital stock; or

(d) other than in connection with the exercise of its existing options or warrants, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Homestead Common Stock or any other capital stock of Homestead, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

(e) adjust, split, combine or reclassify any shares of Homestead Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Homestead Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f) except for purchases of U.S. Treasury securities, U.S. Government agency securities or obligations of the State of Georgia, or any subdivisions thereof that have maturities of seven years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(g) enter into or amend any employment Contract with any Person (unless such amendment is required by Law or this Agreement) that Homestead does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(h) adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Homestead other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law or contemplated by this Agreement, the terms of such plans or consistent with past practice; or

(i) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

(j) commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of Homestead for over $100,000 in money damages or any restrictions upon the operations of Homestead; or

(k) except as set forth in Section 7.2(k) of the Homestead Disclosure Memorandum or otherwise in the ordinary course of business, enter into, modify, amend or terminate any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $100,000.

7.3 Negative Covenants of SBKC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Homestead shall have been obtained, which Consent shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated herein, SBKC covenants and agrees that it will not do or agree or commit to amend the Articles of Incorporation or Bylaws of SBKC, in each case, in any manner adverse to the holders of Homestead Common Stock.

7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Homestead Material Adverse Effect or an SBKC Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

7.6 Loan Portfolio Review. SBKC shall have the right to perform due diligence reviews of Homestead’s lending activities at 45-day intervals between the date of this Agreement and the Effective Time.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 SBKC Registration Statement.

(a) SBKC will promptly prepare and file on Form S-4 a Registration Statement (which will include the Proxy Statement) complying with all the requirements of the 1933 Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the SBKC Common Stock that will be issued to the holders of Homestead Common Stock pursuant to the Merger. SBKC shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the SBKC Common Stock under the Securities Laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the SBKC Common Stock pursuant to the Registration Statement, such stock shall be freely tradable by the shareholders of Homestead except to the extent that the transfer of any shares of SBKC Common Stock received by shareholders of Homestead is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable Tax rules. Homestead and its counsel shall have reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

(b) Each of the Parties will cooperate in the preparation of the Registration Statement and Proxy Statement that complies with the requirements of the Securities Laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to Homestead’s shareholders for approval. Each of the Parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its Subsidiaries, as applicable, as the other Party may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement. None of the information to be supplied by Homestead for inclusion in (i) the Registration Statement will, at the time the Registration

Statement becomes effective under the Securities Act, contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to Homestead’s shareholders and at the time of the Homestead shareholders’ meeting (except to the extent amended or supplemented by a subsequent communication), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, fail to comply as to form in all material respects with the provisions of applicable Law. The Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations thereunder, except that no representation or warranty is made by Homestead with respect to statements made or incorporated by reference therein based on information supplied by any SBKC Entity for inclusion or incorporation by reference in the Proxy Statement.

8.2 Nasdaq Listing. SBKC shall list, prior to or at the Effective Time, on the Nasdaq National Market the shares of SBKC Common Stock to be issued to the holders of Homestead Common Stock pursuant to the Merger, and SBKC shall give all notices and make all filings with the Nasdaq National Market required in connection with the transactions contemplated herein.

8.3 Applications. SBKC shall prepare and file, and Homestead shall cooperate in the preparation and, where appropriate, filing, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Merger Sub shall execute and file the Articles of Merger with the Secretary of State of Georgia in connection with the Closing.

8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6 Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Homestead Material Adverse Effect or an SBKC Material Adverse Effect, as applicable.

8.7 No Solicitations.

(a) Except as contemplated by Section 8.7(c) of this Agreement and prior to the Effective Time or until the termination of this Agreement, Homestead shall not, without the prior written approval of SBKC,

(i) directly or indirectly solicit or initiate inquiries or proposals with respect to, furnish any information regarding, enter into any Contract with respect to or participate in any Acquisition Proposal; or

(ii) withdraw its recommendation to the Homestead shareholders regarding the Merger or make a recommendation regarding any Acquisition Transaction.

(b) Homestead shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above and will notify SBKC immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with any of its officers, directors, agents and affiliates.

(c) Nothing contained in this Section 8.7 shall prohibit any officer or director of Homestead from taking any action that the Board of Directors of Homestead shall determine in good faith, after consultation with legal counsel, is required by law or is required to discharge his or her fiduciary duties to Homestead and its shareholders.

(d) Homestead shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted with respect to any Acquisition Transaction except those contemplated by this Agreement.

(e) Each Party shall promptly advise the other Party following the receipt of any Acquisition Proposal and the details thereof and advise the other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

8.8 Press Releases. Prior to the Effective Time, Homestead and SBKC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure its legal counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10 Charter Provisions. Homestead shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under Homestead’s Articles of Incorporation, Bylaws or other governing instruments or restrict or impair the ability of SBKC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Homestead that may be directly or indirectly acquired or controlled by them.

8.11 Agreement and Support of Affiliates. Homestead shall use its reasonable efforts to cause each such Person listed in Section 5.26 of the Homestead Disclosure Memorandum to deliver to SBKC not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit “A” (collectively, the “Homestead Affiliate and Support Agreements”).

8.12 Indemnification and Insurance.

SBKC covenants and agrees that:

(a) all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under Homestead’s Articles of Incorporation and Bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which SBKC is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effect any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between SBKC and the Indemnified Party.

(b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against SBKC under such subparagraph, notify SBKC in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, SBKC shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from SBKC to such Indemnified Party of its election so to assume the defense thereof, SBKC shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if SBKC elects not to assume such defense or if counsel for the Indemnified Party advises SBKC in writing that there are material substantive issues that raise conflicts of interest between SBKC or Homestead and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and SBKC shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, SBKC shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

(c) Homestead shall cause the persons serving as its officers or directors immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Homestead with respect to acts or omissions occurring prior to or at the respective effective times that were committed by such officers and directors in their capacity as such; provided that (i) SBKC may substitute a policy or policies with at least the same coverage and amounts and terms and conditions that are no less advantageous (or with Homestead’s Consent, given prior to the Effective Time, any other policy); and (ii) the aggregate premium to be paid by Homestead for such insurance shall not exceed 150% of the most current annual premium paid by Homestead for its directors and officers liability insurance, without SBKC’s prior approval, which shall not be unreasonably withheld or delayed.

(d) If SBKC or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of SBKC shall assume the obligations set forth in this Section 8.12.

(e) The provisions of this Section 8.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.13 Employee Benefits and Contracts. Following the Effective Time, SBKC shall provide generally to officers and employees of Homestead (who continue employment with SBKC or any of its Subsidiaries) employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by SBKC to its other similarly situated officers and employees. For purposes of benefit accrual (but only for purposes of determining benefits accruing under payroll practices such as vacation policy or under fringe benefit programs that do not rise to the level of a “plan” within the meaning of Section 3(3) of ERISA), eligibility to participate and vesting determinations in connection with the provision of any such employee benefits, service with Homestead prior to the Effective Time shall be counted. SBKC shall also honor in accordance with their terms all employment, severance, consulting, option and other contracts of a compensatory nature to the extent disclosed in the Homestead Disclosure Memorandum between Homestead and any current or former director, officer or employee thereof, and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by SBKC by reason of this Section 8.13. If, during the calendar year in which falls the Effective Time, SBKC shall terminate any “group health plan,” within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more Homestead employees participated immediately prior to the Effective Time (a “Homestead Plan”), SBKC shall use its reasonable best efforts to cause any successor group health plan to waive any underwriting requirements; to give credit for any such Homestead employee’s participation in the Homestead Plan prior to the Effective Time for purposes of applying any pre-existing condition limitations set forth therein; and to give credit for covered expenses paid by any such Homestead employee under a Homestead Plan prior to the Effective Time towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan. SBKC also shall be considered a successor employer for and shall provide to “qualified beneficiaries,” determined immediately prior to the Effective Time, under any Homestead Plan appropriate “continuation coverage” (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Time under either the Homestead Plan or any successor group health plan maintained by SBKC. At the request of SBKC, Homestead will take all appropriate action to terminate, prior to the Effective Time, any retirement plan maintained by Homestead that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

8.14 Retirement Benefits. Following the Effective Time, SBKC shall make available to each of Heyward Horton and Scott Hudgins retirement benefits to be funded by bank owned life insurance in such amount as is in accordance with the guidelines established by the SBKC Board of Directors in connection with SBKC’s current top three executive officers.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

(a) Shareholder Approval. The shareholders of Homestead shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and, by the provisions of any governing instruments.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Homestead Material Adverse Effect or an SBKC Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes the consummation of the transactions contemplated by this Agreement illegal.

(e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of SBKC Common Stock issuable pursuant to the Merger shall have been received.

(f) Nasdaq Listing. The shares of SBKC Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market.

(g) Tax Matters. Each Party shall have received a written opinion of counsel from Troutman Sanders LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) the exchange in the Merger of Homestead Common Stock for SBKC Common Stock will not give rise to gain or loss to the shareholders of Homestead with respect to such exchange (except to the extent of any cash received).

(h) Opinion of Financial Advisor. Homestead shall have received the opinion of Burke Capital Group, L.L.C., dated as of the date hereof, to the effect that the Merger Consideration to be received by the holders of Homestead Common Stock is fair, from a financial point of view, to such holders, a signed copy of which shall have been delivered to SBKC.

(i) Employment Agreements. SBKC and each of Heyward Horton, Scott Hudgins, Jennifer Parr and R. Lamar Harden shall have entered into an employment agreement on terms mutually satisfactory to the parties thereto.

9.2 Conditions to Obligations of SBKC. The obligations of SBKC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SBKC pursuant to Section 11.6(a):

(a) Representations and Warranties. The representations and warranties of Homestead set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have a Homestead Material Adverse Effect.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Homestead to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. Homestead shall have delivered to SBKC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Homestead, Section 9.2(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Homestead’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SBKC and its counsel shall request.

(d) Opinion of Counsel. Homestead shall have delivered to SBKC an opinion of Miller & Martin PLLC, dated as of the Closing Date, covering those matters set forth in Exhibit “B” hereto, which opinion may be rendered in accordance with the Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) or the American Bar Association (the “Interpretive Standards”).

(e) Affiliate Agreements. SBKC shall have received from each director and executive officer of Homestead set forth in Section 8.11 of the Homestead Disclosure Memorandum the Homestead Affiliate and Support Agreements referred to in Section 8.11.

(f) Equity Rights. Homestead shall have delivered to SBKC copies of all agreements evidencing all stock options and warrants listed on the schedule to be delivered to SBKC pursuant to Section 4.1(b).

(g) Noncompete Agreements. SBKC shall have received from each director of Homestead a signed mutually satisfactory noncompete agreement providing that for a period of two years after the Effective Time, such director will not serve on the board of directors of any financial institution (or holding company therefore) with offices located within a 30-mile radius of Homestead’s main office in Suwanee, Georgia in substantially the form of Exhibit “D;” provided, however, that SBKC and Merger Sub hereby agree that the service of Jonathan W. Been as a director of Signature Bank of Georgia may be excluded from such noncompete agreement.

9.3 Conditions to Obligations of Homestead. The obligations of Homestead to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Homestead pursuant to Section 11.6(b):

(a) Representations and Warranties. The representations and warranties of SBKC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have an SBKC Material Adverse Effect.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of SBKC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. SBKC shall have delivered to Homestead (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to SBKC, Section 9.3(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by SBKC’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Homestead and its counsel shall request.

(d) Opinion of Counsel. SBKC shall have delivered to Homestead an opinion of Troutman Sanders LLP, counsel to SBKC, dated as of the Closing Date, covering those matters set forth in Exhibit “C” hereto, which opinion may be rendered in accordance with the Interpretive Standards.

ARTICLE 10

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Homestead, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written Consent of the Boards of Directors of SBKC and Homestead; or

(b) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below) and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Homestead Material Adverse Effect or an SBKC Material Adverse Effect, as applicable, on the breaching Party; or

(c) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Homestead fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by January 31, 2007, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

(e) By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or waived by the date specified in Section 10.1(d), provided that the failure to consummate the Merger is not caused by the Party electing to terminate pursuant to this Section 10.1(e); or

(f) By the Board of Directors of SBKC if the Board of Directors of Homestead:

(i) shall withdraw, modify or change its recommendation to the Homestead shareholders with respect to this Agreement or the Merger or shall have resolved to do any of the foregoing; or

(ii) either recommends to the Homestead shareholders or affirmatively approved any Acquisition Transaction or makes any announcement of any agreement to enter into an Acquisition Transaction; or

(g) By the Board of Directors of Homestead if Homestead receives a bona fide written offer with respect to an Acquisition Transaction, and the Board of Directors of Homestead determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Homestead’s shareholders than the transactions contemplated by this Agreement; or

(h) By the Board of Directors of SBKC if the holders of more than 10% in the aggregate of the Outstanding Homestead Shares vote such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and exercise their dissenters’ rights in accordance with Article 13 of the GBCC.

(i) Pursuant to the provisions of Section 3.1(d) if the Parties are unable to reach agreement as provided therein.

10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) shall survive any such termination and abandonment.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Article 10 and Articles 1, 2, 3, 4 and 11 and Sections 8.6, 8.12 8.13 and 8.14.

10.4 Termination Payment. If this Agreement is terminated by either of the Parties pursuant to subsection 10.1(f) or 10.1(g), then Homestead (or its successor) shall pay or cause to be paid to SBKC, as liquidated damages and not as a penalty, upon demand a termination payment of $2.0 million payable in same day funds.

10.5 Reimbursement of Expenses. Notwithstanding the provisions of Section 11.2 of this Agreement, if this Agreement is terminated pursuant to subsection 10.1(b), the breaching Party shall pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents. Final settlement with respect to payment of such fees and expenses shall be made within 30 days after the termination of this Agreement. This Section 10.5 shall be the non-breaching Party’s sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

“Acquisition Transaction” shall mean: (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer other disposition of all or substantially all of the assets of Homestead, or the beneficial ownership of 15% or more of any class of Homestead capital stock; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Homestead capital stock.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Aggregate Exercise Amount” shall mean the aggregate of the Exercise Amount of all Homestead stock options and warrants outstanding immediately prior to the Effective Time.

“Agreement” shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Allowance” shall have the meaning set forth in Section 5.10.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Trading Price” shall mean the average closing price of SBKC Common Stock (adjusted proportionately for any stock split, stock dividend, recapitalization, reclassification or similar transaction that is effected, or for which a record date occurs) for the 20-day trading period ending on the date of determination in question (or if such date is not a trading date, then the first trading date immediately following such date) as reported in The Wall Street Journal (corrected for any typographical errors).

“Bank Secrecy Act” shall have the meaning set forth in Section 5.24.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Cash Consideration” shall mean a dollar amount equal to 97.5% of the product obtained by multiplying (i) $50,000,000 by (ii) the ratio equal to (A) the Fuqua Shares divided by (B) the number of shares of Homestead Common Stock and Homestead Stock Equivalents outstanding immediately prior to the Effective Time. .

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall mean the date on which the Closing occurs.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CRA” shall have the meaning set forth in Section 5.21.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Dissenter Ratio” shall mean the ratio equal to (i) the number of Dissenting Shares divided by (ii) the number of shares of Homestead Common Stock and Homestead Stock Equivalents outstanding immediately prior to the Effective Time minus the Fuqua Shares.

“Dissenting Shares” shall have the meaning set forth in Section 3.1(g).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Environment” shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the Environment (including, but not limited to, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 5.16(c).

“Exchange Agent” shall have the meaning set forth in Section 4.1.

“Exchange Shares” shall have the meaning set forth in Section 3.1(c).

“Exercise Amount” shall mean, for any stock option or warrant, the product of (i) the exercise price per share of such stock option or warrant, and (ii) the number of shares of Homestead Common Stock underlying such stock option or warrant.

“Exhibits” A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FICG” shall mean the Financial Institutions Code of Georgia.

“Fuqua Shares” shall mean the 435,870 shares of Homestead Common Stock beneficially owned by the estate of J.B. Fuqua and the immediate family members and Affiliates of the late J.B. Fuqua.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“GBCC” shall mean the Georgia Business Corporation Code.

“Hazardous Material” shall mean any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “contaminant,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains asbestos, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes a contamination or nuisance, or a hazard, or threat of the same, to public health, human health or the Environment.

“Homestead Affiliate and Support Agreements” shall have the meaning set forth in Section 8.11.

“Homestead Common Stock” shall mean the $5.00 par value common stock of Homestead.

“Homestead Disclosure Memorandum” shall mean the written information entitled “Homestead Disclosure Memorandum” delivered prior to the date of this Agreement to SBKC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Homestead Financial Statements” shall mean (i) the audited balance sheets (including related notes and schedules, if any) of Homestead as of December 31, 2005 and 2004, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), and (ii) the unaudited balance sheets (including related notes and schedules, if any) of Homestead as of March 31, 2006, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as delivered by Homestead to SBKC prior to execution of this Agreement.

“Homestead Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Homestead, taken as a whole, or (ii) the ability of Homestead to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of Homestead taken with the prior informed written Consent of SBKC in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of Homestead, including expenses incurred by Homestead in consummating the transactions contemplated by this Agreement.

“Homestead Pension Plan” shall have the meaning set forth in Section 5.16(a).

“Homestead Plan” shall have the meaning set forth in Section 8.13.

“Homestead Stock Equivalent” shall mean, with respect to each Homestead stock option and warrant to purchase shares of Homestead Common Stock that is outstanding immediately prior to the Effective Time, the Net Equivalent Value of such stock option or warrant divided by the Merger Consideration per Share.

“IIPI” shall have the meaning set forth in Section 5.22(a).

“Indemnified Party” shall have the meaning set forth in Section 8.12(a).

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Letter of Transmittal” shall have the meaning set forth in Section 4.1.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institutions, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Merger” shall have the meaning set forth in Section 1.1.

“Merger Consideration” shall mean the value of the total consideration payable to the holders of Outstanding Homestead Shares and Dissenting Shares pursuant to this Agreement, which for purposes of this Agreement shall have a deemed value of $50,000,000.

“Merger Consideration per Share” shall mean (i) the Merger Consideration plus the Aggregate Exercise Amount, divided by (ii) the aggregate number of shares of Homestead Common Stock and shares of Homestead Common Stock underlying such Homestead stock options and warrants outstanding immediately prior to the Effective Time.

“Nasdaq National Market” shall mean the National Market System of The Nasdaq Stock Market, Inc.

“Net Equivalent Value” shall mean, for any given Homestead stock option or warrant, the product of (i) the Merger Consideration per Share minus the exercise price per share for such stock option or warrant, and (ii) the number of shares of Homestead Common Stock underlying such stock option or warrant.

“Old Certificates” shall have the meaning set forth in Section 4.1.

“Operating Property” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Outstanding Homestead Shares” shall have the meaning set forth in Section 3.1(c).

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean, individually Homestead, SBKC or Merger Sub, and “Parties” shall mean collectively Homestead, SBKC and Merger Sub.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Pro Rata Share” shall mean the quotient obtained by dividing (i) one by (ii) the total number of Exchange Shares as of the Effective Time.

“Proxy Statement” shall mean the proxy statement used by Homestead to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of SBKC relating to the issuance of the SBKC Common Stock to holders of Exchange Shares.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBKC under the 1933 Act with respect to the shares of SBKC Common Stock to be issued to the holders of Exchange Shares in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the SEC, the Nasdaq National Market, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials in, on, under or through the Environment.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“SBKC Common Stock” shall mean the $1.00 par value common stock of SBKC.

“SBKC Disclosure Memorandum” shall mean the written information entitled “SBKC Disclosure Memorandum” delivered prior to the date of this Agreement to Homestead describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“SBKC Entities” shall mean, collectively, SBKC and all SBKC Subsidiaries.

“SBKC Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of SBKC as of December 31, 2005 and 2004, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of SBKC as of March 31, 2006, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as filed by SBKC in SEC Documents, as delivered by SBKC to Homestead prior to execution of this Agreement.

“SBKC Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of SBKC and its Subsidiaries, taken as a whole, or (ii) the ability of SBKC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of SBKC (or any of its Subsidiaries) taken with the prior informed written Consent of Homestead in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of SBKC, including expenses incurred by SBKC in consummating the transactions contemplated by this Agreement.

“SBKC SEC Reports” shall have the meaning set forth in Section 6.5(a).

“SBKC Subsidiaries” shall mean the Subsidiaries of SBKC and any corporation, bank, savings association, or other organization acquired as a Subsidiary of SBKC in the future and held as a Subsidiary by SBKC at the Effective Time.

“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholders’ Meeting” shall mean the meeting of the shareholders of Homestead to be held pursuant to this Agreement, including any adjournment or adjournments thereof.

“Stock Consideration” shall mean a number of shares of SBKC Common Stock equal to the quotient obtained by dividing (i) $50,000,000 less the Cash Consideration, by (ii) the Average Trading Price as of the date that is ten business days prior to the proposed Closing Date; provided, however, that the number of shares of SBKC Common Stock issued to the holders of Exchange Shares shall not be less than 1,597,500 shares nor more than 1,638,500 shares. Notwithstanding the foregoing, the number of shares determined above shall be reduced by an amount equal to the product of (A) the number of shares determined above and (B) the Dissenter Ratio. For purposes of clarification, such number of shares of SBKC Common Stock is expected to equal (assuming (1) an Average Trading Price of $24.31 and (2) no Dissenting Shares) 1,617,686 shares.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Surviving Bank” shall mean Security Bank of Gwinnett County as the surviving bank resulting from the Merger.

“Tax Return” shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Opinion” shall have the meaning set forth in Section 9.1(g).

“Technology Systems” shall have the meaning set forth in Section 5.23(a).

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2 Expenses. Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

11.3 Brokers and Finders. Except as disclosed in Section 11.3 of the Homestead Disclosure Memorandum and of the SBKC Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Homestead or by SBKC, each of Homestead and SBKC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Homestead Common Stock, there shall be made no amendment that pursuant to Section 14-2-1106 of the GBCC requires further approval by such shareholders without the further approval of such shareholders; and further provided, that after any such approval by the holders of Homestead Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of Homestead Common Stock will be exchanged for shares of SBKC Common Stock or cash shall not be amended after the Homestead Shareholders’ Meeting in a manner adverse to the holders of Homestead Common Stock without any requisite approval of the holders of the issued and outstanding shares of Homestead Common Stock entitled to vote thereon.

11.6 Waivers.

(a) Prior to or at the Effective Time, SBKC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Homestead, to waive or extend the time for the compliance or fulfillment by Homestead of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SBKC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SBKC.

(b) Prior to or at the Effective Time, Homestead, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SBKC, to waive or extend the time for the compliance or fulfillment by SBKC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Homestead under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Homestead.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written Consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Homestead:	Homestead Bank
1380 Peachtree Industrial Boulevard
Suwanee, Georgia 30024
Attention: Heyward Horton, President and Chief Executive Officer

With a copy to:	Michael P. Marshall, Jr., Esq.
Miller & Martin PLLC
1170 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-7706

SBKC or SBKC Subsidiary:	Security Bank Corporation
P. O. Box 4748
Macon, Georgia 31208-4748
Attention: H. Averett Walker, President and Chief Executive Officer

With a copy to:	Thomas O. Powell, Esq.
Troutman Sanders LLP
600 Peachtree Street, N.E.
Suite 5200
Atlanta, Georgia 30308-2216

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

“SBKC”

SECURITY BANK CORPORATION

By:	/s/ H. AVERETT WALKER
H. Averett Walker
President and Chief Executive Officer

“Homestead”

HOMESTEAD BANK

By:	/s/ HEYWARD HORTON
Heyward Horton
President and Chief Executive Officer

SBKC Interim Bank hereby joins the foregoing Agreement, undertakes that it will be bound thereby and that it will duly perform all acts and things therein referred to or provided to be done by it.

“Merger Sub”

SBKC INTERIM BANK

By:
H. Averett Walker
President and Chief Executive Officer

Date:	, 2006

EXHIBIT “A”

AFFILIATE AND SUPPORT AGREEMENT

Security Bank Corporation

Attention: President

Ladies and Gentlemen:

The undersigned is a shareholder of Homestead Bank (“Homestead”), a state Bank organized under the laws of the State of Georgia and located in Suwanee, Georgia, and will become a shareholder of Security Bank Corporation (“SBKC”) pursuant to the transactions described in the Agreement and Plan of Reorganization, dated as of April 19, 2006 (the “Agreement”), by and between Homestead and SBKC and to be joined by SBKC Interim Bank (“Merger Sub”). Under the terms of the Agreement, Homestead will be merged with and into Merger Sub (the “Merger”), and the shares of the $5.00 par value common stock of Homestead (“Homestead Common Stock”) will be converted into and exchanged for shares of the $1.00 par value common stock of SBKC (“SBKC Common Stock”) and, in the case of certain identified shares of Homestead Common Stock, cash. This Affiliate Agreement represents an agreement between the undersigned and SBKC regarding certain rights and obligations of the undersigned in connection with the shares of SBKC Common Stock to be received by the undersigned as a result of the Merger.

In consideration of the benefits the undersigned will receive as a shareholder of Homestead and the mutual covenants contained herein, the undersigned and SBKC hereby agree as follows:

1. Vote on the Merger. The undersigned agrees to vote all shares of Homestead Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless SBKC is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of Homestead Common Stock over which he or she has or shares voting power solely in a fiduciary capacity on behalf of any person other than Homestead, if the undersigned determines, in good faith after consultation and receipt of an opinion of counsel, that such a vote would cause a breach of fiduciary duty to such other person.

2. Restriction on Transfer. The undersigned further agrees that he or she will not, without the prior written Consent of SBKC, transfer any shares of Homestead Common Stock prior to the Effective Date, as that term is set forth in the Agreement, except by operation of law, by will, or under the laws of descent and distribution.

3. Affiliate Status. The undersigned understands and agrees that as to Homestead the undersigned is an “affiliate” under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“1933 Act”), and the undersigned anticipates that the undersigned will be such an “affiliate” at the time of the Merger.

4. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that SBKC has informed the undersigned that any distribution by the undersigned of SBKC Common Stock has not been registered under the 1933 Act and that shares of SBKC Common Stock received pursuant to the Merger for a period of one (1) year after the Effective Time can only be sold by the undersigned (i) following registration under the 1933 Act, or (ii) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (iii) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that SBKC is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of SBKC Common Stock.

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5. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or otherwise dispose of the shares of SBKC Common Stock received by the undersigned in connection with the Merger, to the extent he or she believes necessary, with his or her counsel or counsel for Homestead.

6. Filing of Reports by SBKC. SBKC agrees, for a period of two years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of SBKC Common Stock issued to the undersigned pursuant to the Merger.

7. Miscellaneous. This Affiliate Agreement is the complete agreement between SBKC and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

8. Capitalized Terms. All capitalized terms in this Affiliate Agreement shall have the same meaning as given such terms of the Agreement and Plan of Merger by and among SBKC, Merger Sub and Homestead.

This Affiliate Agreement is executed as of the             day of                     , 2006.

Very truly yours,

Signature

Print Name

Address
Telephone No.

AGREED TO AND ACCEPTED as of

                    , 2006

SECURITY BANK CORPORATION

By:
Its:

SBKC INTERIM BANK

By:
Its:

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EXHIBIT “B”

MATTERS AS TO WHICH

MILLER & MARTIN PLLC OR WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement. The opinion to be delivered pursuant to Section 9.2(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1. Homestead is a bank existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2. Homestead’s authorized capital stock consists of 5,000,000 shares of Homestead Common Stock, of which, to our knowledge, 1,815,100 shares were outstanding as of April 19, 2006 and                  shares were outstanding as of the Closing Date. To our knowledge, the shares of Homestead Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Homestead to issue or acquire any of its equity securities.

3. The execution and delivery by Homestead of the Agreement do not, and if Homestead were now to perform its obligations under the Agreement, such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of Homestead or, to our knowledge but without any independent investigation, result in any material breach of, or default or acceleration under, any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which Homestead is a party or by which either is bound.

4. The Agreement has been duly and validly executed and delivered by Homestead and assuming valid authorization, execution and delivery by SBKC, constitutes a valid and binding agreement of Homestead enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

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EXHIBIT “C”

MATTERS AS TO WHICH

TROUTMAN SANDERS LLP WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement. The opinion to be delivered pursuant to Section 9.3(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1. SBKC is a bank holding company existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2. Merger Sub is an interim bank existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

3. SBKC’s authorized capital stock consists of 25,000,000 shares of SBKC Common Stock, of which, to our knowledge, 15,782,125 shares were outstanding as of April 19, 2006 and              shares were outstanding as of the Closing Date. Merger Sub’s authorized capital stock consists of              shares of common stock, $0.01 par value per share, of which, to our knowledge              shares were outstanding as of                  and as of the Closing Date. All of the outstanding capital stock of Merger Sub is held by SBKC.

4. The execution and delivery by SBKC of the Agreement do not, and if SBKC were now to perform its obligations under the Agreement such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of SBKC or, to our knowledge but without any independent investigation, result in any material breach of, or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any SBKC Entity is a party or by which either is bound.

5. The Agreement has been duly and validly executed and delivered by SBKC, and, assuming valid authorization, execution and delivery by Homestead, constitutes a valid and binding agreement of SBKC enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

6. The shares of SBKC Common Stock to be issued to the shareholders of Homestead as contemplated in the Agreement have been registered under the Securities Act of 1933, as amended, and when issued and delivered following consummation of the Merger will be fully paid and nonassessable under the Georgia Business Corporation Code.

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EXHIBIT “D”

DIRECTOR’S NONCOMPETITION AGREEMENT

This Director’s Noncompetition Agreement (this “Agreement”) is made as of                     , 2006, by and among SECURITY BANK CORPORATION (“SBKC”), a Georgia corporation, SBKC INTERIM BANK, An interim financial institution formed under the laws of the State of Georgia and a wholly owned subsidiary of SBKC (“Merger Sub” and, collectively with SBKC, the “Company”), and                              (the “Director”), a resident of the State of Georgia.

WHEREAS, the Director currently serves as a director of Homestead Bank (“Homestead”), a bank organized under the laws of Georgia with its main office located in Suwanee, Georgia; and

WHEREAS, SBKC, Merger Sub and Homestead are parties to an Agreement and Plan of Reorganization dated as of April 19, 2006 (the “Reorganization Agreement”); and

WHEREAS, the Reorganization Agreement contemplates that, prior to the Closing (as defined in the Reorganization Agreement), as a condition and inducement to the willingness of SBKC and Merger Sub to enter into the Reorganization Agreement, the Director will enter into this Agreement with the Company; and

WHEREAS, Homestead shall provide to the Director for a period of three (3) years commencing on the date of the Closing (the “Closing Date”) directors’ and officers’ liability insurance with respect to acts or omissions of the Director occurring prior to or at the Closing Date (the “Coverage”); and

WHEREAS, in the course of serving as a director of Homestead, the Director has gained knowledge of the business, affairs, finances, management, marketing programs and philosophy, clients and methods of operation of Homestead; and

WHEREAS, the Company would suffer irreparable harm if the Director were to use such knowledge, information and business acumen other than as set forth herein.

NOW, THEREFORE, in consideration of the provision of the Coverage to the Director and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Director agree as follows:

1. Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Affiliate” is used to indicate any company or entity controlled by, controlling or under common control with SBKC.

(b) “Agreement” means this Agreement, together with any exhibits, schedules, addendum or amendments hereto.

(c) “Applicable Period” means the period from the Closing Date until the second anniversary thereof.

(d) “Area” means the geographic area located within a 30-mile radius from Homestead’s main office in Suwanee, Georgia.

(e) “Business of the Company” means the business of banking, including, but not limited to, the origination, closing and selling of loans; receiving deposits and otherwise engaging in the business of banking.

(f) “Competing Business” means any business or enterprise which is engaged in a business that is the same or essentially the same as the Business of the Company.

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(g) “Confidential Information” means information which does not rise to the status of a Trade Secret, which is or has been disclosed to the Director or of which the Director became or becomes aware as a consequence of or through his relationship to Homestead or the Company (including information created by the Director expressly for Homestead or the Company), which has value to Homestead or the Company (or to third parties who have entrusted the information to Homestead or the Company) and is not generally known to the public including without limitation information related to the parties’ business relationship and discussions in furtherance thereof.

(h) “Company Information” means Confidential Information and Trade Secrets. Company Information shall not include any data or information that (i) has been voluntarily disclosed to the public by the Company; (ii) has been independently developed and disclosed to the public by others; (iii) otherwise enters the public domain through lawful means; (iv) was already known by the Director at the time of disclosure; (v) has been disclosed pursuant to a requirement of a governmental agency or of law without similar restrictions or other protections against public disclosure, or has been required to be disclosed by operation of law; provided, however, that the Director must first have given written notice of such required disclosure to the Company and taken reasonable steps to allow the Company to seek to protect the confidentiality of the information required to be disclosed; or (vi) is independently developed by the Director without use of Company Information and does not relate to the Business of the Company.

(i) “Trade Secrets” means all information, without regard to form, which is or has been disclosed to the Director or of which the Director became or becomes aware as a consequence of or through his relationship to Homestead or the Company (including information created by the Director expressly for Homestead or the Company) including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, computer programs, devices, methods, techniques, drawings, processes, product designs, methods of manufacture, custom product configurations, financial data, financial plans, product or service plans, marketing and distribution methods, or ideas or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also includes information about third parties or information received from third parties which is in the possession of the Company and which meets the above definition of Trade Secrets as to those third parties.

2. Effective Date. This Agreement will become effective on the Closing Date, and will be of no force or effect unless and until the acquisition is consummated in accordance with the terms of the Reorganization Agreement.

3. Covenant Not To Compete. The Director hereby covenants to and agrees with the Company that, unless otherwise expressly consented to, approved or otherwise permitted by the Board of Directors of SBKC in writing, for the Applicable Period, within the Area, the Director will not at any time, either directly or indirectly, on his behalf or in the service or on behalf of others, engage in, provide or perform services of a substantially similar nature to those he performed for Homestead for a Competing Business, or own a controlling beneficial interest in any Competing Business; provided, however, that passive ownership by the Director of less than one percent (1%) of the outstanding equity securities or interests of any Competing Business whose equity securities are registered under Section 12 of the Securities and Exchange Act of 1934, as amended, for investment purposes only, shall not constitute a breach of this provision.

4. Covenant Not to Solicit Client or Customers. The Director hereby covenants to and agrees with the Company that, for the Applicable Period, he will not, without the prior written consent of SBKC, either directly or indirectly, on the Director’s own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any Competing Business any client or customer or actively sought prospective client or customer of Homestead with whom the Director has had material contact on behalf of Homestead during the 12 months immediately preceding the Closing Date.

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5. Covenant Not to Solicit Employees. The Director hereby covenants to and agrees with the Company that, without the prior written approval of SBKC, for the Applicable Period, he will not, either directly or indirectly, on the Director’s own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, any person employed by the Company who was employed by Homestead immediately prior to the Closing Date, within the Area and with whom the Director had material contact, whether or not such employee is a full-time employee or a temporary employee of the Company and whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will; provided that this section shall not be violated if the Director employs a Company employee (i) who is no longer employed by the Company, or (ii) who responds to any advertisement that is not specifically directed to employees of the Company.

6. Nondisclosure of Confidential Information. The Director acknowledges that, during his service as a director of Homestead, he learned and had access to Company Information regarding Homestead and its Affiliates. The Director acknowledges that such Company Information as is acquired and used by the Company or its Affiliates is a special, valuable and unique asset. The Director hereby agrees that all Company Information obtained by the Director in the course of his serving as a director of Homestead is confidential and proprietary and will remain the exclusive property of the Company or its Affiliates, as the case may be. The Director covenants to and agrees with the Company that he will not (irrespective of the circumstances under which Director’s association with Homestead terminates), for any reason, use for his own benefit or the benefit of any person or entity with which he may be associated or, subject to the following sentence, disclose any such Company Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an executive officer of the Company. Notwithstanding the foregoing, the Director may disclose such information if such disclosure is required by law. Upon termination of his service as a director of Homestead, all documents, records and notebooks, including copies thereof, then in the Director’s possession or under his control, whether prepared by him or others, will be returned to Homestead or its successor. The provisions of this Section with respect to Company Information will apply during the Director’s serving as director of Homestead and after termination of such service for any reason for the Applicable Period and, with respect to Trade Secrets, will continue to apply thereafter for so long as such Trade Secrets remain entitled to protection under applicable law.

7. Termination. This Agreement will terminate upon expiration of the period during which the Trade Secrets described in Section 6 are entitled to protection. Prior to such date, the Agreement may only be terminated by mutual, written agreement of the Director and the Company.

8. Remedy for Breach of Provisions Hereof; Injunction.

(a) Injunction. The Director agrees that the provisions of Sections 3, 4, 5, and 6 are reasonable and necessary to protect the legitimate interests and properties of the Company, that the Company is engaged in and throughout the Area in the Business of the Company and that the Company has no adequate remedy at law for any breach or threatened or attempted breach by the Director thereof and, accordingly, the Director also agrees that the Company may, in addition to the other remedies that may be available to it hereunder or at law, commence proceedings in equity for an injunction temporarily or permanently enjoining the Director from violating such provisions; and for purposes of any such proceeding in equity, it will be presumed and it is hereby agreed by the parties hereto that the remedies at law available to the Company would be inadequate and that the Company would suffer immediate and irreparable harm as a result of the violation of any provision hereof by the Director.

(b) Consent to Partial Enforcement; Severability. It is the desired intent of the parties hereto that the provisions of Sections 3, 4, 5, and 6 will be enforced to the fullest extent permissible in each jurisdiction in which enforcement is sought. Accordingly, the Company and the Director agree that if any of the provisions set forth in Sections 3, 4, 5, and 6 are deemed by any court to be invalid, unenforceable or overly broad, the

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court may reduce, amend or reform such provisions to a scope which it deems reasonable under the circumstances. If any one or more provisions hereof or portions thereof are held to be invalid or unenforceable, the validity and enforceability of the remaining provisions and portions hereof will not be affected thereby.

9. Independent of Other Agreements. The covenants and agreements of the Director hereunder are independent of the covenants, representations, warranties and agreements of the parties to the Reorganization Agreement, and no default, breach or failure to perform by any party to the Reorganization Agreement will constitute an excuse or other justification for the Director to fail to observe fully his covenants and agreements hereunder. No course of dealing among the Company and the Director and no delay by the Company in exercising any right, power or remedy hereunder, in equity or at law, will constitute a waiver of, or otherwise prejudice, any such right, power or remedy.

10. Knowledge; Advice of Counsel. The Director represents and warrants that he has read and understands each of the provisions of this Agreement and that he has had the opportunity to seek and obtain the advice of legal counsel before agreeing to be bound by the terms hereof. The Director represents and warrants to the Company that (i) this Agreement is a valid and binding obligation of the Director, enforceable against him in accordance with its terms and (ii) he is free to enter into this Agreement and is not under any contractual or other restraint that would prohibit or impede in any respect his performance hereunder. The Director acknowledges and agrees that the Company would not have agreed to enter into the Reorganization Agreement but for the execution, delivery and performance by the Director of this Agreement.

11. Attorneys’ Fees. In the event of commencement of an action at law or in equity by either party arising under or to enforce the provisions of this Agreement, the prevailing party will be entitled to receive such reasonable and actual attorneys’ fees and costs, in addition to any other relief granted.

12. Assignability.

(a) By the Company. The rights and obligations of the Company and its Affiliates under this agreement will inure to the benefit of and be binding upon the successors and assigns the Company and its Affiliates. The Company may, on notice, but without the consent of the Director, assign this Agreement to one of its Affiliates.

(b) By the Director. The Director’s rights and obligations hereunder may not be assigned or alienated and any attempt to do so by the Director will be void.

13. Notices. All notices and other communications provided for herein will be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

If to the Director:

__________________________________________

__________________________________________

__________________________________________

__________________________________________

If to SBKC or Merger Sub:

Security Bank Corporation

P.O. Box 4748

Macon, Georgia 31208-4748

Attn: H. Averett Walker, President and

Chief Executive Officer

or such other address as will be furnished in writing by any party to the others. Notices mailed as provided herein will be deemed given on receipt or refusal of an otherwise proper delivery.

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14. Miscellaneous.

(a) Governing Law; Venue. This Agreement will be governed by and construed and enforced in accordance with the internal, substantive laws of the State of Georgia, without giving effect to the conflicts of law rules thereof.

(b) Amendment; Waiver. No amendment or modification of, or supplement to, this Agreement will be binding unless it is in writing, signed by the parties hereto. The waiver by any party to this Agreement of a breach of any provision hereof by any other party will not be construed as a waiver of any subsequent breach by any party.

(c) Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement and except as expressly provided herein supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof.

(d) Binding Effect. This Agreement has been duly authorized by all necessary authority, does not conflict with any applicable agreement or restriction and will be binding upon and will inure to the benefit of the parties hereto, the Company and, to the extent expressly provided herein, to their respective successors and assigns, and no other person will acquire or have any right under or by virtue of this Agreement.

(e) Severability of Provisions. If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any person or circumstance, will be held invalid or unenforceable, the remaining portion of such provisions or this Agreement and the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be thereby affected.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but of which taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties hereto have duly executed and delivered this Agreement as of the date first above written.

SECURITY BANK CORPORATION

By:
H. Averett Walker, President and Chief Executive Officer

SBKC INTERIM BANK

By:
H. Averett Walker, President and Chief Executive Officer

DIRECTOR

Name:

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EXHIBIT “E”

Bank Stocks to be Used in Calculation of Index Ratio:

Name	Symbol	City	State
Capital City Bank Group Inc.	CCBG	Tallahassee	FL

First Community Bancshares Inc.	FCBC	Bluefield	VA

Union Bankshares Corp.	UBSH	Bowling Green	VA

Bank of the Ozarks Inc.	OZRK	Little Rock	AR

First Bancorp	FBNC	Troy	NC

Virginia Financial Group	VFGI	Culpeper	VA

Seacoast Banking Corp. of FL	SBCF	Stuart	FL

SCBT Financial Corp.	SCBT	Columbia	SC

GB&T Bancshares Inc.	GBTB	Gainesville	GA

Fidelity Southern Corp.	LION	Atlanta	GA

Southern Community Financial	SCMF	Winston-Salem	NC

Cardinal Financial Corp.	CFNL	McLean	VA

BancTrust Financial Group Inc.	BTFG	Mobile	AL

Virginia Commerce Bancorp Inc.	VCBI	Arlington	VA

Bank of Granite Corp.	GRAN	Granite Falls	NC

A-E-1

Appendix B

Opinion of Burke Capital Group, L.L.C.

April 18, 2006

Board of Directors

Homestead Bank

1380 Peachtree Industrial Blvd

Suwanee, GA 30024

Members of the Board of Directors:

Homestead Bank (“Homestead”) and Security Bank Corporation (“Security”) have agreed to enter into an Agreement and Plan of Reorganization dated April 19, 2006 (the “Agreement”), whereby Homestead will merge with a wholly owned subsidiary of Security (the “Merger”), with Security being the surviving corporation. The total merger consideration for all issued and outstanding shares of Homestead (“Homestead Common Stock”) and all Homestead stock options and warrants to purchase Homestead Common Stock (“Homestead Stock Equivalents”) totals $50 million. Shares controlled by the estate of J.B. Fuqua totaling 435,870 shares of Homestead Common Stock (the “Fuqua shares”) will be converted into the right to receive cash. Assuming the transaction closed on April 18, 2006, cash consideration would total $10.674 million or $24.49 per share. Each share of Homestead Common Stock and Homestead Stock Equivalents other than the Fuqua shares will be converted into the right to receive common stock of Security Bank Corporation (“SBKC Common Stock”) equal to a pro rata share of the stock consideration defined to equal $50 million less the cash consideration divided by the average trading price of SBKC Common Stock. At closing, however, the stock consideration will include no less than 1,597,500 shares or more than 1,638,500 shares of SBKC Common Stock. Assuming the transaction closed on April 18, 2006, the stock consideration would total 1,617,685 shares of SBKC Common Stock based on the current average trading price of $24.31 per share, and would total $39.326 million or $25.29 per share. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, of the Merger consideration to be provided to the Homestead shareholders receiving SBKC Common Stock.

Burke Capital Group, L.L.C. (“BCG”) is an investment banking firm which specializes in financial institutions in the United States. Homestead has retained us to render our opinion to its Board of Directors.

In connection with this opinion, we have reviewed, among other things:

(i) the Agreement and certain of the schedules thereto;

(ii) certain publicly available financial statements and other historical financial information of Homestead and Security that we deemed relevant;

(iii) projected earnings budgets and estimates for Homestead and Security, prepared by management of Homestead and Security;

(iv) the views of senior management of Homestead, based on discussions with members of senior management, regarding Homestead’ business, financial condition, results of operations and future prospects;

(v) the pro forma financial impact of the Merger on Security’s ability to complete a transaction from a regulatory standpoint, based on assumptions determined by senior management of Homestead and BCG;

(vi) a comparison of certain financial information for Homestead with similar publicly available information for certain other companies;

(vii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(viii) the current market environment generally and the banking environment in particular; and

(ix) such other information, financial studies, analyses and investigations, and financial, economic and market criteria as we considered relevant.

B-1

Board of Directors—Homestead Bank

April 18, 2006

In performing our review, we have relied upon the accuracy and completeness of the financial and other information that was available to us from public sources, that Homestead and Security or their respective representatives provided to us or that was otherwise reviewed. We have further relied on the assurances of management of Homestead and Security that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Homestead, Security or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Homestead or Security, nor have we reviewed any individual credit files relating to Homestead or Security. We have assumed, with your consent, that the respective allowances for loan losses for both Homestead and Security are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the earnings estimates for Homestead and Security and all projections of transaction costs, purchase accounting adjustments and expected cost savings that we reviewed with the management of Homestead, BCG assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Homestead and Security and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Homestead’s or Security’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us, which is December 31, 2005. We have assumed in all respects material to our analysis that Homestead and Security will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement and such other related agreements will perform all of the covenants they are required to perform there under and that the conditions precedent in the Agreement and such other related agreements are not waived.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the price at which Homestead’s common stock may trade at any time.

We will receive a fee for our services as financial advisor to Homestead and for rendering this opinion. BCG has not had an investment banking relationship with Security; nor does it have any contractual relationship with Security.

This opinion is directed to the Board of Directors of Homestead and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the amount of the stock consideration is fair from a financial point of view to the Homestead shareholders receiving SBKC Common Stock.

Very Truly Yours,

/s/ Burke Capital Group, L.L.C.

B-2

Appendix C

Article 13 of the Georgia Business Corporation Code

GEORGIA DISSENTERS’ RIGHTS STATUTE

14-2-1301.    Definitions.

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

14-2-1302.    Right to dissent.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenters’ rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.    Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320.    Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.    Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.    Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

14-2-1323.    Duty to demand payment.

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324.    Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.    Offer of payment.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.    Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.    Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330.    Court action.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.    Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.    Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The articles of incorporation of Security Bank Corporation, as amended, provide that Security Bank Corporation may indemnify or obligate itself to indemnify its officers and directors for their actions to the fullest extent permitted under the Georgia Business Corporation Code. Article Nine of Security’s bylaws provides that Security may indemnify or reimburse any person for reasonable expenses actually incurred in connection with any action, suit, or proceeding, whether civil or criminal, to which such person is made a party by reason of his or her position as a director, trustee, officer, employee, or agent of Security, or by reason of such person serving, at the request of Security, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise. However, Security will not indemnify any such person in relation to any matter as to which he or she is adjudged guilty or liable of gross negligence, willful misconduct or criminal acts in the performance of his or her duties to Security, or to any firm, corporation, trust, or other organization or enterprise with which such person was engaged at the request of Security. In addition, Security will not indemnify any such person with respect to any matter that has been the subject of a compromise settlement, unless indemnification is approved by: (a) a court of competent jurisdiction; (b) the holders of a majority of the outstanding shares of capital stock of Security Bank Corporation; or (c) a majority of disinterested directors then in office.

Article Nine of Security’s bylaws further authorizes Security, upon approval by its Board of Directors, to pay expenses in advance of final disposition of any action, suit or proceeding involving a director, trustee, officer, employee, or agent if such person submits an undertaking to Security that he or she will repay such amount unless it is ultimately determined that he or she was entitled to such amount under Article Nine.

As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of Security, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Security’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Reorganization between Security Bank Corporation and Homestead Bank, and to be joined by SBKC Interim Bank, dated April 19, 2006 (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement on Form S-4, and incorporated herein by reference).

3.1	Articles of Incorporation of Security Bank Corporation, as amended (incorporated by reference to Exhibit 3.1 to Security’s registration statement on Form S-4 (File No. 333-128767) filed with the commission on October 4, 2005).

3.2	Bylaws of Security Bank Corporation (incorporated by reference to Exhibit 3.2 to Security’s Registration Statement on Form S-4 (File No. 333-49977) filed with the Commission on April 13, 1998).

Exhibit	Description of Exhibit
4.1	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws, as amended, which define the rights of its shareholders.

4.2	Form of Stock Certificate (incorporated by reference as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-49977) filed with the Commission on April 13, 1998).

5.1	Opinion of Troutman Sanders LLP, dated June 5, 2006, regarding legality of securities being registered (including its consent).

8.1*	Opinion of Troutman Sanders LLP, dated [ ], regarding certain tax matters (including its consent).

21.1	Schedule of subsidiaries of Security Bank Corporation (incorporated by reference from Exhibit 21.1 of Registrant’s.

23.1	Consent of Troutman Sanders LLP (included in Exhibits 5.1 and 8.1).

23.2	Consent of Burke Capital Group, L.L.C.

23.3	Consent of McNair, McLemore, Middlebrooks & Co., LLP.

99.1	Form of Proxy of Homestead Bank.

*	To be filed by Amendment

(b) Financial Statement Schedules.

No financial statements schedules are required to be filed as part of this Registration Statement.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(B) to reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum, offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(g) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Security Bank Corporation has filed this Registration Statement to be signed on its behalf by the undersigned duly authorized in the City of Macon, State of Georgia, on June 6, 2006.

SECURITY BANK CORPORATION

By:	/S/ H. AVERETT WALKER
H. AVERETT WALKER,
President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints H. Averett Walker and James R. McLemore and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on June 6, 2006, in the capacities indicated.

/S/ EDWARD M. BECKHAM, II
Edward M. Beckham, II
Director

/S/ ALFORD C. BRIDGES
Alford C. Bridges
Director

/S/ FRANK H. CHILDS, JR.
Frank H. Childs, Jr.
Director

/S/ THAD G. CHILDS, JR.
Thad G. Childs, Jr.
Director

Benjamin W. Griffith, III
Director

/S/ RUTHIE G. MCMICHAEL
Ruthie G. McMichael
Director

/S/ ROBERT T. MULLIS
Robert T. Mullis
Director

/S/ BEN G. PORTER
Ben G. Porter
Director

/S/ T. KEVIN REECE
T. Kevin Reece
Director

/S/ JOHN W. RAMSEY
John W. Ramsey
Director

/S/ ROBERT M. STALNAKER
Robert M. Stalnaker
Director

/S/ H. CULLEN TALTON, III
H. Cullen Talton, III
Director

/S/ JOE E. TIMBERLAKE, III
Joe E. Timberlake, III
Director

/S/ H. AVERETT WALKER
H. Averett Walker
President, Chief Executive Officer and Director
(Principal Executive Officer)

/S/ LARRY C. WALKER
Larry C. Walker
Director

/S/ RICHARD W. WHITE
Richard W. White
Director

/S/ JAMES R. WILLIAMS
James R. Williams
Director

/S/ JAMES R. MCLEMORE
James R. McLemore
Chief Financial Officer
(Principal Financial Officer)

/S/ HOLLY L. MCDOWELL
Holly L. McDowell
Controller
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Reorganization between Security Bank Corporation and Homestead Bank, and to be joined by SBKC Interim Bank, dated April 19, 2006 (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement on Form S-4, and incorporated herein by reference).

5.1	Opinion of Troutman Sanders LLP, dated June 5, 2006, regarding legality of securities being registered (including its consent).

23.2	Consent of Burke Capital Group, L.L.C.

23.3	Consent of McNair, McLemore, Middlebrooks & Co., LLP.

99.1	Form of Proxy of Homestead Bank.